UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MSCI Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022

Annual Meeting of Shareholders and Proxy Statement

Portfolio Construction
Models
Data
Owners of Assets
Risk Management
Issuers
MSCI
Managers of Assets
Asset Allocation
Financial Intermediaries
Performance
Technology

Our Purpose We strive to bring greater transparency to financial markets, enabling the investment community to make better decisions for a better world.

Bringing clarity to
complexity. We aim to:

Develop new research and models to help our clients better assess an increasingly complex and expanding global investment landscape

Measure and model environmental, social and governance (ESG) and climate risk and opportunities

Enhance our clients’ experience by leveraging technology to easily integrate into client workflows and deliver our solutions across multiple platforms

Achieve client-centricity by understanding our clients’ unique needs in the markets in which they operate and by providing excellent client support

Helping the
investment industry
build better portfolios
for a better world

2022 PROXY STATEMENT	3

Letter from our Chairman and CEO

Looking ahead, we remain focused on being nimble and investing aggressively to meet client demand across the growth opportunities in front of us, including with respect to ESG and climate.

[1]   Recurring net new sales represent the amount of new recurring subscription sales net of subscription cancellations during the period.

Dear fellow shareholders,

First and foremost, thank you for your continued support of MSCI Inc. (“MSCI” or the “Company”). Thanks to MSCI’s more than 4,000 employees around the world, we delivered exceptional results in 2021, demonstrating the strength of our ambitious strategy, key long-term investments and relentless execution.

Delivering Results

Our 2021 performance further speaks to the trust our clients place in us to help them navigate an increasingly complex investment landscape and our ability to continue to meet their needs. Among other milestones, at the end of 2021, we achieved record full-year and quarterly recurring sales and recurring net new sales[1], along with the 32nd consecutive quarter of double-digit subscription growth in our Index product line.

We also affirmed our status as a leading provider of ESG and climate solutions for investors. We saw significant momentum in our ESG and Climate segment, resulting in nearly 50% top-line growth compared to the prior year. Throughout 2021, we rolled out several new climate tools, including an analytical tool that provides carbon emissions data for more than 15,000 private companies and nearly 4,000 active private equity and debt funds. This is in addition to our launch of Climate Lab Enterprise, a first-in-kind visualization dashboard that combines our climate data with our analytical risk and portfolio management capabilities, and the carbon emission data we already provide on nearly 10,000 public companies.

In 2021, we also saw a significant expansion of our capabilities with respect to private assets, with the completion of our acquisition of Real Capital Analytics, Inc. (“Real Capital Analytics” or “RCA”), a provider of data and analytics for the properties and transactions that drive the global commercial real estate capital markets. After this and other investments in our business, we returned approximately $440 million of cash to shareholders through a combination of dividends and share repurchases.

Positioning MSCI for the Future

Looking ahead, we remain focused on being nimble and investing aggressively to meet client demand across the growth opportunities in front of us, including with respect to ESG and climate. The global race to net-zero keeps accelerating, and we aim to further position MSCI to become the top provider of ESG and climate solutions to the investment industry.

We will also continue to invest in our data-transformation strategy. This strategy was a direct result of the feedback we received from many of you. We plan to continue to rapidly incorporate new proprietary and third-party data sets to expand and enrich our existing content in order to generate more meaningful and richer insights for our clients. We are also continuing to create new pathways for clients to access and interact with our products, including by developing and launching our new open-architecture Investment Solutions as a Service (“ISaaS”) offerings, many of which can integrate with our clients’ existing ecosystems via APIs.

Doing our Part

For the last several years, including by publishing the MSCI Principles of Sustainable Investing, we have been urging all investors to integrate ESG and climate considerations into their investment processes in order to achieve long-term, sustainable investment performance. Since then, we have published reports, data and research to continue to provide clarity for investors so that they can make more informed decisions regarding material environmental, social and governance risks. We have also released tools that can help our clients navigate these efforts – tools that support our mission of enabling investors to build better portfolios for a better world. In 2022, we not only remain deeply committed to this objective, but we also aim to lead by example through our corporate responsibility policies and practices.

We Ask for Your Support

Your vote is very important to us. We strongly encourage you to read both our Proxy Statement and 2021 Annual Report on Form 10-K in their entirety and ask that you support our recommendations. We sincerely appreciate your continued support of MSCI, and we look forward to the 2022 Annual Meeting.

Sincerely,

HENRY A. FERNANDEZ

Chairman, Chief Executive Officer and Shareholder
March 16, 2022

4	MSCI

Letter from our Independent
Lead Director

The Board’s role is critical in overseeing MSCI’s strategy, and we continue to work closely with management on matters regarding the business, its performance and its long-term outlook.	Dear fellow shareholders,

The independent directors of MSCI and I join Henry in inviting you to attend our Company’s 2022 Annual Meeting. It is a privilege to continue serving as your independent Lead Director during this important time for MSCI. As we approach the 2022 Annual Meeting, I am grateful for this opportunity to share with you some of the ways that the Board has worked together over the past year to provide independent oversight of areas that are important to you.

Shareholder Engagement

As a Board, we actively engage with our shareholders and gain firsthand information on the areas that matter most to them, including not just strategy and financial performance, but other key issues such as corporate responsibility, our efforts around diversity, equity and inclusion (“DE&I”), executive compensation and corporate governance. In the winter of 2021, during our Corporate Responsibility Roadshow, members of MSCI’s senior management engaged with top shareholders representing more than 40% of our shares outstanding. Members of the Governance and Corporate Responsibility Committee of the Board, Jacques Perold and Paula Volent, participated in discussions with several shareholders during these meetings. As detailed in this Proxy Statement, under “Shareholder Engagement,” we covered a range of topics, and the Board continues to use your input to inform our practices to ensure they align with shareholder interests. We welcome your continued engagement and feedback.

Board Composition and Process

An essential component of the Board leadership structure at MSCI is oversight by independent directors. As MSCI’s Lead Director, I am responsible for helping ensure that the Board exercises its role independent from the management of the Company, as described in this Proxy Statement, under “Structure of our Board,” to ensure independent and effective oversight.

One of my priorities as Lead Director is to ensure the Board is comprised of directors who are equipped to oversee the risks and opportunities of this business. This year’s Board nominees represent a wide range of backgrounds and expertise. We believe our diversity of experiences, perspectives and skills contribute to the Board’s effectiveness in managing risk and providing guidance to position MSCI for long-term success across rapidly changing business environments for us and for our clients. Of the 10 Board nominees, 9 are independent, which includes all committee chairs and members.

We are pleased to announce the nomination of Rajat Taneja for election to the Board at our 2022 Annual Meeting. Rajat is President of Technology for Visa Inc., and has 30 years of global technology, innovation, and research and development experience. He has been a tremendous addition to the Board as we seek to increasingly leverage cutting-edge technologies to deliver enhanced user experiences and evolve MSCI’s cybersecurity program. Rajat’s appointment in 2021 was informed by the Board’s continued focus on its composition, as well as insights provided through the Board’s annual evaluation process, which includes both evaluation of the Board and its Committees as well as individual director evaluation through interviews that I conduct with each director.

We also consistently prioritize a focus on the Board’s processes and structures to ensure they remain effective. In 2021, we instituted a review of the roles and responsibilities of our committees. We enhanced our committee charters to reflect leading practices and renamed

2022 PROXY STATEMENT	5

the Audit and Risk Committee; Compensation, Talent and Culture Committee; and Governance and Corporate Responsibility Committee to provide more clarity and transparency to stakeholders on areas of Board committee-level oversight. These changes in committee names and scope reflect the strategic significance that risk oversight, talent and culture management and corporate responsibility have to our long-term success, and they reflect the growing focus of these areas by our shareholders and the broader stakeholder community.

Commitment to Corporate Responsibility

The Board and its Governance and Corporate Responsibility Committee are actively engaged in overseeing MSCI’s corporate responsibility efforts, including to ensure that our practices complement our leadership in ESG and climate. Based on feedback from you, in 2021, we announced our net-zero commitment and increased the amount of reporting we prepare relating to our corporate responsibility efforts, including our first United Nations Sustainable Development Goals (SDG) report and our first Sustainable Finance Disclosure Regulations (SFDR) report. In addition, we published our two most recent EEO-1 reports (containing demographic data for our U.S. employees by race/ethnicity, gender and job categories) as well as SASB-aligned diversity disclosure, and we have committed to doing so in the future. As you will see in this Proxy Statement, we have added a more detailed “Corporate Responsibility” section to provide transparency on the governance of our corporate responsibility efforts by the Board and management.

Our People and the Future of Work

We are committed to ensuring that MSCI’s programs related to our employees continue to support our people and our strategy during a period of rapid change. The Board fully appreciates that MSCI’s employees are an essential element of our long-term success, and we spent significant time in 2021 reviewing the Company’s approach to organizational development, talent development, DE&I initiatives and succession planning. In particular, we focused on flexibility in how and where our employees work, and in January 2022, we implemented our “Future of Work,” a hybrid work environment that utilizes pandemic lessons to allow our employees to work at times at the office and other times remotely, depending on the requirements of specific roles. Following an extensive organizational design assessment, we also announced several changes to senior management, as well as the expansion of

MSCI’s Executive Committee to include greater representation from key operating functions, in particular, Research, Technology and Data, and Private Assets.

In 2021, we also spent significant time reviewing the Company’s executive compensation program to ensure that MSCI is appropriately incentivizing long-term performance and shareholder value creation. Over the past several years, MSCI has chosen to incorporate a number of performance-based metrics and qualitative goals to reward exceptional performance, including by assessing performance against individualized DE&I goals, which are directly linked to a portion of each Managing Director’s annual incentive compensation. As we continue to promote an “owner-operator” mindset within the Company, we also significantly enhanced the stock ownership requirements applicable to our senior leaders. You can learn more about our executive compensation program in this Proxy Statement, under “Compensation Matters.”

Oversight of Strategy and Risk

The Board’s role is critical in overseeing MSCI’s strategy, and we continue to work closely with management on matters regarding the business, its performance and its long-term outlook. The Board sees an incredible opportunity for MSCI to continue to be a leader in the evolving global investment landscape, and, in 2021, our Board meetings regularly included consideration of significant business and organizational initiatives, capital allocation strategies and corporate development opportunities, including our acquisition of Real Capital Analytics in September. Throughout the year, the Board was also kept informed of enterprise risk and information technology risk developments, including our technology infrastructure, regulatory and compliance matters, public policy developments, risks and opportunities related to climate and go-to-market strategy.

On behalf of my fellow independent directors and the entire Board, thank you for your continued support. We appreciate the opportunity to serve MSCI on your behalf in 2022 and beyond. We look forward to hearing your views at the 2022 Annual Meeting and through our on-going engagement.

Sincerely,

ROBERT G. ASHE

Independent Lead Director and Shareholder
March 16, 2022

6	MSCI

Notice of Annual Meeting
of Shareholders

Annual Meeting Proposals and Voting Recommendations

1	Election of Directors	“FOR” each nominee SEE PAGE 20

2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	“FOR” SEE PAGE 55

3	Ratification of the Appointment of MSCI’s Independent Auditor	“FOR” SEE PAGE 99

The virtual annual meeting will commence at 2:30 P.M., Eastern Time. Online check-in will be available beginning at 1:30 P.M., Eastern Time. Please allow ample time for the online check-in process.

To participate in the virtual annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on any additional voting instructions that accompanied your proxy materials.

A webcast replay of the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) will also be made available on our Investor Relations website (https://ir.msci.com).

If you are a beneficial shareholder, your broker will not be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting to be held on April 26, 2022. Our Proxy Statement and our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available without charge at www.proxyvote.com. Information contained on such website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

DATE AND TIME APRIL 26, 2022 (Tuesday) 2:30 P.M., EASTERN TIME

LOCATION Attend the virtual meeting, including to vote and/or submit questions via the internet through a virtual web conference at: www.virtualshareholder meeting.com/MSCI2022

RECORD DATE MARCH 1, 2022

How to Vote

Whether or not you plan to attend our 2022 Annual Meeting, it is important that you vote as soon as possible to ensure that your shares are represented.

INTERNET

www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

TELEPHONE

1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

MAIL Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2022 PROXY STATEMENT	7

3	Letter from our Chairman and CEO
4	Letter from our Independent Lead Director
8	Proxy Summary
20	Proposal No. 1: Election of Directors
21	Director Core Competencies and Diversity
23	2022 Director Nominees
29	Corporate Governance
29	Robust Corporate Governance Practices
30	Composition and Board Refreshment
32	Structure of our Board
38	Engagement and Evaluation of our Board
41	Oversight by our Board
45	Corporate Responsibility
48	Human Capital Management
51	Director Compensation and Stock Ownership Guidelines
51	Director Compensation
55	Proposal No. 2: Advisory Vote to Approve Executive Compensation (Say-on-Pay)
56	Compensation Matters
57	Compensation Discussion and Analysis
63	Governance and Administration
69	Review of our Programs
84	Other Policies
85	Tax Considerations
85	Compensation Risk Assessment
86	Compensation, Talent and Culture Committee Report
87	Executive Compensation Tables
96	Audit Matters
96	Independent Auditor’s Fees
96	Pre-Approval Policy of the Audit and Risk Committee of Services Performed by Independent Auditors
97	Audit and Risk Committee Report
99	Proposal No. 3: Ratification of the Appointment of MSCI Inc.’s Independent Auditor
100	Beneficial Ownership of Common Stock
100	Stock Ownership of Executive Officers and Directors
101	Stock Ownership of Principal Shareholders
102	Other Matters
102	Corporate Governance Documents
102	Certain Transactions
103	Related Person Transactions Policy
103	Other Business
104	Annex A: Frequently Asked Questions
111	Annex B: Supplemental Financial Information

NOTE ON FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the 2021 Annual Report on Form 10-K filed with the SEC on February 11, 2022 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this Proxy Statement reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by law.

Information and reports on our website or other websites that we refer to in this Proxy Statement will not be deemed a part of, or otherwise incorporated by reference in, this Proxy Statement or any other report we file with the SEC.

8	MSCI

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

MSCI at a Glance

MSCI Inc. trades under the symbol “MSCI” on the New York Stock Exchange (“NYSE”) and as of March 1, 2022 had a market capitalization of $40.7 billion.

As of December 31, 2021,
we employed

4,303 people and served over

6,300 clients in more than

95 countries.

We are a leading provider of critical decision support tools and solutions for the global investment community. Our mission-critical offerings help investors address the challenges of a transforming investment landscape and power better investment decisions. Leveraging our knowledge of the global investment process and our expertise in research, data and technology, we enable our clients to understand and analyze key drivers of risk and return and confidently and efficiently build more effective portfolios.

Mission

To enable investors to build better portfolios for a better world.

Strategic Pillars of Growth

Extend leadership in research-enhanced content across asset
classes

Lead the enablement of ESG and climate investment integration

Enhance distribution and content-enabling technology

Expand solutions that empower client customization

Strengthen client relationships and grow into strategic partnerships with clients

Execute strategic relationships and acquisitions with complementary content and technology companies

Addressing All Participants in the Investment Process

2022 PROXY STATEMENT	9

Strong Financial Performance

In 2021, we continued to execute a focused strategy to accelerate growth, improve efficiency and attract the best talent. Our strong results reflect our commitment to building long-term shareholder value. Financial highlights for the year ended December 31, 2021 include the following:

2021 Financial Highlights

OPERATING REVENUES (in millions except percentages)	OPERATING EXPENSES (in millions except percentages)

+20.5%

Operating Revenue

+18.7%

Organic Operating Revenue*

Index
Analytics
ESG
All Other – Private Assets
$1,695.4
$2,043.5
FY'2020
FY'2021

Operating Expenses
Adj. EBITDA Expenses
Adjusted EBITDA Expenses*
17.0%, 15.3% ex FX
+19.8%
Operating Expenses
+18.2%
Operating Expenses ex FX
$810.6
$723.9*
$970.8
$846.8*
FY'2020
FY'2021

DILUTED EPS / ADJUSTED EPS* (unaudited)	CASH FROM OPERATING ACTIVITIES (in millions except percentages)

Diluted EPS
Adjusted EPS
+22.2%
Diluted EPS
+27.1%
Adjusted EPS*
$7.12
$7.83
$8.70
$9.95
FY'2020
FY'2021

Cash from Operating Activities
Free Cash Flow
+15.4%
Cash from Operating Activities
+16.2%
Free Cash Flow*
$811.1
$760.1*
$936.1
$883.3*
FY’2020
FY’2021

*	MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. Definitions of each non-GAAP measure and a reconciliation of each non-GAAP financial measure with the most comparable GAAP measure are set forth in Annex B. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

10	MSCI | PROXY SUMMARY

Our Capital Allocation Program

~$3.1 billion Capital returned in the last five years (as of December 31, 2021) (includes dividends)	~11.3 million Shares repurchased in the last five years (as of December 31, 2021)	~33.3 percent 2021 increase in quarterly per-share dividend from $0.78 quarterly to $1.04 quarterly

ANNUALIZED DIVIDEND RATES

(1)	MSCI began paying quarterly dividends in September 2014 at an annualized rate of $0.72 per share.

Capital Optimization Activities in 2021

●	Increased regular quarterly cash dividend by approximately 33.3% to $1.04 per share, representing $4.16 per share on an annualized basis.
●	Repurchased over 300,000 shares of our common stock at an average price of $412.25 per share for a total value of $140 million.
●	Issued $500 million of 3.625% senior unsecured notes due 2030; leveraged lower coupon rate for pre-maturity redemption of $500 million of 4.750% senior unsecured notes due 2026.
●	Issued $600 million of 3.625% senior unsecured notes due 2031.
●	Issued $700 million of 3.250% senior unsecured notes due 2033; leveraged lower coupon rate for pre-maturity redemption of $500 million of 5.375% senior unsecured notes due 2027.

2022 PROXY STATEMENT	11

Total Shareholder Return

The following graph compares the cumulative total shareholders’ return (“TSR”) of our common stock, the Standard & Poor’s 500 Stock Index and the NYSE Composite Index since December 31, 2011 assuming an investment of $100 at the closing price of each respective investment on December 31, 2011. In calculating annual TSR, we have assumed the reinvestment of dividends, if any. The indexes are included for comparative purposes only. They do not necessarily reflect management’s opinion that such indexes are an appropriate measure of the relative performance of our common stock.

COMPARISON OF CUMULATIVE TEN YEAR TOTAL RETURN

The above graph is not “soliciting material,” is not to be deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Company Name/Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20	12/31/21
MSCI Inc.	$100.00	$94.11	$132.77	$144.65	$222.77	$246.44	$400.77	$472.71	$837.61	$1,460.66	$2,017.74
S&P 500 Index	$100.00	$116.00	$153.57	$174.60	$177.01	$198.18	$241.45	$230.86	$303.56	$359.41	$462.57
NYSE Composite Index	$100.00	$116.03	$146.52	$156.41	$150.02	$167.92	$199.37	$181.53	$227.84	$243.76	$294.16

Source: S&P Global

12	MSCI | PROXY SUMMARY

Corporate Responsibility

We believe, and our research shows, that sound ESG and climate practices are commonly linked to better business results. We provide the global financial community with innovative products and services that enable investors to make better investment decisions for a better world. As a leader in providing ESG and climate solutions to investors, we also aim to demonstrate leading corporate responsibility practices.

Our commitment to corporate responsibility is embodied in the following four pillars:

Better Investments for a Better World Offer tools and content for investors globally to manage their ESG and climate risks and opportunities

RECENT HIGHLIGHTS

●  ESG and Climate Research

●  Published “The Role of Capital in the Net-Zero Revolution” to identify specific steps to drive to a net-zero economy by 2050

●  Published the “Women on Boards Progress Report,” our annual survey on the state of women’s representation on corporate boards

●  Published “Breaking Down Corporate Net-Zero Climate Targets” to provide a framework to assess companies’ decarbonization targets

●  Data and Metrics Published

●  Launched our Implied Temperature Rise search tool, which discloses how individual companies align with different climate pathways and decarbonization targets

●  Launched the MSCI Net-Zero Tracker to gauge progress by the world’s public companies toward curbing climate risk

●  Released the U.S. Racial and Ethnic Data Set to provide information on select U.S. companies’ disclosure practices and policies with regards to racial and ethnic diversity

●  Product Launches and Initiatives

●  Launched our MSCI Climate Lab Enterprise product to help investors monitor and manage climate risk across the investment process

●  Expanded our toolkit of climate data and reporting capabilities to help investors meet the requirements of the E.U. Sustainable Finance Disclosure Regulation (“SFDR”)

●  Together with The Burgiss Group, LLC (“Burgiss”), launched the Carbon Footprinting of Private Equity and Debt Funds product to measure the carbon intensity of private assets

●  ESG and Climate Index Launches

●  Introduced MSCI Climate Paris Aligned Indexes, designed to support investors seeking to reduce their exposure to transition and physical climate risks

●  Launched a new suite of Circular Economy Indexes that aim to represent the performance of companies that facilitate a transition to a circular economy, addressing global resource challenges such as energy scarcity, biodiversity loss, waste and pollution

Social Responsibility Build a highly engaged workforce, including through learning and development efforts and DE&I initiatives

RECENT HIGHLIGHTS

●  Diversity Equity & Inclusion (DE&I)

●  Hired our first Chief Diversity Officer, responsible for operating across MSCI to align our DE&I goals with business outcomes, help embed DE&I considerations in the way we do business, attract and retain the best diverse talent and increase the impact of our internal workplace initiatives

●  Published our 2020 and 2019 U.S. Consolidated EEO- 1 Report data, in addition to disclosing diversity data aligned to Sustainability Accounting Standards Board (“SASB”) categories

●  Formed three new DE&I employee resource groups (“ERGs”), the Asian Support Network, All Abilities Network and Hola! MSCI

●  Executed 4th Annual Global DE&I Summit, an internal event that focuses on leadership development and strategic planning

●  Compensation

●  All Managing Directors created, and were held accountable for, individual DE&I Goals directly linked to their 2021 compensation

●  Enhanced Executive Committee Share Ownership Guidelines to be one of the most robust in our peer group and to reflect MSCI’s deep commitment to an “owner-operator” mindset

●  Employee Engagement: In our most recent employee engagement survey (not including employees from newly acquired companies), the percentage of respondents characterized as “fully engaged” equaled the highest since implementing the survey

●  Future of Work: Launched our Future of Work initiative that introduces increased flexibility of when and where employees work, reimagines the use of our offices and ramps up the use of technology to enhance our interactions with clients and employees

2022 PROXY STATEMENT	13

Sustainable Operations Manage carbon emissions and climate risks, and implement sustainable operational practices

RECENT HIGHLIGHTS

●  New Commitments

●  Committed to a goal of net-zero carbon emissions before 2040 throughout our operations, prioritizing reducing our most material and controllable emissions and engaging with our suppliers

●  Committed to support all of the United Nations (“UN”) Sustainability Development Goals (“SDGs”) and aim to measure impact for SDGs relating to gender equality, decent work and economic growth, reduced inequality and climate action

●  External Recognition: Improved our CDP score to reach leadership score of A-

●  Expanding Alliances

●  Became a founding member of the Net Zero Financial Service Providers Alliance, committing to align our relevant services and products with a 2050 net-zero emissions target

●  Participated in, and met with policymakers and financial regulators at, the UN Climate Change Conference (COP26)

●  Engaging with our Suppliers

●  Updated Supplier Code of Conduct to address emissions in the MSCI supply chain. Prioritized engagement with major suppliers to align net-zero goals

●  Developed an internal Sustainable Supplier Management Team to support efforts to learn about our suppliers’ corporate responsibility practices and seek alignment with our own commitments

●  New Reporting

●  Published first SFDR report

●  Published first UN SDGs report

●  Updating our Policies

●  Updated our Environmental Policy to include our commitment to net-zero and to environmental issues (e.g., biodiversity, waste and water)

●  Updated our Travel Policy to encourage employees to prioritize virtual meetings and use of low carbon travel options

Robust Governance Implement policies and practices that reflect MSCI’s commitment to strong governance practices

RECENT HIGHLIGHTS

●  Board Developments

●  Appointed Rajat Taneja, a new director with a deep background in technology

●  Enhanced Board Committee Charters to reflect leading practices and renamed the Audit and Risk Committee, Compensation, Talent and Culture Committee and Governance and Corporate Responsibility Committee to provide more clarity and transparency on Board committee-level oversight

●  Conducted board education sessions to strengthen the Board’s expertise on climate, including sessions on climate science, climate investing, climate reporting solutions and net-zero commitments

●  Corporate Responsibility Governance

●  Formed a Corporate Responsibility Policy Committee (“CRPC”), responsible for reviewing strategic corporate responsibility initiatives

●  Expanded the Corporate Responsibility Committee (“CRC”) to include new members from DE&I, Technology, Data Management, Client Coverage, Controllership and Financial Planning & Analysis teams.

●  Risk Oversight: Integrated climate and DE&I into our risk management program, with reporting to the Audit and Risk Committee

For additional information about our Corporate Responsibility Program, please see page 45 of this Proxy Statement.

14	MSCI | PROXY SUMMARY

Governance Highlights

Our Board of Directors Nominees

Each of our current directors is standing for election to hold office until the next annual meeting of shareholders or until the director’s earlier resignation, death or removal. The table below provides information on each of our director nominees, including which of our four standing committees the director nominee sits on. Our four standing committees are the Audit and Risk Committee (the “Audit Committee”), the Compensation, Talent and Culture Committee (the “Compensation Committee”), the Governance and Corporate Responsibility Committee (the “Governance Committee”) and the Strategy and Finance Committee (the “Strategy Committee”).

2022 PROXY STATEMENT	15

Proposal 1 Election of Directors	The Board recommends a vote FOR each director nominee. SEE PAGE 20

16	MSCI | PROXY SUMMARY

Engaging with our Shareholders

We believe that engaging with our shareholders, prospective shareholders and sell-side analysts is the best way to address the issues that matter most to them. During 2021, we held over 300 meetings covering a wide range of matters. While we aim to engage with our shareholders year-round through investor meetings and industry conferences, our key shareholder engagement activities for 2021 included our Investor Day held in February 2021 and our Corporate Responsibility Roadshow conducted in the winter of 2021.

Deep Shareholder Outreach Team	Senior Business Leaders	+	Finance and Investor Relations Team	+	Corporate Secretary Team	+	Human Resources Team, including Chief Diversity Officer	+	Corporate Responsibility Team and Global Corporate Services Team	+	Board Members (select meetings)

What We Discussed	OUR BUSINESS Market Trends Competitive Environment Product Development Financial Performance Overall Outlook	OUR CORPORATE RESPONSIBILITY EFFORTS Corporate Responsibility Practices and Disclosures, including ESG & Climate Human Capital Management, including DE&I Executive Compensation Program

OVER 300

meetings with our shareholders, prospective shareholders and sell-side analysts, including successful Investor Day and Corporate Responsibility Roadshow

~58% of our shares outstanding

represented across our shareholder engagement meetings in 2021

See “Shareholder Engagement” on page 40 for more information on our year-round shareholder engagement activities.

2022 PROXY STATEMENT	17

Proposal 2 Advisory Vote to Approve Executive Compensation (Say-on-Pay)	The Board recommends a vote FOR this proposal. SEE PAGE 55

Aligning Executive Compensation with Company Strategy, Culture and Performance

We believe our executive compensation program was integral to our successful financial performance in 2021. Our executive compensation program is designed not only to closely align the compensation and interests of our named executive officers (“NEOs”) with the long-term interests of our shareholders, but also to reflect the economic realities of our operating environment. MSCI’s executive compensation program emphasizes performance-based compensation in the form of cash incentive awards under our Annual Incentive Plan (“AIP”) and equity incentive awards under our Long-Term Incentive Plan (“LTIP”) that focus respectively on the achievement of short- and long-term financial and strategic targets.

SHORT-TERM (ANNUAL INCENTIVE PLAN CASH BONUS)	LONG-TERM (EQUITY GRANTS)

●  Restricted Stock Units (for 2021, ratable vest, and for 2022, cliff-vest after a three-year service period)

●  Performance Stock Units (earned based on absolute TSR CAGR) with a 1-year post vesting mandatory holding period for 3-Year PSUs

●  Performance Stock Options (earned based on cumulative revenue and cumulative Adjusted EPS) (new for 2022)

2021 ANNUALIZED CEO	2021 AVERAGE ANNUALIZED OTHER NEOS

In 2021, our CEO received over 90% of his compensation in the form of “at-risk” variable compensation under the AIP and LTIP (on average, over 85% in the case of our other NEOs).

Annual Incentive Plan

The AIP closely aligns the interests of our NEOs with those of our shareholders by emphasizing a formulaic approach to determine annual cash incentive awards, which are based on the achievement of specified annual financial criteria aligned with our Board-approved Operating Plan (70% of the target annual cash bonus under the AIP), individual key performance indicators (“KPIs”) (20% of the target annual cash bonus under the AIP) and specific DE&I goals (“DE&I Goals”) (10% of the target annual cash bonus under the AIP) that serve to focus our senior management team on enhancing DE&I progress within the Company. The Compensation Committee regularly assesses the components and metrics used in the AIP and the weighting of those components and metrics, in addition to taking into account shareholder feedback.

For additional information about the 2021 AIP program, please see the discussion on page 71 of this Proxy Statement.

18	MSCI | PROXY SUMMARY

Long-Term Incentive Plan

The LTIP is designed to prioritize shareholder value creation and facilitate an “owner-operator” mindset among our senior executives.

In 2021, we granted our NEOs a mix of RSUs and PSUs (including separate awards of PSUs with a 3-year cumulative performance period (“3-Year PSUs”) and PSUs with a 5-year cumulative performance period (“5-Year PSUs”)), the mix of which varies based on the executive’s position. Consistent with our recent practice, each of our CEO and President & COO received 100% of his equity incentive compensation in 2021 in the form of PSUs. In addition, for 2021, the Compensation Committee increased the proportion of our President & COO’s 5-Year PSUs from 50% to 60% of his overall equity incentive compensation (with the remaining 40% granted in the form of 3-Year PSUs), commensurate with our CEO.

In 2022, the Compensation Committee enhanced our LTIP by introducing a new award vehicle into the program: financial-based performance stock options (“PSOs”) that cover a cumulative three-year performance period and replace the grant of 5-Year PSUs.

The 2022 LTIP comprises a mix of the following:

2022 RSUs

Annual grant of RSUs to our NEOs (other than our CEO and President & COO) that cliff-vest at the end of a three-year service period. This reflects a change from ratable vesting over three years for RSUs granted prior to 2022.

●  Our CEO and President & COO were not granted any RSUs in 2021 or 2022, and instead all of their LTIP awards for such years were granted in the form of PSUs and PSOs tied to performance metrics.

2022 PSUs

Annual grant of PSUs which cover a cumulative three-year performance period.

The 3-Year PSUs are eligible to vest between 0% and 300% based on the achievement of an absolute total shareholder return compound annual growth rate (“TSR CAGR”) performance metric.

The 3-Year PSUs include a one-year post-vest mandatory holding period.

2022 PSOs

Annual grant of PSOs which cover a cumulative three-year performance period.

The PSOs are eligible to vest between 0% and 200% based on the combined level of achievement of (i) a cumulative revenue performance goal and (ii) a cumulative adjusted EPS performance goal (each weighted at 50%).

For additional information about the LTIP, please see the discussion beginning on page 79 of this Proxy Statement.

Increased Stock Ownership and Retention Requirements

In 2022, in order to further enhance an “owner-operator” mindset among senior executives, our Compensation Committee amended our existing share ownership and retention guidelines to require that all members of our Executive Committee, including our NEOs, must hold shares equivalent, in the aggregate, to 25% of the “net shares” they receive (i.e., after payment of taxes, exercise price and related costs) from equity awards granted to them after January 1, 2022. The Compensation Committee also approved revisions to the minimum ownership guidelines to increase the thresholds applicable to members of our Executive Committee, including our NEOs, to among the highest in our peer group (including 12x base salary for our CEO and President & COO). For additional information about our Share Ownership and Retention Guidelines applicable to our NEOs, please see page 83 of this Proxy Statement.

2022 PROXY STATEMENT	19

Executive Compensation Highlights

Over the past several years, we have continued to enhance our executive compensation program to align with shareholder interests more closely and to further incentivize our executives to focus on the long-term execution of our strategic priorities to create shareholder value. The table below highlights certain key elements of, and enhancements to, our executive compensation program over the past several years.

2020	2021	2022

●  No changes made to 2020 Operating Plan or annual cash incentive targets for 2020 under AIP in response to challenging operating environment

●  97.8% of the votes cast on the Say-on-Pay Advisory Vote at the 2020 annual meeting of shareholders were in support of the compensation of our NEOs

●  No increase to CEO base salary or total target cash incentive award for 2020

●  CEO received all of his LTIP awards in the form of PSUs, and increased proportion of his 5-Year PSUs from 50% to 60% of total CEO equity compensation for 2020

●  President & COO began receiving all of his LTIP awards in the form of PSUs

●  CEO and President & COO received all of their LTIP awards in the form of PSUs

●  Added a 1-year post-vest mandatory holding period to 3-Year PSU awards

●  96.8% of the votes cast on the Say-on-Pay Advisory Vote at the 2021 annual meeting of shareholders were in support of   the compensation of our NEOs

●  No increase to CEO and President & COO base salaries, total target cash incentive awards or target LTIP awards for 2021

●  President & COO increased proportion of 5-Year PSUs from 50% to 60% (commensurate with CEO)

●  Linked 10% of the target AIP cash incentive for all Managing Directors globally to achievement of DE&I Goals

●  Introduced PSOs as new equity vehicle

●  CEO and President & COO received all of their LTIP awards in the form of 3-Year PSUs and PSOs, tied to performance metrics

●  Annual grant of RSUs for other NEOs will cliff-vest at the end of a three-year service period

●  Retained 1-year post-vest mandatory holding period on 3-Year PSU awards

●  Increased minimum share ownership requirements applicable to all members of our Executive Committee, including our CEO and President & COO to 12X base salary

●  Added requirement that while members of the Executive Committee, such individuals including our NEOs, must hold shares equivalent, in the aggregate, to 25% of the “net shares” they receive from equity awards granted to them after January 1, 2022

●  No increase to CEO and President & COO base salaries or total target cash incentive awards for 2022

●  All Executive Committee members included a climate commitment goal in their 2022 individual KPIs under the AIP

Response to Say-on-Pay Vote

At our 2021 annual meeting of shareholders, stockholders again expressed overwhelming support for the compensation of our NEOs with approximately 96.8% of the votes cast approving our “Say on Pay” advisory proposal relating to our NEO compensation. This represents the fourth consecutive year of “Say on Pay” approval of 96% or higher.

To read more about what our shareholders think of our Executive Compensation program, see the discussion on page 67 of this Proxy Statement.

Proposal 3 Ratification of the Appointment of MSCI’s Independent Auditor	The Board recommends a vote FOR this proposal. SEE PAGE 99

The Audit and Risk Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements. PwC has served as our independent auditor since March 2014.

20	MSCI

Proposal No. 1
Election of Directors

Our Board currently has 10 directors. Each director stands for election at each annual meeting of shareholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees presented beginning on page 14 of this Proxy Statement are directors of MSCI as of March 16, 2022. All directors, other than Rajat Taneja, were elected at the 2021 annual meeting of shareholders. The Board believes that each of the nominees brings strong skills and experience to the Board, giving the Board, as a group, the appropriate skills needed to exercise its oversight responsibilities and advise management with respect to the Company’s strategic initiatives.

Each nominee has indicated that he or she is willing and able to serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy vote will be cast for another person nominated by the Board, or the Board may elect to reduce its size.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast with respect to each director’s election at our 2022 Annual Meeting is required to approve Proposal No. 1. Abstentions shall not be treated as votes cast. For additional information on the consequences for directors who do not receive a majority of the votes cast, please refer to “What happens if a director does not receive a majority of the votes required for his or her re-election?” in Annex A.

Our Board recommends that you vote “FOR” the election of all ten nominees named below. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

2022 PROXY STATEMENT	21

Director Core Competencies and Diversity

The Governance Committee believes the director skills, experiences and backgrounds set forth in the tables below are those most relevant to the Board’s oversight responsibilities and the Company’s strategic direction and strives to ensure that the Board includes a balanced mix of qualifications and backgrounds. Additional detail on each director nominee’s experiences and qualifications follows their biographies beginning on page 23 of this Proxy Statement.

EXECUTIVE LEADERSHIP	8/10
Public company CEO or senior executive experience managing a complex organization with oversight of strategy, corporate development, talent management, business operations and/or overall decision making, and a consistent record of executing strategy and creating shareholder value through operational excellence.
GOVERNANCE/PUBLIC COMPANY BOARD	8/10
Experience in public company corporate governance related issues, policies and best practices, serving on a public company board and familiarity with corporate board topics.
INDUSTRY EXPERIENCE	8/10
Experience working as a senior executive in the financial services industry with our client segments (e.g., asset owners, broker-dealers, hedge funds and investment managers) and investment products and support tools.
GLOBAL PERSPECTIVE/INTERNATIONAL EXPERIENCE	8/10
Experience as a senior executive working for an international company or working or living in countries outside of the U.S.
REGULATORY COMPLIANCE/GOVERNMENT	5/10
Experience in operating businesses in similarly regulated industries, interacting with regulators and policymakers and/or working in government.
INVESTMENTS/STRATEGY AND CORPORATE DEVELOPMENT	9/10
Experience in financial investment markets and investment decisions, strategy and corporate development to maximize return for our shareholders, including cross-border investment and M&A and capital markets transactions.
FINANCIAL EXPERTISE	10/10
Experience in accounting and financial reporting or experience as a financial expert and/or public company CFO, or audit partner from one of the big four audit firms.
RISK MANAGEMENT	9/10
Experience in risk management with oversight and assessment of different types of risk (including ERM, IT, credit, market, operational liquidity, business and reputational).
CLIENT RELATIONS/SALES/MARKETING	3/10
Experience in sales, marketing, brand development and interpreting client behaviors.
INNOVATION, DATA AND TECHNOLOGY	9/10
Experience with innovative technology, digital content or enterprise technology-driven issues such as privacy, cybersecurity, data management, and the regulatory landscape surrounding technological development.
CORPORATE, ENVIRONMENTAL AND SOCIAL AFFAIRS	9/10
Experience in corporate affairs, philanthropy, community development, diversity, environmental, corporate and social responsibility and/or in investor relations.
HUMAN CAPITAL MANAGEMENT/EXECUTIVE COMPENSATION	9/10
Experience with making executive compensation decisions, including understanding the regulatory and financial considerations to take into account when making such decisions, and human capital management, including issues relating to succession planning; talent development, including performance reviews of executives; diversity, equity and inclusion; and culture.

22	MSCI | PROPOSAL NO. 1: ELECTION OF DIRECTORS

DIRECTOR CORE COMPETENCIES	Ashe	Edmunds	Fernandez	Kinney	Perold	Rattray	Riefler	Smith	Taneja	Volent
Executive Leadership	●	●	●	●	●	●	●		●
Governance/Public Company Board	●	●	●	●	●		●	●	●
Industry Experience		●	●	●	●	●	●	●		●
Global Perspective/International Experience	●	●	●	●		●	●	●	●
Regulatory Compliance/Government			●	●		●	●		●
Investments/Strategy and Corporate Development	●	●	●		●	●	●	●	●	●
Financial Expertise	●	●	●	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●		●	●
Client Relations/Sales/Marketing	●		●	●
Innovation, Data and Technology	●	●		●	●	●	●	●	●	●
Corporate, Environmental and Social Affairs	●	●	●	●	●		●	●	●	●
Human Capital Management/Executive Compensation	●	●	●	●	●	●	●	●	●

TENURE/AGE/GENDER
Tenure	8	7	14	12	5	2	14	4	<1	2
Age	62	66	63	70	63	52	61	55	57	65
Gender	M	M	M	F	M	M	F	M	M	F

RACE/ETHNICITY/BIRTHPLACE
African American/Black								●
Alaskan Native/Native American
Asian/South Asian									●
Caucasian/White	●	●		●	●	●	●			●
Hispanic/Latino			●
Native Hawaiian or Pacific Islander
Two or More Races
LGBTQ+
Born Outside of the U.S.	●		●		●	●			●

2022 PROXY STATEMENT	23

2022 Director Nominees

Director since: 2013 Age: 62 years old Committees: Audit Committee (Member) Strategy Committee (Chair)

ROBERT G. ASHE

Independent Lead Director

Mr. Ashe retired from IBM Corporation (“IBM”) in January 2012, where he had most recently served as General Manager of Business Analytics from 2010 to 2012 and before that as General Manager of Business Intelligence and Performance Management since 2008, following IBM’s acquisition of Cognos Inc. (“Cognos”), a Canadian provider of business intelligence and performance management software. Mr. Ashe worked for Cognos from 1984 to 2008, holding various executive positions, including most recently President and Chief Executive Officer from 2004 to 2008, President and Chief Operating Officer from 2002 to 2004 and Chief Corporate Officer from 2001 to 2002, during a portion of which time he also served as Chief Financial Officer. He also held various Senior Vice President positions in Worldwide Field Operations, Products and Application Development Tools from 1996 to 2001. Prior to that, he held various Vice President roles within Product Development and Corporate Finance. Mr. Ashe holds a Bachelor of Commerce from the University of Ottawa. Mr. Ashe is also a Certified Public Accountant in Canada.

CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:

Shopify Inc. (May 2015 to present)

PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:

ServiceSource International, Inc. (March 2013 to May 2020) and Halogen Software Inc.
(February 2013 to April 2017)

QUALIFICATIONS:

We believe that Mr. Ashe’s over 30 years of experience in the technology sector, including his oversight of product marketing, software development, revenue growth initiatives and strategic transactions, render him qualified to serve as one of our directors. As a member of other public company boards and the former CEO of a public company, Mr. Ashe also brings to the Board insight with respect to the Board’s roles and responsibilities that are vital to his role as our Lead Director.

24	MSCI | PROPOSAL NO. 1: ELECTION OF DIRECTORS

Director since: 2015 Age: 66 years old Committees: Audit Committee (Chair) Compensation Committee (Member)

WAYNE EDMUNDS

Independent Director

Mr. Edmunds previously served as the Interim Group Chief Executive of BBA Aviation plc from July 2017 to March 2018. He previously served as Chief Executive Officer of Invensys plc at Invensys Systems, Inc. (“Invensys”) from 2011 until his retirement in 2014. Previously, Mr. Edmunds was Chief Financial Officer of Invensys. Prior to joining Invensys in 2008, Mr. Edmunds was Senior Vice President of Finance at Reuters America, Inc. from 2005 to 2008. Mr. Edmunds served as the Chief Financial Officer of Innovance Networks Inc. (“Innovance”) from 2000 to 2004, where he was responsible for financial planning and operations. Prior to joining Innovance, Mr. Edmunds held other senior management roles in the technology sector, including working 17 years at Lucent Technologies, Inc., where he served as Vice President of Finance for the Optical Networking Division and as Vice President of Marketing and Business Development and was responsible for Europe, Middle East and Africa operations. Mr. Edmunds began his career at Amerada Hess Oil as an analyst in Corporate Treasury. Mr. Edmunds holds a Bachelor of Arts in accounting from Rutgers University and an M.B.A. in finance from Pace University.

PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:

Signature Aviation plc (August 2013 to June 2021), Dialight plc (February 2016 to August 2019) and Ashtead Group plc (February 2014 to September 2018)

QUALIFICATIONS:

We believe that Mr. Edmunds’ extensive insight into global companies in the technology sector and his memberships on the Boards of multiple international companies render him qualified to serve as one of our directors.

Director since: 2007 Age: 63 years old

HENRY A. FERNANDEZ

Chairman and CEO

Mr. Fernandez has served as Chairman of our Board since 2007 and as our CEO and a director since 1998. He also served as head of the MSCI business from 1996 to 1998 and as President from 1998 to October 2017. Before leading MSCI’s transition to becoming a fully independent, standalone public company in 2007, he was a Managing Director at Morgan Stanley, where he worked in emerging markets business strategy, equity derivatives sales and trading, mergers and acquisitions, and corporate and mortgage finance. Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994 to 2007. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:

Royalty Pharma plc (August 2020 to present)

QUALIFICATIONS:

We believe that Mr. Fernandez’s extensive experience and leadership in the financial services industry as well as his unparalleled knowledge of MSCI and its business, including as our Chairman and Chief Executive Officer, render him qualified to serve as one of our directors.

2022 PROXY STATEMENT	25

Director since: 2009 Age: 70 years old Committees: Governance Committee (Member)

CATHERINE R. KINNEY

Independent Director

Ms. Kinney retired from NYSE Euronext in March 2009, having served as a Co-President and Co-Chief Operating Officer from 2002 to 2008. From 2007 to 2009, she served in Paris overseeing global listings, marketing and branding, and served as part of the integration team following the merger of NYSE and Euronext in April 2007. Ms. Kinney joined NYSE in 1974 and rose through the ranks holding management positions with responsibility for several divisions, including: all client relationships from 1996 to 2007, trading floor operations and technology from 1987 to 1996 and regulation from 2002 to 2004. Ms. Kinney holds a Bachelor of Arts from Iona College and has completed the Advanced Management Program at Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:

MetLife Inc. (April 2009 to present) and SolarWinds Corporation (October 2018 to present)

PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:

QTS Realty Trust, Inc. (August 2013 to September 2021)

QUALIFICATIONS:

We believe that Ms. Kinney’s management experience, including her role in overseeing a multinational business, as well as her expertise in corporate governance, including her role in developing the NYSE corporate governance standards for listed companies, render her qualified to serve as one of our directors.

Director since: 2017 Age: 63 years old Committees: Governance Committee (Chair) Strategy Committee (Member)

JACQUES P. PEROLD

Independent Director

Mr. Perold was president of Fidelity Management & Research Company, the investment advisor for Fidelity’s family of mutual funds, until his retirement in 2014. From 2001 to 2009, Mr. Perold was president of Geode Capital Management, LLC, a sub-advisor to Fidelity. He is currently a trustee of New York Life Insurance Company’s MainStay mutual funds, a trustee of Partners in Health, and a co-founder, CEO and Chairman of CapShift, a company focused on enabling impact investments from donor-advised funds and foundations. Mr. Perold holds a Bachelor of Arts degree in economic history from the University of Cape Town and a post-graduate Bachelor of Arts Honours degree in sociology from the University of Cape Town.

CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:

Allstate Corporation (December 2015 to present)

QUALIFICATIONS:

We believe that Mr. Perold’s over 30 years of experience and leadership in strategy and operations as well as experience as an investment professional at one of the world’s largest asset management firms render him qualified to serve as one of our directors.

26	MSCI | PROPOSAL NO. 1: ELECTION OF DIRECTORS

Director since: 2020 Age: 52 years old Committees: Audit Committee (Member) Strategy Committee (Member)

SANDY C. RATTRAY

Independent Director

Mr. Rattray retired from Man Group plc in September 2021, having served as Chief Investment Officer from 2017 to September 2021. He previously served as Chief Executive Officer of Man AHL from 2013 to 2017 and Chief Investment Officer of Man Systematic Strategies from 2010 to 2013. Prior to holding such positions, he held several other senior leadership positions at Man Group. Before joining GLG Partners, which was later acquired by Man Group in 2007, he spent 15 years at Goldman Sachs where he held various positions, including Managing Director and head of the Fundamental Strategy Group. Mr. Rattray also sits on the MSCI Advisory Council. He holds a Master’s Degree in Natural Sciences and Economics from the University of Cambridge and a Licence Spéciale from the Université Libre de Bruxelles. He is also a governor of the Southbank Centre in London.

QUALIFICATIONS:

We believe that Mr. Rattray’s over 25 years of experience in the global investment industry, including his focus on the technological innovation impacting the industry, render him qualified to serve as one of our directors.

Director since: 2007 Age: 61 years old Committees: Audit Committee (Member) Compensation Committee (Chair)

LINDA H. RIEFLER

Independent Director

Ms. Riefler retired from Morgan Stanley in February 2013. Ms. Riefler served as the Chair of Global Research at Morgan Stanley from June 2011 to February 2013 and prior to that served as the Global Head of Research from 2008. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. In these roles she served on both the Management Committee and Operating Committee of Morgan Stanley. Ms. Riefler joined Morgan Stanley in 1987 in the Capital Markets division and was appointed a Managing Director in 1998 while in the Research division. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:

CSX Corporation (March 2017 to present)

QUALIFICATIONS:

We believe that Ms. Riefler’s in-depth knowledge of talent management, risk management, company valuation and the global capital markets render her qualified to serve as one of our directors.

2022 PROXY STATEMENT	27

Director since: 2017 Age: 55 years old Committees: Compensation Committee (Member) Strategy Committee (Member)

MARCUS L. SMITH

Independent Director

Mr. Smith was the Chief Investment Officer, Canada Equity and a Portfolio Manager, International Equities at MFS Investment Management (“MFS”) until his retirement in April 2017. As a portfolio manager, he was responsible for managing the MFS Institutional International Equity Portfolio and the International Concentrated Portfolio. He joined MFS in 1994 and held a variety of positions, including Chief Investment Officer (Asia) from 2010 to 2012, based in Boston, Director of Asian Research from 2005 to 2009, based in Singapore, and Equity Analyst from 1995 to 2000, based in London. Mr. Smith currently also serves as a trustee for certain Eaton Vance funds. Mr. Smith holds a Bachelor of Science from the University of Mount Union and an M.B.A. from the Wharton School, University of Pennsylvania.

CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:

First Industrial Realty Trust, Inc. (February 2021 to present)

PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:

DCT Industrial Trust, Inc. (October 2017 to August 2018)

QUALIFICATIONS:

We believe that Mr. Smith’s extensive experience in global financial markets and as an investment professional, including experience in Asia and Europe, render him qualified to serve as one of our directors.

Director since: 2021 Age: 57 years old Committees: Audit Committee (Member)

RAJAT TANEJA

Independent Director

Mr. Taneja is currently the President of Technology for Visa Inc. (“Visa”), a role he has held since September 2019. He joined Visa in November 2013 and served as Executive Vice President of Technology and Operations until August 2019. Prior to joining Visa, Mr. Taneja was Executive Vice President and Chief Technology Officer of Electronic Arts Inc. from October 2011 until November 2013. From August 1996 until October 2011, he served in various roles at Microsoft Corporation (“Microsoft”), including as the Corporate Vice President, Commerce Division. At Microsoft, Mr. Taneja led the development and deployment of commerce and transaction technologies across its connected services, the company’s online digital advertising platforms and its first business online service offering. Mr. Taneja holds a Bachelor of Engineering from Jadavpur University and a Master of Business Administration from Washington State University.

PRIOR OTHER PUBLIC COMPANY DIRECTORSHIPS:

Ellie Mae, Inc. (June 2015 to April 2019)

QUALIFICATIONS:

We believe that Mr. Taneja’s over 30 years of experience in global technology, innovation and research and development render him qualified to serve as one of our directors.

28	MSCI | PROPOSAL NO. 1: ELECTION OF DIRECTORS

Director since: 2020 Age: 65 years old Committees: Governance Committee (Member) Strategy Committee (Member)

PAULA VOLENT

Independent Director

Ms. Volent is currently Vice President and Chief Investment Officer at The Rockefeller University, a role she has held since August 2021. She previously served as Senior Vice President for Investments and Chief Investment Officer at Bowdoin College from 2006 to June 2021, Vice President for Investments at Bowdoin College from 2002 to 2006, and Associate Treasurer at Bowdoin College from 2000 to 2002. Prior to joining Bowdoin College in 2000, Ms. Volent served as a Senior Associate at the Yale Investments Office and before focusing on endowment management, she worked as a paper conservator. She holds an M.B.A. from Yale School of Management, a Master of Arts from the Institute of Fine Arts, New York University and a Bachelor of Arts from the University of New Hampshire.

CURRENT OTHER PUBLIC COMPANY DIRECTORSHIPS:

1stdibs.com, Inc. (June 2021 to present)

QUALIFICATIONS:

We believe that Ms. Volent’s experience as a Chief Investment Officer at a number of institutions and her engagement with the global investment community render her qualified to serve as one of our directors.

2022 PROXY STATEMENT	29

Corporate Governance

Robust Corporate Governance Practices

MSCI’s Board of Directors adhere to governance principles designed to ensure the continued effectiveness of the Board and excellence in the execution of its duties. The Board has in place a set of governance guidelines reflecting these principles, including the Board’s policy of requiring a significant majority of the Board to be comprised of independent directors; the importance of reflecting a diversity of occupational and personal backgrounds and experience on the Board, including with respect to demographics such as gender, nationality, race, ethnicity, geography and age; and the practice of regularly scheduled executive sessions, including sessions of independent directors without members of management. The MSCI Corporate Governance Policies reflect our principles on corporate governance matters.

MSCI also has a Code of Ethics and Business Conduct for directors, executive officers and employees, which is reviewed annually by the Board of Directors. Any amendment to, or waiver of, the Code of Ethics and Business Conduct that applies to one of our directors or executive officers may be made only by the Board or a Board committee.

Corporate Governance Highlights

●	All director nominees except our CEO are independent.
●	Strong, independent lead director and independent Board committees.
●	One share, one vote.
●	Annual election of directors.
●	Proxy access.
●	Majority vote for uncontested elections and plurality standard for contested elections.
●	No shareholder rights plan (i.e., a poison pill).
●	Board oversight of corporate responsibility, enterprise risk management and IT/cyber risk.
●	Annual Board, committee and director evaluations, with third-party evaluation firm engaged periodically, including in 2019.
●	Executive session of independent directors held after each quarterly Board meeting.
●	Limits on multiple board service.
●	Robust director share ownership and retention guidelines (further enhanced in 2022).
●	Annual review of Code of Ethics and Business Conduct, committee charters and Corporate Governance Policies.
●	Annual off-season shareholder outreach around corporate responsibility, including regular director participation.
●	Full Board participation in succession and progression planning.
●	Targeted director education program, including leveraging in-house expertise to educate directors on climate.

30	MSCI | CORPORATE GOVERNANCE

Composition and Board Refreshment

Director Qualifications

The Governance Committee’s charter requires it to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate based on criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable law or NYSE rules for audit committee membership purposes, and heightened independence standards that may be required under law or NYSE rules for compensation committee membership purposes). If the Governance Committee determines that adding a new director is advisable, it will recommend such individual to the Board for appointment as a member of the Board and any committees (as applicable).

Consistent with our Corporate Governance Policies, when appointing directors, the Board seeks members who combine sound business judgment, professionalism and a broad spectrum of experience and expertise with a reputation for the highest standards of ethics and integrity. Directors should have experience in positions with a high degree of responsibility, be leaders or senior managers in the companies or institutions with which they are or were affiliated and be selected based upon contributions they can make to the Board and management and their ability to represent and advance the interests of the Company and its shareholders. The Board will also take into account the diversity of a candidate’s perspectives, background and other demographics. Our diversity objectives are also implemented and monitored through periodic reviews by the Governance Committee of the composition of the Board and its committees in light of the then-current challenges and needs of the Board, the Company and each committee, which result in determinations as to whether it may be appropriate to make changes after considering issues of judgment, diversity, age, skills, background and experience. The composition of our current Board demonstrates the Board’s commitment to diversity in a number of areas. Women represent 30% of our current director nominees. Our directors also have differing backgrounds, educations, professional experiences, skills, ages, national origins and viewpoints.

Tenure and Board Refreshment

Our Board has shown an ongoing commitment to Board refreshment and to having highly qualified, independent perspectives in the boardroom. Five of the Company’s director nominees have been added to the Board since the beginning of 2017. The average tenure of the independent director nominees is currently 6.4 years. The average tenure is 7.2 years if Mr. Fernandez is included. Also, under our Corporate Governance Policies, directors should not stand for re-election following their 72nd birthday. Since 2019, two directors have retired following their 72nd birthday and two directors decided not to stand for re-election. These retirements and decisions have provided us with opportunities for Board refreshment.

Jacques P. Perold appointed	Marcus L. Smith appointed	Patrick Tierney retired	Rodolphe M. Vallee retired	Wendy E. Lane retired	Paula Volent and Sandy Rattray appointed	Alice W. Handy and George W. Siguler retired	Benjamin DuPont retired	Rajat Taneja appointed to Board

March 6, 2017	November 2, 2017	May 1, 2018	May 10, 2018	April 25, 2019	February 26, 2020	April 28, 2020	April 27, 2021	June 1, 2021

Director Re-nomination

The Governance Committee also assesses the performance of current directors in its evaluation of current directors for re-nomination to the Board or re-appointment to any Board committees.

2022 PROXY STATEMENT	31

New Director Search Process

Our newest director, Rajat Taneja, was appointed to the Board in 2021. Mr. Taneja has extensive global technology, innovation and research and development experience. His deep knowledge around cybersecurity and risk oversight aligned with the objective of the Audit Committee, to which he was appointed. The appointment of Mr. Taneja was the result of the rigorous search process outlined below.

Our Board is committed to diversity within its membership. The Governance Committee, as part of the search process for any new director, includes women and diverse talent in the pool of candidates and any search firm it engages is instructed to identify a diverse slate of candidates. The Board takes into account diversity of perspectives, background, and other characteristics, including diversity with respect to demographics such as gender, nationality, race, ethnicity, geography and age.

1 DIRECTOR RECRUITMENT PROCESS	The Governance Committee, with the feedback of the full Board, identifies key skills that would best serve the future needs of the Board and the Company. Pursuant to the authority granted in its charter, the Governance Committee retains a professional search firm to assist in the process of identifying, evaluating and conducting due diligence on potential director candidates. The Governance Committee instructs the search firm to focus on candidates with relevant industry experience and to seek a diverse slate of candidates. Using a search firm provides additional assurance to the Governance Committee that it is conducting a comprehensive search and evaluating a broad and diverse pool of potential candidates. Additionally, the Governance Committee solicits input from members of management and the Board.
2 IDENTIFICATION AND INTERVIEW OF CANDIDATES

From the candidates provided by the third-party search firm as well as input from directors and management, the Governance Committee identifies a short list of high-potential candidates, and the search firm then conducts an initial assessment of these candidates’ skills, experience, background and availability to commit to Board service.

The Governance Committee Chair meets with a number of candidates. Certain candidates also meet with members of the Governance Committee, the Chairman and the Lead Director.

3 BOARD DECISION AND NOMINATION	The Governance Committee presents qualified candidates to the Board. In reviewing the potential candidates, the Board takes into account the qualifications discussed in “Director Qualifications” of this Proxy Statement. Following discussion and confirmation of the independence of such candidates, the Board formally appoints candidates to the Board.
4 NEW DIRECTOR

●  The Board appointed Rajat Taneja to the Board, effective June 1, 2021.

●  Mr. Taneja’s Qualifications:

●  Over 30 years of global technology, innovation and research and development experience.

●  Leverages his experience to provide invaluable insight into the continuing transformation of MSCI’s data and technology capabilities.

●  Prior public company board experience, including service on the Technology and Cybersecurity Committee and Governance and Corporate Responsibility Committee.

Proxy Access

In response to shareholder engagement, we amended our Bylaws in 2020 to permit a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting the greater of two directors or twenty percent of the total number of directors on the Board, provided that such shareholder(s) and nominee(s) satisfy the requirements specified in the Bylaws.

32	MSCI | CORPORATE GOVERNANCE

Structure of our Board

Independent Board

Under the MSCI Corporate Governance Policies, the full Board affirmatively determines the independence of directors and reviews the financial and other relationships between the independent directors and MSCI as part of its assessment of director independence. The Governance Committee also makes specific determinations as to the independence of each candidate when reviewing candidates’ qualifications for membership on the Board or a committee of the Board. Director independence is also monitored by the full Board on an ongoing basis.

Our Corporate Governance Policies provide that the Board should have a significant majority of independent directors meeting the independence requirements of the NYSE. Our Board has determined that each of Messrs. Ashe, Edmunds, Perold, Rattray, Smith, and Taneja and Mmes. Kinney, Riefler and Volent is independent in accordance with the requirements of our Corporate Governance Policies, which follow the NYSE rules and guidelines. In making such determinations, there were no material transactions, relationships or arrangements not disclosed herein under “Other Matters—Certain Transactions” to be considered by the Board in determining whether each director was independent. Therefore, 9 of our 10 current directors are independent. Only Mr. Fernandez is not independent because of his position as CEO of MSCI.

All members of the Audit Committee, Compensation Committee, Governance Committee and Strategy Committee satisfy the independence requirements of the NYSE. In addition, each member of the Audit Committee and Compensation Committee meets the heightened independence standards of the NYSE required for audit committee and compensation committee members, respectively.

Board Leadership

The Governance Committee is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board those structures and practices best suited to MSCI and its stockholders. The Governance Committee and the Board recognize that different structures may be appropriate under different circumstances.

We believe that it is in the best interests of MSCI and its shareholders to combine the roles of Chairman and CEO at this time, alongside a robust and independent Lead Director. We believe Mr. Fernandez is best situated to serve as Chairman because he is the director most knowledgeable about the Company’s products, services and industry, and is in a position to effectively identify strategic priorities, recommend appropriate agendas and lead the execution of our strategy. We also believe that combining the role of Chairman and CEO facilitates the flow of information between management and the Board, provides clear accountability and promotes efficient decision making, all of which are essential to effective governance.

A strong, independent Lead Director with clearly defined duties and responsibilities further enhances the contributions of MSCI’s independent directors, which have been and continue to be substantial. Robert G. Ashe has been our Lead Director since April 2018. As Lead Director, Mr. Ashe has significant authority and responsibilities to provide for an effective and independent Board. At the same time, the Company’s other independent directors bring experience, oversight and expertise from various perspectives and disciplines.

The Board strongly believes that its leadership structure strikes the right balance of allowing our Chairman and CEO to promote a clear, unified vision for the Company’s strategy, providing the leadership critical for effectively and efficiently implementing the actions needed to ensure strong performance over the long term, while ensuring robust, independent oversight by the Board and the Lead Director. The key attributes and responsibilities of the Chairman and the Lead Director roles (which are set forth below) have evolved over time to make MSCI’s leadership both decisive and effective, and to enable the Company to execute on its growth strategies.

2022 PROXY STATEMENT	33

CHAIRMAN AND CEO	LEAD DIRECTOR

●  Unparalleled historical knowledge and depth of understanding of the Company and its businesses

●  Oversees the Executive Committee (which includes all of our executive officers) in its day-to-day management of the Company

●  Chairs Board meetings and annual shareholder meeting

●  Works with the Lead Director to set agendas for Board meetings (which the Lead Director approves)

●  Collaborates with the Board on the Company’s strategy and leads management in implementing that strategy

●  Meets frequently with clients and shareholders and communicates feedback to the Board and senior management

●  Manages the development of senior management and our businesses to succeed in a dynamic and competitive landscape

●  Strong and independent leadership style

●  Appointed annually by the Board’s independent directors

●  Presides at all meetings of the Board at which the Chairman is not present and has the authority to call independent director sessions

●  Approves other Board related materials (directors, acting through the Lead Director, may propose matters to be included on the agenda for a meeting)

●  Approves Board meeting agendas and schedules to assure sufficient time for discussion of all items

●  Facilitates a strong, independent oversight function by leading executive sessions of independent directors at least after every quarterly Board meeting

●  Facilitates communication between the Chairman and independent directors

●  Leads Board and individual director evaluations

●  Meets directly with management other than the CEO and President & COO

●  Consults and directly communicates with shareholders and other key constituents, as appropriate

●  Collaborates with the Compensation Committee to oversee management succession planning efforts

While we believe that continuing to combine the roles of Chairman and CEO is the most effective leadership structure for our Board and the Company at this time, our Bylaws and Corporate Governance Policies also permit a structure where the CEO would not serve contemporaneously as the Chairman of the Board should the separation of such roles be deemed appropriate and in the best interests of MSCI and its shareholders in the future.

Committees of the Board of Directors

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee, Governance Committee and Strategy Committee setting forth the roles and responsibilities of each committee. The Board and each committee may, from time-to-time, form and delegate authority to subcommittees when appropriate. Each committee annually reviews and assesses the adequacy of its charter and recommends any proposed changes to the Board for approval. You may access these charters on our website’s Investor Relations homepage (https://ir.msci.com).

The table below provides detail on the composition of each of our designated standing committees as of March 16, 2022.

Name of Director	Audit Committee	Compensation Committee	Governance Committee	Strategy Committee
Henry A. Fernandez(1)
Robert G. Ashe
Wayne Edmunds
Catherine R. Kinney
Jacques P. Perold
Sandy C. Rattray
Linda H. Riefler
Marcus L. Smith
Rajat Taneja(2)
Paula Volent
(1)	Mr. Fernandez is not a formal member of any committee, but he attends most meetings for each committee.	Chair
(2)	Mr. Taneja was appointed to the Board and to the Audit Committee on June 1, 2021.	Member

34	MSCI | CORPORATE GOVERNANCE

AUDIT AND RISK COMMITTEE

MEMBERS:

Wayne Edmunds (Chair)
Robert G. Ashe
 Sandy C. Rattray
 Linda H. Riefler
 Rajat Taneja

MEETINGS HELD IN 2021: 9

●  All members are independent within the meaning of the NYSE standards of independence for directors and audit committee members.

●  All members satisfy NYSE financial literacy requirements, each of Messrs. Ashe, Edmunds and Rattray and Ms. Riefler have accounting or other related financial management expertise, and Messrs. Ashe and Edmunds have been designated as “audit committee financial experts,” as defined by SEC rules.

PRIMARY RESPONSIBILITIES:

●  Oversees the integrity of the Company’s financial statements, internal controls over financial reporting and risk assessment and risk management (including major financial risk exposures and cybersecurity risks).

●  Appoints and determines the compensation of the independent auditor.

●  Evaluates the qualifications, independence and performance of the independent auditor, including obtaining a report of the independent auditor describing the items set forth in the Audit and Risk Committee’s charter, including those required by the Public Company Accounting Oversight Board.

●  Pre-approves audit and permitted non-audit services.

●  Reviews and evaluates the audit plan, performance, responsibilities, budget and staffing of the Company’s internal audit function.

●  Reviews and discusses with management and the independent auditor the annual audited and quarterly unaudited financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively.

●  Establishes procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, and the review of any submissions received pursuant to such procedures.

●  Reviews reports from management relating to the status of compliance with legal and regulatory requirements.

●  Reviews with management (i) the Company’s key business risks, including the Company’s major regulatory, litigation and financial risk exposures and technology and cybersecurity risks, (ii) policies and practices with respect to risk governance, risk assessment and risk management, and (iii) the steps that have been taken to assess, monitor and control such risks.

●  Reviews the Company’s enterprise risk management program, including its risk governance framework and risk management practices that facilitate the identification, assessment, mitigation and public reporting of risks that may affect the Company.

KEY AREAS OF FOCUS IN 2021:

●  Climate risk considerations in light of increasing interest by stakeholders.

●  Risks associated with IT and cybersecurity.

●  Risk management and governance of data and research used in our ESG and Climate business.

The Audit Committee changed its name in 2021 to the Audit and Risk Committee to provide greater alignment with the full duties and responsibilities outlined in the Audit and Risk Committee’s Charter and reflect the broad scope of its oversight responsibilities.

Further details on the role of the Audit and Risk Committee, as well as the Audit and Risk Committee Report, may be found in “Audit Matters—Audit and Risk Committee Report” on page 97 of this Proxy Statement.

Effective June 1, 2021, Rajat Taneja began serving on the Audit and Risk Committee. Mr. Taneja is independent within the meaning of the NYSE standards of independence for audit committee members and satisfies the NYSE financial literacy requirements.

2022 PROXY STATEMENT	35

COMPENSATION, TALENT AND CULTURE COMMITTEE

MEMBERS:

Linda H. Riefler (Chair)
Wayne Edmunds
 Marcus L. Smith

MEETINGS HELD IN 2021: 8

●  All members are independent within the meaning of the NYSE standards of independence for directors and compensation committee members.

●  All members qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

PRIMARY RESPONSIBILITIES:

●  Reviews the Company’s compensation strategy and reviews and approves the Company’s compensation and benefits policies generally, including reviewing and approving any incentive compensation and equity-based plans of the Company that are subject to Board approval and the Company’s stock ownership guidelines for Executive Committee members.

●  Identifies, reviews and approves corporate goals and objectives to be used in the Company’s compensation programs, sets compensation for the Company’s executive officers and such other members of senior management as the Committee determines (the “Executives”), and evaluates each Executive’s performance, each in light of such goals and objectives.

●  Reviews and approves the compensation of the Company’s CEO and each of the Company’s other Executives, including: base salary; annual and long-term incentive compensation; employment, severance and change in control agreements; and any other compensation, ongoing perquisites or special benefit items.

●  Reviews non-employee director compensation every two years and recommends changes to the Board, when appropriate.

●  Periodically reviews, in consultation with the CEO, the Company’s management succession planning and oversees the Company’s talent management, progression planning, career progression and retention strategies and programs, including the Company’s learning and development and DE&I programs.

●  At least annually, reviews the Company’s DE&I programs including their key performance metrics.

●  Periodically reviews the Company’s initiatives and strategies relating to corporate culture, including considering the Company’s performance and pay-for-performance alignment when reviewing the workplace environment and culture and periodic reviews of the results of the Company’s employee engagement and external surveys.

●  Reviews and discusses with management the “Compensation Discussion and Analysis” section of the Company’s annual proxy statement, prepares the Compensation, Talent and Culture Committee Report required by SEC rules and recommends to the Board the inclusion of each in the Company’s annual proxy statement (included on pages 57 and 86 of this Proxy Statement, respectively).

●  Reviews and makes recommendations to the Board with respect to the frequency with which the Company will conduct “Say on Pay” votes, taking into account the results of the most recent shareholder advisory vote on frequency of “Say on Pay” votes, if any, and reviews and approves the proposals regarding the “Say on Pay” vote and the frequency of the “Say on Pay” vote to be included in the Company’s proxy statement.

●  Considers the independence requirements of the NYSE prior to selecting a compensation consultant, legal counsel or other advisor and evaluates the performance of such advisors and approves all related fees.

●  At least annually, reviews and assesses the adequacy of the Company’s Global Human Rights Policy, including any related disclosures, and recommends any proposed changes to the Board, if required.

KEY AREAS OF FOCUS IN 2021:

●  In light of the COVID-19 pandemic, received ongoing reports from management around employee well-being, remote work resources and the transition to the Future of Work, our new way of working that provides greater flexibility for a vast majority of our employees.

●  Focused on enhancing DE&I initiatives.

●  Advised management on linking target annual cash incentives to achievement of individual DE&I goals.

●  Focused on MSCI’s organizational design and development to align with an enhanced focus on complete client-centricity.

Compensation Committee Interlocks and Insider Participation: None.

The Compensation and Talent Management Committee changed its name in 2021 to the Compensation, Talent and Culture Committee to provide more clarity and transparency on the committee’s oversight of talent management and corporate culture and reflect the broad scope of its oversight responsibilities.

Benjamin F. duPont ceased serving on the Compensation Committee in connection with his retirement from the Board, effective April 27, 2021.

36	MSCI | CORPORATE GOVERNANCE

GOVERNANCE AND CORPORATE RESPONSIBILITY COMMITTEE

MEMBERS: Jacques P. Perold (Chair) Catherine R. Kinney Paula Volent MEETINGS HELD IN 2021: 5 ● All members are independent within the meaning of the NYSE standards of independence for directors.

PRIMARY RESPONSIBILITIES:

●  Annually reviews the size and composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee and considers the skills, background and experience of each director in doing so.

●  Oversees searches for candidates for election to the Board and recommends criteria and individuals for appointment to the Board and its committees. As part of the search process for each new director, focuses on identifying women and other diverse talent in the pool of candidates.

●  Retains any search firm that assists the Governance Committee in identifying candidates and maintains sole authority to approve all such search firms’ fees and other retention terms.

●  Makes recommendations to the Board as to determinations of director independence.

●  Oversees and approves the process and guidelines for the annual evaluation of performance and effectiveness of the Lead Director, the Board and its committees, and individual directors.

●  Oversees the Company’s policies and initiatives related to corporate responsibility matters, including environmental stewardship (such as related to climate change) and other sustainability matters. Reviews with Company’s management, including the Chief Responsibility Officer, the Company’s related practices, disclosures, ratings from various providers and risks.

●  Evaluates the Company’s shareholder engagement practices and considers feedback received from shareholders.

●  At least annually, reviews and assesses the adequacy of the Company’s Corporate Governance Policies and Code of Ethics and Business Conduct and oversees compliance therewith. Reviews with Company’s management, including the Head of Compliance, the Company’s Compliance program, priorities, initiatives, risks and mitigations.

●  At least annually, reviews and assesses the adequacy of the Company’s Related Person Transactions Policy and reviews related person transactions pursuant to the Related Person Transactions Policy.

●  At least annually, reviews and assesses the adequacy of the Company’s Corporate Political Activities Policy, including any related disclosures, and recommends any proposed changes to the Board, if required.

KEY AREAS OF FOCUS IN 2021:

●  On an ongoing basis, reviewed Board composition and Board skills needed, with a focus on enhancing diversity in ongoing director searches and led the director search process resulting in the appointment of one new director in 2021.

●  Focused on policies and initiatives related to the Company’s carbon commitments, including the goal of net-zero emissions before 2040.

●  Drove enhancements to the Board education program by increasing informal remote- learning sessions for deep-dives on certain areas of the Company’s business, including on ESG and climate.

The Nominating and Corporate Governance Committee changed its name in 2021 to the Governance and Corporate Responsibility Committee to provide more clarity and transparency on the committee’s oversight of corporate responsibility, ESG and climate and other sustainability matters and to reflect the broad scope of its oversight responsibilities.

Mr. duPont ceased serving on the Governance Committee in connection with his retirement from the Board, effective April 27, 2021.

2022 PROXY STATEMENT	37

STRATEGY AND FINANCE COMMITTEE

MEMBERS:

Robert G. Ashe (Chair) Jacques P. Perold Sandy C. Rattray
Marcus L. Smith
Paula Volent

MEETINGS HELD IN 2021: 10

●  All members are independent within the meaning of the NYSE standards of independence for directors.

PRIMARY RESPONSIBILITIES:

●  Evaluates management’s recommendations with respect to the strategic direction of the Company and regularly consults with the Board on the objectives of the Company’s strategic plans and management’s implementation of such plans.

●  Reviews and makes recommendations with respect to the agenda for Board strategy meetings with management, taking into account issues important to the full Board.

●  Reviews and makes recommendations to the Board with respect to any mergers, combinations, acquisitions, divestitures, joint ventures, minority investments and other strategic investments, and any financings for mergers, acquisitions and other significant financial transactions, in each case requiring the Board’s approval.

●  Reviews and oversees management’s plans and objectives for the capitalization of the Company, including target leverage levels and the structure and amount of debt and equity required to meet the Company’s financing needs.

●  Oversees the Company’s share repurchase programs, subject to Board-approved policies.

●  Reviews and recommends for approval by the Board changes to the Company’s dividend policy.

KEY AREAS OF FOCUS IN 2021:

●  Advised management on its capital allocation program, including with respect to its approach to share repurchases, refinancing the Company’s debt and increasing the Company’s quarterly dividend.

●  Focused on the competitive landscape and advised management on merger, partnership and acquisition opportunities, with a focus on the private asset segment, including the acquisition of Real Capital Analytics.

●  Collaborated with management on the agenda for the Board’s two-day strategy session to ensure alignment with internal investments and growth opportunities.

38	MSCI | CORPORATE GOVERNANCE

Engagement and Evaluation of our Board

Attendance at Board Meetings and Annual Meeting of Shareholders

			EACH DIRECTOR ATTENDED AT LEAST
10	10	4	75%
BOARD MEETINGS	EXECUTIVE SESSIONS, WHICH FOLLOWED THE BOARD MEETINGS	OCCASIONS WHERE THE BOARD TOOK ACTION BY UNANIMOUS WRITTEN CONSENT	OF THE TOTAL BOARD MEETINGS AND COMMITTEE MEETINGS ON WHICH THE DIRECTOR SERVED THAT WERE HELD WHILE THE DIRECTOR WAS A MEMBER

Our Board met ten times, held independent director executive sessions following all ten of those meetings and took action by unanimous written consent on four occasions during 2021. Each director attended at least 75% of the total meetings of the Board and committees on which the director served that were held while the director was a member.

Discussions between the Board and management on strategic direction, new business opportunities and the scope and mix of the Company’s products were held at each quarterly Board meeting. In addition to formal meetings, members of our Board informally interact with senior management on a periodic basis and participate in informal director education sessions.

Our Corporate Governance Policies state that directors are expected to attend the annual meetings of shareholders. In 2021, all of our directors who were on the Board at the time attended our annual meeting of shareholders.

Independent Director Meetings

Our Corporate Governance Policies provide that our Lead Director will preside over non-employee director sessions. The Lead Director presided over ten independent director sessions during 2021. The Board’s standing committees also have a practice of holding executive sessions after their quarterly meetings. Our Corporate Governance Policies further provide that if any non-employee directors are not independent, then the independent directors will meet at least once a year in an independent director session and the Lead Director will preside over each such independent director session. During 2021, all non-employee directors were independent.

Director Education and Orientation Program

Directors are encouraged and provided with opportunities to attend educational sessions on subjects that can assist them in performing their duties. Pursuant to the Director Education Policy, the Company will reimburse directors for reasonable costs incurred from attending these sessions. In addition to external educational opportunities, directors participate in educational sessions, including product line reviews presented by the heads of our product lines. Directors also participate in an annual review of leading corporate governance practices by corporate governance experts, briefing sessions on topics that present special risks and opportunities and updates on accounting topics. The Company is also part of a peer-engaged program designed to enhance director performance, and we leverage virtual platforms to provide deep dive sessions on certain aspects of MSCI’s business outside of quarterly meetings. In 2021, the Board held virtual learning sessions on, among other things, climate change science, climate investments, net-zero commitments, our go-to-market strategy and our data and technology strategy. In 2022 and following a return to in-person meetings, these virtual sessions are expected to continue and will be used to further educate the Board on, among other things, climate-related risks and opportunities and DE&I initiatives.

All new directors participate in a director orientation program that includes briefings by senior management representing the heads of product lines and key functional areas on topics that include, among others, the Company’s strategic plans, capital structure, product overviews, historical financial performance and key policies and practices, including compliance and trading policies. New directors are also encouraged to attend all committee meetings during their first year on the Board. In 2021, Mr. Taneja joined the Board while the Company was still in a remote working environment. His director orientation program was conducted virtually, which allowed for more streamlined sessions with increased global participation by senior management.

2022 PROXY STATEMENT	39

Board and Individual Director Evaluations

In addition to the ongoing assessment of the functioning of the Board, each year, our directors formally evaluate the effectiveness of the Board and its committees through a self-assessment administered by our directors and management. Directors respond to questions designed to elicit information that will be useful in improving Board and committee effectiveness. Such feedback is discussed during executive session and, where appropriate, addressed with management. The process for this annual feedback is set forth below.

1 INITIATION OF PROCESS	The members of the Governance Committee provide their thoughts on the factors to be used in evaluating the Board, its committees and individual directors. The Corporate Secretary prepares a director self-assessment questionnaire based on these factors. In 2021, MSCI’s Chief Diversity Officer also reviewed and provided updates to the questionnaire to ensure that it properly reflected the importance of DE&I considerations. The Governance Committee also oversees and approves the process and guidelines for the annual evaluation of the performance and effectiveness of the Lead Director.
2 EVALUATION	Each director then completes an anonymous self-assessment questionnaire covering a range of topics, including structure, culture, and roles of the Board and its committees. The Lead Director also conducts individual director evaluations through interviews with each director on an annual basis.
3 DISCUSSION	The Corporate Secretary compiles the quantitative and qualitative data from the questionnaires and consults with the Lead Director and the Chair of the Governance Committee on the results. The Lead Director and Chair of the Governance Committee review the results with the full Board in executive session.
4 FOLLOW-UP	The Lead Director and Chair of the Governance Committee then discuss with the management the feedback provided by the Board and any enhancements in practices that may be warranted.

5 FEEDBACK AND RECENT INITIATIVES	ENHANCED REVIEW OF STRATEGIC GOALS: ● Periodic review with Board on strategic initiatives ● Board and committee agendas increasingly focus on “forward-looking” topics

INCREASED FOCUS ON ESG AND CLIMATE:

●  Governance Committee assigned responsibility for ESG and climate oversight

●  Chief Responsibility Officer provides quarterly reports to the Governance Committee

●  DE&I goals required for all Managing Directors, and tied to individual compensation

●  For Executive Committee members, climate commitment goals added to KPI goals

ENHANCED DIRECTOR EDUCATION PROGRAM:

●  Joined peer-engaged program designed to enhance director performance

●  Leveraged virtual platforms to provide deep- dive sessions on certain aspects of MSCI’s business outside of quarterly meetings, including climate

SUCCESSION PLANNING AND TALENT MANAGEMENT:

●  President & COO meets quarterly in executive session with independent directors

●  Potential successors to senior management invited to speak at Board meetings for additional exposure

●  Succession planning at levels beyond the Executive Committee; accelerated development of current internal candidates at all levels

40	MSCI | CORPORATE GOVERNANCE

The Board may also periodically engage a third-party evaluation firm as part of this process. In 2019, a third-party evaluation firm met with certain members of senior management and members of the Board. The feedback from the third-party evaluation firm was considered by the Board and, where appropriate, the Board recommended enhancements to its practices based on such feedback.

Shareholder Engagement

By the Numbers: Shareholder Engagement in 2021

WE HELD OVER 300 MEETINGS with our shareholders, prospective shareholders and sell-side analysts, during which we MET WITH SHAREHOLDERS REPRESENTING ~58% OF OUR SHARES OUTSTANDING, with participation at certain meetings by our CEO, President & COO, CFO, Head of Investor Relations, Chief Responsibility Officer and other members of senior management	10 INVESTOR CONFERENCES AND 8 NON-DEAL ROADSHOWS AND ANALYST SPONSORED EVENTS to discuss topics including long-term growth opportunities, strategic execution, financial performance, capital allocation and corporate responsibility

SUCCESSFUL INVESTOR DAY which highlighted the achievement of our financial performance over the last several years, as well as provided a deeper understanding of our key strategic initiatives and an update on our long-term financial outlook	REWARDING CORPORATE RESPONSIBILITY ROADSHOW where we met with our top shareholders representing more than 40% of our outstanding shares to discuss our corporate responsibility practices

We believe that engaging with our shareholders, prospective shareholders and sell-side analysts is the best way to address the issues that matter most to them. Dialogue with these constituencies helps us understand their perspectives on the Company’s goals and expectations for performance, as well as identify issues that might affect our long-term strategy, corporate governance and compensation practices. As such, we offer several opportunities to provide feedback to our Board and senior management, including inviting certain shareholders to address the Board to present their views on the Company.

Our Investor Relations team leads year-round outreach efforts with our investors and the investment community. During these engagements, we typically discuss topics such as market trends affecting our industry, the competitive environment, our go-to-market strategy, our financial performance and our overall outlook for the Company. In February 2021, we hosted an Investor Day to reiterate our growth opportunities and share management’s strategy for taking advantage of those opportunities.

We also engage with shareholders before, during and after the proxy season, including by hosting a Corporate Responsibility Roadshow each winter, to review and receive feedback on the Company’s governance practices, our corporate responsibility efforts and human capital management strategies and the design of our executive compensation program. The feedback we receive from these discussions, as well as from third-party rating agencies, is carefully considered by the Board, the Governance Committee and the Compensation Committee.

During the Corporate Responsibility Roadshow that we hosted in the winter of 2021, our shareholders focused the discussions on, among other things, the following: (i) our corporate responsibility practices and disclosures in light of being a leader in ESG ratings and data and our path to Net-Zero and climate initiatives, (ii) human capital management, including the importance of efforts around DE&I, (iii) talent management and executive and director succession planning and (iv) Board oversight and governance, including over our corporate responsibility efforts. These meetings often included a member of our Governance Committee as well as our Head of Investor Relations, Chief Responsibility Officer, Head of Corporate Responsibility, Chief Diversity Officer, Corporate Secretary, Head of Employer Brand and Talent Pipelines and Global Head of Compensation and Benefits.

Additional information on our recent actions in response to investor feedback can be found under Corporate Responsibility on page 12 and beginning on page 45 of this Proxy Statement. Please see page 66 of this Proxy Statement for additional information on our engagement efforts specific to compensation matters.

2022 PROXY STATEMENT	41

Oversight by our Board

Risk Assessment Responsibilities and Processes

Our Board discusses and receives regular updates on a wide variety of matters affecting our firm. Our Board is responsible for, and committed to, the oversight of the business and affairs of our firm. In carrying out this responsibility, the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for identifying, evaluating and managing the Company’s risk exposure and the Board having the ultimate responsibility for overseeing risk management governance, with a focus on the Company’s most significant risks. In this role, the Board is responsible for ensuring that the risk-management processes designed and implemented by management are functioning as intended and that necessary steps are taken to assess, monitor and control key business risks.

In order to maintain effective Board oversight across the entire firm, the Board delegates to individual committees certain elements of its oversight function, as described in the example below. The Board then receives regular updates from its committees on individual categories of risk, including strategy, reputation, operations, climate change, corporate responsibility, people, technology and regulatory. Our Board’s focus on overseeing risk management also enhances our directors’ ability to provide insight and feedback to senior management.

The Board is assisted in meeting its risk oversight responsibilities by its committees as described below. The below illustration uses climate-related risks as an example of our risk oversight responsibilities and processes.

42	MSCI | CORPORATE GOVERNANCE

Board Oversight: The Climate Example

Board of Directors

Oversees Major Risks

On an ongoing basis, receives quarterly written reports on enterprise-level risks, including climate-related risks.

Receives regular reports from each of the Board’s committees on their areas of risk oversight including, from time-to-time, climate-related risks.

Committees

AUDIT COMMITTEE

●  Receives quarterly updates from our Enterprise Risk Management Officer, which, in 2021, included a review of the governance and risks of ESG data integrity, as well as of opportunities related to reducing the Company's carbon footprint.

●  Receives quarterly updates from our Chief Information Security Officer on our business continuity plans and IT disaster recovery efforts to mitigate the impact of potential disruptions, including those that could be caused by climate and extreme weather events.

COMPENSATION COMMITTEE

●  Oversees the Company’s assessment of executive performance against goals, including ESG and climate related goals.

●  Oversees talent management, including talent acquisition and succession planning relating to leaders in our ESG and climate business.

STRATEGY COMMITTEE

●  Ensures that management factors material climate-related risks and opportunities into the Company’s strategy.

●  Monitors and provides guidance on strategic objectives, including on sustainability-related mergers, partnerships and acquisition opportunities such as for those related to climate-related products and services.

GOVERNANCE COMMITTEE

●  Oversees the Company’s corporate responsibility policies and initiatives, including ESG and climate initiatives.

●  Receives quarterly updates from the Chief Responsibility Officer. In 2021, these focused on MSCI’s net-zero commitment, climate-related initiatives and Corporate Responsibility Operating Plan.

●  Members of the Governance Committee participate in the annual Corporate Responsibility Roadshow to hear and report back to the Board on shareholders’ priorities, including climate-related risks and opportunities.

●  Periodically reviews with management requests from shareholders and the investment community for climate-related disclosures.

Management

●  Our management team has day-to-day responsibility for identifying, assessing and managing ESG and climate-related risks and opportunities. The Company’s Enterprise Risk Oversight Committee oversees the Company’s key risk management activities to ensure that the Company is identifying, evaluating and managing risks that may have an impact on the Company’s ability to achieve its operational and strategic objectives, including ongoing assessments of climate risks.

●  The Business Resiliency team assesses the severity, probability and scale of climate-related events, and implements and tests technology systems to support our business continuity plans.

●  Our Crisis Management Team and Technology Service Operations Management Team oversee all aspects of our disaster and recovery response efforts, including protecting the general welfare and safety of our employees, data centers, networks, applications supporting business operations, communications systems and general technology recovery following an extreme weather incident or natural disaster. Our Internal Audit Team periodically reviews various aspects of these programs to provide independent assessment and assurance to management and the Board.

2022 PROXY STATEMENT	43

Cybersecurity and Information Security Awareness

Our Board recognizes that the security of our technology is integral to our products, our business processes and our infrastructure. The mission of our management-level Information and Technology Risk Oversight Committee (“ITROC”), led by our Chief Information Security Officer (“CISO”), is to provide oversight relating to cyber security- and technology-related risks that may present significant impact to our operations, clients, reputation and financial position. Our IT risk program also includes an incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident, on-going internal and external assessments of our IT controls and security awareness training for employees.

On a quarterly basis, the Audit Committee is updated on the Company’s IT risk program by our CISO, including an overview of risks and trends, that is also made available to the full Board. In addition, the Audit Committee receives updates about the results of assessments conducted by outside advisors who provide independent assessments of our IT risk program and our response preparedness. The Chair of the Audit Committee informs the Board of any key updates during his quarterly reports to the Board.

Enterprise Risk Awareness

Our approach to overseeing new and emerging risks across MSCI is informed by our management-level Enterprise Risk Oversight Committee (“EROC”), chaired by our Chief Financial Officer. The EROC provides oversight of MSCI’s risk management activities to ensure that we are identifying, evaluating and managing risks that may have an adverse impact on our ability to achieve operational and strategic objectives. The enterprise risk management program currently evaluates risk in numerous areas within MSCI, including technology infrastructure; clients; people, including talent management and DE&I; financial resilience; legal, regulatory and compliance; and corporate responsibility, including areas such as climate risk. Within each category, we seek to identify and mitigate risks, enable improved decision-making and prioritization, and promote monitoring and reporting across functions within the Company. While the EROC captures and monitors risk management activities regarding our IT security and technology infrastructure, primary reporting and evaluation of risks relating to our technology infrastructure sits with the ITROC, as detailed above.

On a quarterly basis, the Audit Committee is updated on MSCI’s enterprise risk management program by our Enterprise Risk Management Officer, including an overview of risks and trends, that is also made available to the full Board. Quarterly presentations to the Audit Committee include more detailed discussions of emerging topics and trends. In 2021, these discussions included topics such as ESG and climate-related risks and opportunities as well as MSCI’s regulatory environment. The Chair of the Audit Committee informs the Board of any key updates during his quarterly reports to the Board.

Privacy Awareness

Integrated with our IT security program and our enterprise risk program is our global privacy program. Our privacy program is led by our Chief Privacy Officer and the members of the MSCI Privacy Office, and it reports into our CISO. Our Privacy Steering Committee meets on a quarterly basis to review key risks and trends, progress on key initiatives, focus topics and regulatory developments. The Privacy Steering Committee is an essential component of our efforts to safeguard the processing of personal, sensitive and confidential data at MSCI and provides cross-functional oversight of our privacy program.

44	MSCI | CORPORATE GOVERNANCE

Management Succession Planning

One of the Board’s principal responsibilities is to ensure appropriate succession plans are in place for our senior management and review our executive talent including our potential leadership bench. The Compensation Committee oversees the process for succession planning for senior management positions. Our CEO and President & COO also meet regularly with our functions to review talent plans with an aim to identify top talent, including diverse talent, who have the most potential to progress to the senior-most roles at MSCI.

In January 2022, as part of these efforts and following an extensive organizational design assessment conducted in 2021, we announced a number of organizational and senior leadership changes, and we expanded our Executive Committee to reflect MSCI’s ambition to serve as an indispensable partner to clients and the investment community. This expansion brings together and elevates more of the senior leaders who drive MSCI’s strategy and operations into MSCI’s primary leadership committee. The new members of the Executive Committee increase the representation from operating functions, in particular, Research, Technology and Data, and Private Assets. Additional information on our Executive Committee can be found on the “Our Leadership” section of our website (https://www.msci.com/who-we-are/our-leadership).

DEVELOPING OUR NEXT GENERATION OF LEADERS

EXPOSURE
High-potential leaders are given exposure to our directors through formal presentations at Board or committee meetings, informal virtual education sessions, one-on-one meetings with individual directors and participation in other Board activities.

FORMAL SUCCESSION PLANNING
Annual formal succession planning and talent review session held by the Compensation Committee, where all directors are invited to attend.

This session includes identifying successors and reviewing succession plans for all senior management positions, including the CEO and President positions.

ONGOING REVIEWS
The Board holds ongoing reviews of our leadership bench.

Over the last year, the Company made the following examples of senior management appointments from its succession pools:

March 2021
●	Former Head of Japan Client Coverage promoted to Head of APAC Client Coverage and Head of APAC Analytics following predecessor’s departure
January 2022
●	Former Head of ESG and Climate promoted to Chief Product Officer and Head of Index
●	Former Head of ESG Products promoted to Head of ESG and Climate
●	Former Head of Americas Index Client Coverage promoted to Head of Client Coverage – Americas

2022 PROXY STATEMENT	45

Corporate Responsibility

As a leader in providing ESG and climate solutions to investors, we also aim to demonstrate leading corporate responsibility practices and policies that are meaningful to our various stakeholders, including our shareholders, clients, employees and local communities. This commitment includes our response to climate change and how we promote DE&I in our workforce.

Our commitment to corporate responsibility is embodied in four pillars: Better Investments for a Better World, Sustainable Operations, Social Responsibility, and Robust Governance:

46	MSCI | CORPORATE GOVERNANCE

Focus on Climate: Key Highlights

We take our commitment to climate seriously. As a leader in ESG and climate research and applications, MSCI is also committed to do its part to address climate change. We are focused on reducing our carbon footprint and ensuring our approach is well-aligned with our tools and solutions. Some of our recent areas of progress on our Company’s climate considerations include the ones detailed below.

New Commitments & Policies	New Actions	Additional Transparency Through Reporting

●  Announced our commitment to the goal of Net-Zero emissions by 2040

●  Became a founding member of the Net Zero Financial Service Provider Alliance

●  Announced our commitment to support the UN SDGs and published a report demonstrating our contribution to four SDGs, using metrics aligned with our proprietary methodology to assess the SDG alignment of corporates

●  Updated our Environmental Policy to include our net-zero commitment

●  Updated our Supplier Code of Conduct to address emissions in MSCI’s supply chain

●  Updated our Travel Policy to prioritize virtual meetings and the use of low carbon travel options

●  Developed an internal Sustainable Supplier Management Team to support our efforts to learn about our suppliers’ corporate responsibility practices and through engagement, seek to align them with our own climate commitments

●  Enhanced our risk management framework to include reporting on climate considerations

●  Enhanced our corporate responsibility governance by creating a Corporate Responsibility Policy Committee

●  Conducted Board education sessions on climate

●  Brought together corporates, pensions and asset managers in roundtables to discuss climate trends and corporate responsibility practices

●  Developed easy-to-access webpage dedicated to Sustainability Reports & Policies, including:

●  UN SDG Report

●  Task Force on Climate-related Financial Disclosures (TCFD) Report

●  Third CDP report, with an improved grade of A-

●  SASB guide

●  Sustainable Finance Disclosure Regulation (SFDR) Report

●  Fifth UN PRI questionnaire

2022 PROXY STATEMENT	47

Corporate Responsibility Governance

We ensure the robustness of oversight over our corporate responsibility efforts through our governance process. Through a well-established framework and cross-functional committee structure, with leaders from across the organization, MSCI incorporates corporate responsibility into its core strategy—reflecting our belief that sustainable practices are essential to long-term growth. In line with this focus, the Governance Committee oversees the company’s significant corporate responsibility matters, including corporate responsibility priorities and disclosure, with management having day-to-day responsibility over these efforts.

In 2021, we enhanced our corporate responsibility governance by separating our CRC, which reviews corporate responsibility issues and policy proposals, from the newly created CRPC, a smaller group of Executive Committee members who review strategically significant proposals regarding corporate responsibility policies, actions and disclosures.

Second, we expanded the CRC, which reports to the CRPC. The CRC meets on a monthly basis and reviews corporate responsibility trends, shares updates on the implementation of MSCI’s Corporate Responsibility Operating Plan and reviews MSCI’s corporate responsibility reports. The CRC also considers corporate responsibility initiatives and makes recommendations to the CRPC on the most strategic ones.

To underscore our commitment to our corporate responsibility efforts, in 2022, our Chief Responsibility Officer relinquished her role as Head of Index to become fully dedicated to corporate responsibility.

Our Corporate Responsibility Oversight Framework

Our Chief Responsibility Officer leads the CRPC, where she presents to MSCI’s key decision makers and/or internal experts on corporate responsibility-related actions that may ultimately be recommended to our CEO, President & COO and/or the Board. As a member of the Executive Committee, she also brings corporate responsibility considerations to senior leadership discussions on MSCI’s business strategy and operations. At the Board level, she provides written updates to the Governance Committee in advance of each quarterly meeting on MSCI’s corporate responsibility efforts. The full Board also has access to these updates. In addition, at least twice per year, she presents to the Governance Committee on key initiatives and management’s performance against our Corporate Responsibility Operating Plan. In 2021, the Corporate Responsibility Operating Plan was largely informed by feedback from our stakeholders to increase our transparency in areas such as climate and DE&I. Key developments are shared with the full Board during the Governance Committee’s quarterly report to the Board.

The Head of Corporate Responsibility was appointed in 2021 and reports to the Chief Responsibility Officer. She leads our officer-level CRC in its efforts to broaden the scope of perspectives that review the Company’s corporate responsibility actions.

48	MSCI | CORPORATE GOVERNANCE

The Board’s Oversight of Corporate Responsibility

Board of Directors

Chairman/CEO Henry Fernandez	Oversees Board Process	Meets Independently with Board	President & COO Baer Pettit

Governance and Corporate Responsibility Committee	Compensation, Talent and Culture Committee	Audit & Risk Committee	Strategy & Finance Committee

●  Chief Responsibility Officer* provides quarterly updates

●  Corporate Secretary+ manages annual review of charters and Board policies

●  Head of Compliance provides annual update

●  External Counsel leads annual governance review

●  Governance Committee oversees shareholder engagement on corporate responsibility matters, including participation by its members in annual Corporate Responsibility Roadshow

●  Chief Human Resources Officer* oversees quarterly meetings and succession and progression planning updates

●  Chief Diversity Officer+ provides updates on DE&I initiatives and strategic enhancements

●  Head of Compensation & Benefits incorporates the Compensation Committee’s recommendations into executive compensation program

●  Compensation Consultant advises Compensation Committee on risk assessment and peer and best practices

●  CFO* and Global Controller+ oversee quarterly meetings

●  Independent Auditor oversees integrity in financial reporting

●  Internal Auditor reports to Audit Committee and provides quarterly updates on audit activities, findings and assurance

●  Enterprise Risk Management Officer and Chief Information Security Officer+ provide quarterly reports

● CFO* oversees quarterly meetings ● CFO* partners with Strategy Committee to develop agenda for annual strategy meeting ● Heads of Product Lines*+ present strategy at annual strategy meeting

*	Member of Corporate Responsibility Policy Committee
+	Member of or function represented on Corporate Responsibility Committee

Risk Oversight of Corporate Responsibility

MSCI’s EROC is also integrated into our corporate responsibility oversight framework. The EROC oversees MSCI’s risk-management governance to ensure that MSCI has an effective process designed to identify, evaluate and manage risks that may have an adverse impact on MSCI’s ability to achieve its operational and strategic objectives. Climate-related risks are integrated into MSCI risk reporting, including transition and physical climate risks. The Audit Committee receives a quarterly update from the Enterprise Risk Management Officer on the work of the EROC, which includes reporting on climate-related risks.

Additional information on our corporate responsibility efforts, including our published sustainability reports, can be found on our Corporate Responsibility website (https://www.msci.com/who-we-are/corporate-responsibility).

Human Capital Management

We recognize that our people power our business and that our diverse workforce and inclusive work environment are critical to our success. Our Compensation Committee’s oversight responsibilities include our policies relating to DE&I, corporate culture and employee engagement. The Compensation Committee at least annually receives updates on the Company’s progress on DE&I initiatives, including key performance metrics, and the Chief Diversity Officer regularly presents to the Compensation Committee. The Compensation Committee also annually reviews MSCI’s Global Human Rights Policy and related disclosures.

2022 PROXY STATEMENT	49

Learning and Development	Diversity, Equity and Inclusion	Health and Safety and Future of Work

●  We are committed to creating a performance and growth culture of high employee engagement, where every employee takes personal ownership of their performance, career and professional growth

●  We offer tools and workshops to help employees better understand how their work aligns with our overall strategy, seek and receive feedback and coaching, successfully deliver on goals and plan and develop their careers. Recent updates include:

●  210%+(1) increase in our investment in learning and development since 2015

●  5x(1) growth in the number of participants in our learning and development programs from 2017 to 2021

●  We support employee learning by sponsoring and reimbursing employees for certain certifications and membership dues, ongoing education and relevant industry conferences and seminars

●  Additional examples of programs offered include:

●  Virtual training programs to build remote capabilities

●  Mystery Coffee: connects employees across the globe for informal networking opportunities

●  Career Success at MSCI: enables employees to plan, manage and take actions aligned with their career aspirations

●  Accelerated Leadership Development: provides one-on-one coaching, leadership skills development, networking and applied learning

●  Women’s Sponsorship/Mentorship program for high performing women

●  Integration programs for new colleagues from Real Capital Analytics

●  Our people are empowered to maximize their potential in an environment where all individuals are respected and encouraged to bring their authentic selves to work

●  In May 2021, we appointed our first Chief Diversity Officer

●  Continued sponsorship of existing ERGs, with three new ERGs launched in 2021: Asian Support Network, All Abilities Network and Hola! MSCI

●  Linked 10% of target annual cash incentive under AIP program to DE&I Goals for all Managing Directors, and created an Executive Accountability Framework to establish the philosophy and process for assessing progress against DE&I Goals

●  Executed 4th Annual Global DE&I Summit, focusing on leadership development and strategic planning

●  Continued partnerships with multiple external resources for our outreach and engagement with diverse talent, including #10,000 Black Interns and Rare Recruitment

●  Launched an inclusive internship program in New York, London and Chicago for undergraduates and masters students, sourced from partnership organizations and key universities globally

●  An employee engagement check-in survey in December 2021 showed that 91% of respondents are proud to work at MSCI and 87% feel they can bring their authentic selves to work(1)

●  We have a long-standing commitment to the health, safety and well-being of our employees

●  Early in the course of the COVID-19 pandemic, we prioritized the well-being of our global workforce by having the vast majority of our employees work from home

●  At the onset of the pandemic, we engaged a firm of global medical and safety experts to provide additional information and guidance to all of our offices globally

●  We have increased communications about employee assistance programs that provide mental health and emotional well-being support, as well as resources to help manage stress and care for individuals and their families

●  In January 2022, we transitioned to our Future of Work at MSCI, which introduced increased flexibility to how and where employees work, reimagined our use of our offices, and modernized technology to enhance MSCI’s interactions with clients and employees

●  To protect the health and safety of our employees, we implemented a global vaccination policy requiring employees and visitors to be fully vaccinated prior to entering an MSCI office or participating in an MSCI-sponsored function.

●  Our Global Human Rights Policy reflects our commitment to a safe, inclusive and diverse workplace, and is annually reviewed by the Compensation Committee

(1)	On September 13, 2021, we completed our acquisition of Real Capital Analytics, a provider of data and analytics for the properties and transactions that drive the global commercial real estate capital markets. This information does not reflect or include these new employees from Real Capital Analytics.

TOTAL EMPLOYEES: GENDER(1)(2)	U.S. EMPLOYEES: RACE/ETHNICITY(1)(3)

(1)	Data as of December 31, 2021.
(2)	3% of global employees have not identified gender and are not included in the data calculations.
(3)	11% of U.S. employees have not identified race/ethnicity and are not included in the data calculations.

50	MSCI | CORPORATE GOVERNANCE

Compensation, Talent and Culture Governance

The Compensation Committee operates under a written charter adopted by the Board. To provide more clarity and transparency to investors and stakeholders on Board committee-level oversight of talent management, in 2021, the Board changed the name of its Compensation & Talent Management Committee to “Compensation, Talent and Culture Committee.” This corresponds with changes to the Compensation Committee’s charter in 2021 to reflect more direct oversight of talent management, including talent acquisition, development and career progression, as well as the Company’s policies relating to DE&I, corporate culture and employee engagement. As noted above in the description of the Compensation Committee’s responsibilities, the Compensation Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s Executives, including the CEO and our other NEOs.

The Compensation Committee also regularly engages with our CEO, President & COO, Chief Human Resources Officer, Chief Diversity Officer and other members of senior leadership on a broad range of human capital management topics. The Board regularly receives reports from the Compensation Committee on human capital management topics throughout the year. The Compensation Committee annually reviews the Company’s talent management strategies and programs with respect to senior levels in the organization, including the Company’s DE&I strategies and programs and key performance metrics, and periodically reviews open senior management roles, future talent needs, the Company’s corporate culture and learning and development programs, as well as the results of the Company’s employee engagement survey. See page 35 of this Proxy Statement for additional information on the Compensation Committee’s responsibilities.

The principal compensation plans and arrangements applicable to our NEOs are described in the “Compensation Matters” section of this Proxy Statement and the executive compensation tables included therein. The Compensation Committee may delegate the administration of these plans and arrangements, as appropriate, including to one or more officers of the Company, subcommittees or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate, in the best interests of the Company and consistent with applicable law and NYSE requirements.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation. As further described in the “Compensation Discussion and Analysis” section included herein, during 2021, the Compensation Committee continued to retain Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its own independent compensation consultant to review CEO and other executive officer compensation. All of the services provided by Semler Brossy to the Compensation Committee during 2021 were to provide advice or recommendations on the amount or form of executive officer and director compensation, and Semler Brossy did not provide any additional services to the Company during 2021. The Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act (“Rule 10C-1”), including the NYSE listing rules implementing Rule 10C-1 and Semler Brossy’s conflict of interest policies, and determined that the engagement of Semler Brossy does not raise any conflict of interest or other factors that compromise the independence of its relationship with the Compensation Committee. In developing its views on compensation matters and determining the compensation awarded to our CEO and other executive officers, the human resources department provides data and analyses to aid the Compensation Committee in its decisions. The CEO also makes recommendations on compensation for executive officers other than himself and the Compensation Committee takes these recommendations into account in reaching its compensation decisions. From time to time, the Compensation Committee may obtain input from external legal counsel, including Davis Polk & Wardwell LLP (“Davis Polk”), on compensation award documentation and other compensation-related practices, which in 2021 was communicated to the Compensation Committee via management, the legal department or the human resources department. In light of this relationship, the Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1, including the NYSE listing rules implementing Rule 10C-1 and Davis Polk’s conflict of interest policies.

2022 PROXY STATEMENT	51

Director Compensation and Stock Ownership Guidelines

Director Compensation

Director Compensation Best Practices

Robust Director Stock Ownership Guidelines	Each non-employee director is required to own a target number of shares of stock of the Company equal to the sum of the “net shares” resulting from the vesting of the RSUs granted to such director for each of the last five years.
Anti-Hedging and Anti-Pledging Policy	We prohibit all directors and employees, including all NEOs, from hedging or pledging the Company’s common stock or engaging in short sales, purchases or sales of options, puts or calls, as well as derivatives such as swaps, forwards or futures and trading on a short-term basis in the Company’s common stock.
Emphasis on Equity Compensation	The most significant portion of non-employee director compensation is the annual RSU equity award for service on the Board.

Director Compensation Program

The Compensation Committee reviews non-employee director compensation every two years and recommends changes, when appropriate, to the Board. The Compensation Committee is aided in its review by its external independent compensation consultant, Semler Brossy. The Compensation Committee takes into account peer benchmarking and broader general industry practices to establish non-employee director compensation.

DIRECTOR FEES	COMMITTEE MEMBERSHIP FEES

*	Based on the closing price of our common stock as reported by the NYSE on the trading day prior to grant.
Effective May 1, 2022, the cash retainer for serving as chair of the Governance Committee will increase by $5,000 to $25,000, for parity with the chair role of a number of our other committees. In addition, the grant date values of the annual RSU equity awards for each non-employee director will increase by $20,000 to $185,000 and for the Lead Director will increase to $235,000, following a review of peer company and market practice.

Directors may elect under the terms of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (the “Directors Plan”) to receive their cash retainer in the form of shares of our common stock. Under the Directors Plan, non-employee directors are subject to annual limits on their cash and equity compensation, which were approved by our shareholders at our 2016 annual meeting of shareholders, as follows: non-employee directors may not receive in any calendar year (i) options, restricted stock, RSUs and other stock-based awards with a grant date fair value of more than $1,000,000 (as determined in accordance with

52	MSCI | DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

applicable accounting standards) and (ii) retainers and other cash-based awards in excess of $1,000,000. These caps cannot be increased without the approval of our shareholders.

RSUs granted to non-employee directors are granted on May 1st of each year and vest on the first anniversary of the grant date. Cash retainers and RSU awards are prorated when a director joins the Board and/or a committee at any time other than May 1st. RSUs granted on or after May 1st vest on the next May 1st to occur following the grant date. For example, if a director joins the Board on February 1, 2022, his or her prorated RSUs will vest on May 1, 2022. If a director joins the Board on May 31, 2022, his or her prorated RSUs will vest on May 1, 2023.

RSUs are recognized as an expense in the Company’s financial statements for financial reporting purposes with respect to 2021 in accordance with FASB ASC Subtopic 718-10.

Holders of these RSUs are entitled to participate in dividend equivalent payments, and such payments may be settled in cash, shares of our common stock, or a combination thereof, to be decided by the Company in its sole discretion. Prior to the conversion to shares, RSU holders do not have any rights as an MSCI shareholder with respect to such RSUs, including the right to vote the underlying shares. The RSUs are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The RSUs vest and convert to shares immediately upon termination of service for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested RSUs will be cancelled and forfeited unless determined otherwise by the Board or the Compensation Committee.

Non-employee directors are reimbursed for expenses incurred in connection with attending Board meetings and educational sessions.

Director Deferral Plan

Under the MSCI Inc. Non-Employee Directors Deferral Plan (the “Deferral Plan”), our directors are permitted to defer receipt of shares of our common stock payable in lieu of cash retainers and/or upon conversion of RSUs granted to the director following the year for which an election has been submitted; provided that an election made by a director within 30 days after the director becomes eligible to receive a cash retainer or RSUs shall apply to any common stock payable in lieu of such a cash retainer and/or upon conversion of such RSUs granted to the director following the date on which the director makes the election. Receipt of shares of our common stock may be deferred until a future date specified by the director, a separation from service (as defined by Treasury regulations), or the earlier of the two. While the Deferral Plan allows for it, the Board has not yet implemented a process for the deferral of cash payments.

2021 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash(1)(2) ($)	Stock Awards(3)(4) ($)	All Other Compensation(5) ($)	Total ($)
Robert G. Ashe	114,642	214,710	1,777	331,129
Benjamin F. duPont(6)	—	—	9,159	9,159
Wayne Edmunds	120,000	164,676	1,363	286,039
Catherine R. Kinney	89,867	164,676	75,468	330,011
Jacques P. Perold	110,000	164,676	1,363	276,039
Sandy C. Rattray	100,000	164,676	1,363	266,039
Linda H. Riefler	115,000	164,676	1,363	281,039
Marcus L. Smith	100,000	164,676	1,363	266,039
Rajat Taneja(7)	82,231	150,738	1,040	234,009
Paula Volent	99,583	164,676	1,363	265,622
(1)	Pursuant to MSCI’s Third Amended and Restated Articles of Incorporation, directors hold office for a term expiring at the next annual meeting of shareholders. The Board term beginning on April 27, 2021 and ending on April 26, 2022 (the “2021 Board Term”) and the Board term beginning on April 28, 2020 and ending on April 27, 2021 (the “2020 Board Term”) do not coincide with MSCI’s January through

2022 PROXY STATEMENT	53
December fiscal year. Amounts included in the table above represent cash earned or paid, or stock awards granted, as applicable, during the year ended December 31, 2021. Because directors are paid for service from May 1 to April 30, prorated amounts are calculated from the applicable date to May 1st of the relevant Board term.
(2)	Cash amounts in this column include the annual retainers and committee fees paid during the year ended December 31, 2021. Four of our directors elected to receive all or a portion of their annual cash retainers in stock as set forth below. The number of shares issued was determined by dividing the aggregate value of the elected portion of the cash retainer by the closing price of the Company’s common stock on the trading day prior to the grant date ($485.77 for Mr. Ashe and Mmes. Kinney and Volent and $461.97 for Mr. Taneja) and rounding down to the next whole share. Mr. Taneja elected to defer receipt of such shares until the earlier of June 1, 2025 and the 60th day after his “separation from service” as a director under the Deferral Plan.
Name	Cash	Stock
Mr. Ashe	—	$114,641.72 (236 shares)
Ms. Kinney	—	$89,867.45 (185 shares)
Mr. Taneja	—	$82,230.66 (178 shares)
Ms. Volent	—	$99,582.85 (205 shares)
(3)	Represents the aggregate grant date fair value of RSUs granted in 2021 in accordance with FASB ASC Subtopic 718-10. The fair value is calculated by multiplying the closing price of our common stock on the date prior to the grant date by the number of units awarded. For assumptions regarding these calculations, please see notes 1 and 11 to the consolidated financial statements included in our 2021 Annual Report on Form 10-K filed with the SEC on February 11, 2022. However, the values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest. The number of RSUs awarded is determined by dividing the aggregate value of the RSU award by the closing price of the Company’s common stock on the trading day prior to the grant date ($485.77 for Messrs. Ashe, Edmunds, Perold, Rattray and Smith and Mmes. Kinney, Riefler and Volent and $468.13 for Mr. Taneja) and rounding down to the next whole RSU. For the 2021 Board term, each of Messrs. Edmunds, Perold, Rattray and Smith and Mmes. Kinney, Riefler and Volent received 339 RSUs, Mr. Taneja received 322 RSUs, and Mr. Ashe received 442 RSUs. These RSUs will vest on May 1, 2022. Ms. Riefler elected to defer receipt of such shares issuable upon vesting until the 60th day after her “separation from service” as a director under the Deferral Plan. Mr. Taneja elected to defer receipt of such shares until the earlier of June 1, 2025 and the 60th day after his “separation from service” as a director under the Deferral Plan.
(4)	As of December 31, 2021, each of our non-employee directors had the following outstanding stock awards in the form of RSUs: Messrs. Edmunds, Perold, Rattray and Smith and Mmes. Kinney, Riefler and Volent each had 339 RSUs outstanding, Mr. Taneja had 322 RSUs outstanding and Mr. Ashe had 442 RSUs outstanding.
(5)	Cash amounts in this column include dividend equivalents paid during the year ended December 31, 2021 in connection with the Company’s payment of its quarterly cash dividend. Each of Messrs. duPont and Taneja and Mmes. Kinney and Riefler received shares of our common stock and a cash payment for fractional shares received as a dividend equivalent payment for outstanding RSUs and in lieu of receiving a cash dividend payment for shares, in each case subject to his or her deferral election. The table below sets forth the amounts received by each.
Name	Shares	Cash Received for Fractional Shares
Mr. duPont	$8,242.33 (19 shares)	$916.43
Ms. Kinney	$72,951.85 (137 shares)	$1,153.87
Ms. Riefler	—	$969.54
Mr. Taneja	—	$1,040.00
(6)	Mr. duPont did not stand for re-election at the 2021 annual meeting of shareholders and served on the Board through April 27, 2021, and thus did not receive compensation for the 2021 Board Term.
(7)	Mr. Taneja was appointed to the Board, effective June 1, 2021.

Non-Employee Director Stock Ownership Guidelines

Under the Company’s stock ownership guidelines for non-employee directors, commencing on April 28, 2016, each non-employee director has been required to own a target number of shares of stock of the Company equal to the sum of the “net shares” resulting from the vesting of the RSUs granted to such director for each of the last five years, with such aggregate share ownership to be achieved within five years of initially being elected or appointed to the Board and maintained thereafter. “Net Shares” means the number of shares that would remain if the shares underlying the equity awards are sold or withheld by the Company to (i) pay the

54	MSCI | DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

exercise price of a stock option, (ii) satisfy any tax withholding obligations (assuming a tax rate of 50%) or (iii) satisfy any other applicable transaction costs.

Shares that count towards satisfaction of the target level of stock ownership under the stock ownership guidelines for non-employee directors consist of the following:

(1)	Shares beneficially owned individually, either directly or indirectly (including any shares beneficially owned as a result of an election to receive a retainer (or any portion thereof) in shares);
(2)	Shares beneficially owned jointly with, or separately by, immediate family members residing in the same household, either directly or indirectly;
(3)	Shares underlying vested and unvested RSUs granted under the Directors Plan; and
(4)	Shares for which receipt has been deferred (including any shares held through the Deferral Plan or any other deferred compensation plan maintained by the Company).

As of the date of this Proxy Statement, all of our non-employee directors are in compliance with the Company’s stock ownership guidelines.

2022 PROXY STATEMENT	55

Proposal No. 2

Advisory Vote to Approve Executive Compensation (Say-on-Pay)

The Dodd-Frank Act enables MSCI’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

For an overview of the compensation of our NEOs and our compensation strategy, see “Compensation Matters—Compensation Discussion and Analysis—Executive Summary” below.

We are asking for shareholder approval of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which include the disclosures under “Compensation Matters—Compensation Discussion and Analysis,” the compensation tables included herein and the narrative following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on MSCI, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of MSCI’s shareholders. To the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. MSCI currently conducts annual advisory votes on executive compensation.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast at our 2022 Annual Meeting, at which a quorum is present, is required to approve Proposal No. 2. Abstentions shall not be treated as votes cast.

Our Board of Directors Recommends a vote “FOR” the approval of the compensation of MSCI’s Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Proxies solicited by the Board will be voted “FOR” this approval unless otherwise instructed.

56	MSCI

Compensation Matters

57	Compensation Discussion and Analysis
57	Highlights
57	Executive Summary
58	Business Strategy and Compensation
58	2021 Business Highlights
60	Key 2021 Compensation Decisions
61	Key 2022 Compensation Decisions
63	Governance and Administration
63	Executive Compensation Philosophy and Goals
64	Executive Compensation Practices
65	Executive Compensation Process
66	Executive Compensation Considerations
69	Review of Our Programs
69	Elements of Executive Compensation
70	Fixed Compensation
70	Variable Compensation
83	Stock Ownership Guidelines
84	Other Policies
84	Clawback Policy
85	Anti-Hedging and Anti-Pledging Policy
85	Tax Considerations
85	Compensation Risk Assessment
86	Compensation, Talent and Culture Committee Report
87	Executive Compensation Tables
87	Summary Compensation Table
88	Grants of Plan-Based Awards
89	Outstanding Equity Awards at Fiscal Year-End
91	Option Exercises and Stock Vested
91	Potential Payments Upon Termination or Change in Control
94	Termination or Change in Control
95	2021 Pay Ratio

2022 PROXY STATEMENT	57

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (referred to as the “CD&A”) section summarizes our general philosophy with regard to the compensation of our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and Treasurer, and our three next most highly paid executive officers in 2021 (collectively referred to as “named executive officers” or “NEOs”). The CD&A provides context for the executive compensation disclosures presented below in both tabular and narrative form. Under its charter, the Compensation Committee reviews the Company’s compensation strategy and reviews and approves executive officer compensation as well as the Company’s compensation and benefits program generally. The Compensation Committee approved the compensation structure and amounts for each of our NEOs for 2021 and also approved enhancements to the long-term equity incentive component of our executive compensation program that became effective for equity grants in 2021 following feedback we received from our shareholders.

OUR NEOS FOR 2021 ARE:

HENRY A. FERNANDEZ	ANDREW C. WIECHMANN	C. D. BAER PETTIT	SCOTT A. CRUM	ROBERT J. GUTOWSKI
Chairman and Chief Executive Officer	Chief Financial Officer and Treasurer	President and Chief Operating Officer	Chief Human Resources Officer	General Counsel

Highlights

Executive Summary

Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance that fuels shareholder value creation. In the dynamic and competitive environment in which we operate, it is imperative that we maintain a responsible executive compensation program that encourages and rewards our leaders for achieving short-term and long-term results.

The following table sets forth the key components of our target-based compensation program in effect in 2021.

PHILOSOPHY

Each of the three components has a different purpose. The sum of the base salary, target annual cash incentive and target equity incentive creates a target total compensation. Actual cash incentive and equity incentive payouts are dependent upon the achievement of the relevant AIP and LTIP goals tied directly to the performance of the Company, the product/functional unit and the individual.

We believe that this target-based incentive structure fosters a culture of high performance and accountability and promotes shareholder interests by closely aligning executive compensation with objectively measured Company performance and strategic goal attainment as further described below.

58	MSCI | COMPENSATION MATTERS

Business Strategy and Compensation

The diagram below illustrates how our executive compensation program aligns the strategic initiatives underlying our corporate mission to generate long-term shareholder value creation. The metrics included in our compensation program are aligned with our strategic initiatives and are designed to measure the achievement of objectives that not only deliver short- and medium-term returns, but also help to build the foundation for long-term shareholder value creation.

Mission: to enable investors to build better portfolios for a better world. Strategic Pillars of Growth
Extend leadership in research- enhanced content across asset classes	Lead the enablement of ESG and climate investment integration	Enhance distribution and content- enabling technology

Expand solutions that empower client customization	Strengthen client relationships and grow into strategic partnerships with clients	Execute strategic relationships and acquisitions with complementary content and technology companies
Performance-Based Compensation
SHORT-TERM (ANNUAL INCENTIVE PLAN CASH BONUS)	LONG-TERM (EQUITY GRANTS)

●  Restricted Stock Units (for 2021, ratable vest, and for 2022, cliff-vest after a three-year service period)

●  Performance Stock Units (earned based on absolute TSR CAGR) with a 1-year post vesting mandatory holding period for 3-Year PSUs

●  Performance Stock Options (earned based on cumulative revenue and cumulative Adjusted EPS) (new for 2022)

2021 Business Highlights

Execution on Strategic Priorities

Despite the economic uncertainties and social disruptions that continued throughout 2021, we delivered another year of strong results. In fact, MSCI set a new bar for performance across a number of key financial and operating metrics in 2021. Our intense client-centricity has enabled us to continue to serve as a go-to partner for our clients, and we believe that our performance in 2021 demonstrates the strength of our execution and the results of our key long-term investments. We achieved these results in 2021 while our employees continued to deliver exceptional performance in a largely remote-work environment.

2022 PROXY STATEMENT	59

Strong Financial Performance

OPERATING REVENUES	DILUTED EPS / ADJUSTED EPS(1) (Unaudited)

Diluted EPS
Adjusted EPS
$6.59
$6.44
$7.12
$7.83
$8.70
$9.95
2019
2020
2021

NET CASH PROVIDED BY OPERATING ACTIVITY / FREE CASH FLOW(1) (Unaudited)	NET NEW SALES(2) (Unaudited)
(in thousands)	(in thousands)

Net Cash Provided by Operating Activities
Free Cash Flow
$709,523
$655,753
$811,109
$760,134
$936,069
$883,275
2019
2020
2021

(1)	“Adjusted EPS” and “free cash flow” are non-GAAP financial measures. See Annex B for definitions and reconciliations of all non-GAAP financial measures referenced herein.

(2)	Net New Sales is defined as gross sales (new recurring subscription sales plus non-recurring sales) less subscription cancellations.

For additional information about key strategic developments and milestones during 2021, please see the details under “KPI Component and DE&I Goals Component” on page 72 of this Proxy Statement.

60	MSCI | COMPENSATION MATTERS

Key 2021 Compensation Decisions

In 2021, despite the continuing complex and challenging operating environment resulting from the ongoing COVID-19 pandemic, our employees continued to display their resilience and dedication to our business, which was fundamental to the strong performance we achieved in 2021. The Company remained committed to nurturing and fostering an “owner-operator,” performance-based culture among employees that aligns compensation with the shareholder experience.

Specifically, in 2021, we granted a significant portion of our NEOs’ compensation in the form of “at-risk” variable compensation under the LTIP and the AIP. The 2021 LTIP awards granted to our NEOs consist of a mix of grants of annual RSUs and PSUs (including 3-Year PSUs and 5-Year PSUs) that varies based on the executive’s position, as further detailed on page 80 of this Proxy Statement. Consistent with our historical practice, Mr. Fernandez received 100% of his equity compensation in the form of PSUs, with 60% granted in the form of 5-Year PSUs and 40% granted in the form of 3-Year PSUs. In addition, for 2021, the Compensation Committee:

●	Increased the proportion of Mr. Pettit’s 5-Year PSUs from 50% to 60% of his overall equity incentive compensation for 2021 (with the remaining 40% granted in the form of 3-Year PSUs), commensurate with Mr. Fernandez;
●	Added a one-year post-vest mandatory holding period to the 3-Year PSUs that were granted to our NEOs in 2021, where such shares, or rights with respect to such shares, may not be transferred until the expiration of such holding period; and
●	Under the AIP, introduced DE&I Goals for our senior leaders, linked to 10% of target annual cash bonus.

The Compensation Committee believes that the complimentary performance metrics and associated performance cycles utilized under the AIP and LTIP collectively encourage our senior executives to manage our business with an “owner-operator” mindset that focuses on the long-term health of our business and the interests of our shareholders. Specifically, we believe that PSUs encourage a longer-term orientation to managing our business, while at the same time, the AIP serves as meaningful check and balance to ensure that our executive compensation program continues to measure and reward for performance against core financial, operational and strategic milestones in the near-term to fuel the long-term growth of shareholder value.

The key features of the 2021 RSUs and PSUs are as follows:

RSUs:

●	Granted to NEOs other than the CEO and President & COO
●	Service-vest in three equal installments in each of 2022, 2023 and 2024
●	Structure of this component was unchanged from prior years
●	Long-term value of underlying stock tied to share price

3-YEAR TSR PSUs:
●	Granted to all NEOs to facilitate an “owner-operator” mindset
●	Cliff-vest at the end of a three-year performance cycle from February 3, 2021 to February 2, 2024, based on achievement of rigorous absolute TSR CAGR performance metrics
●	Reflect the right to receive between 0% and 300% of the target number of shares based on achievement of the TSR CAGR performance metric over the applicable performance period
●	Realize meaningful value only to the extent that shareholders also realize value
●	Include a one-year post-vest mandatory holding period, where such shares, or rights with respect to such shares, may not be transferred until the expiration of such holding period

2022 PROXY STATEMENT	61

5-YEAR TSR PSUs:
●	Granted to all NEOs to facilitate an “owner-operator” mindset
●	Cliff-vest at the end of a five-year performance cycle from February 3, 2021 to February 2, 2026, based on achievement of rigorous absolute TSR CAGR performance metrics
●	Reflect the right to receive between 0% and 200% of the target number of shares based on achievement of the TSR CAGR performance metric over the applicable performance period
●	Provide “stretch” opportunity to reward for exceptional long-term value creation over a longer-than-typical performance period

Key 2022 Compensation Decisions

In 2021, with the help of its external independent compensation consultant, Semler Brossy, the Compensation Committee undertook a comprehensive process to research and evaluate an appropriate design for our 2022 LTIP that applies across MSCI, including to our NEOs, to ensure continued alignment of the LTIP with MSCI’s go-forward strategic objectives. As part of this review, the Compensation Committee evaluated our current LTIP design against the LTIP practices of our peers and broader industry LTIP practices. In particular, the Compensation Committee considered the following feedback from external and internal reviews, including the views of our shareholders:

●	there was strong continued support for MSCI’s “owner-operator” culture that is advanced by the LTIP;
●	the LTIP should focus on a three-year performance period, which is more compelling because it is aligned with the timeframe of MSCI’s strategic planning; and
●	the Company should consider complementing the absolute TSR CAGR performance metric in the PSUs with financial metrics that are directly linked to the Company’s strategic plan. In particular, feedback to the Compensation Committee was that a focus on revenue and earnings provided the strongest links to MSCI’s go-forward strategy.

After a thorough review and evaluation process, the Compensation Committee designed the 2022 LTIP to further enhance our pay-for-performance culture by incorporating the above described feedback and reviews and positioning the 2022 LTIP to support the Company’s strategic plan and the need to incentivize continued stock price appreciation. Specifically, the Compensation Committee made the following enhancements for 2022:

●	introduced PSOs that are earned and vest based on achievement of two equally-weighted performance metrics that are directly linked to the Company’s strategic plan—cumulative revenue and cumulative adjusted EPS—each measured over a cumulative three-year performance period. The grant of the PSOs in 2022 replaced the 5-Year PSU component of our 2021 LTIP;
●	revised the vesting structure of annual RSU grants to cliff-vest 100% at the end of a three-year service period (rather than annual ratable vesting over a three-year period); and
●	updated the Company’s share ownership and retention guidelines to provide for even more rigorous requirements.

As a result of these changes, and as discussed in more detail below, the Company’s 2022 LTIP consists of grants of annual RSUs, 3-year PSUs and PSOs, with the mix amongst the awards based on the executive’s level. The LTIP mix is tiered to align according to level, with our CEO and President & COO having the highest “at-risk” mix, by receiving 100% of their LTIP awards in the form of performance-based awards of PSUs and PSOs.

The 2022 PSOs were designed such that the Company’s senior leaders, including the NEOs, will only realize value from an award if our cumulative revenue and cumulative Adjusted EPS performance over the cumulative three-year period is above threshold and if increases in our stock price are sustained above the exercise price. As a result, the Compensation Committee believes that the PSOs will further align our executives’ interests with those of our shareholders by helping to drive performance and by complementing the TSR-based performance metrics applicable to the 3-Year PSUs, which will continue to reward participants for sustained exceptional growth in the Company’s stock price.

62	MSCI | COMPENSATION MATTERS

The key features of the 2022 RSUs, PSUs and PSOs are as follows:

RSUs:

●	Granted to NEOs other than the CEO and President & COO
●	Cliff-vest at the end of a three-year vesting period (reflects a change from our historical practice of annual ratable vesting)
●	Long-term value of underlying stock tied to share price

3-YEAR TSR PSUs:
●	Granted to all NEOs
●	Cliff-vest at the end of a three-year performance period from February 3, 2022 to February 2, 2025, based on achievement of rigorous absolute TSR CAGR performance metrics
●	Reflect the right to receive between 0% and 300% of the target number of shares based on achievement of the TSR CAGR performance metric over the applicable performance period
●	Realize meaningful value only to the extent that shareholders also realize value
●	Include one-year post-vest mandatory holding period, where such shares, or rights with respect to such shares, may not be transferred until the expiration of such holding period
PSOs:
●	Granted to all NEOs to further facilitate an “owner-operator” mindset and focus on longer-term strategic goals
●	Vest upon satisfaction of both a service condition and a performance condition, with the service condition satisfied on the third anniversary of the grant date
●	Represent the right to exercise between 0% and 200% of the target number of shares subject to the option based on the combined level of achievement of a cumulative revenue performance goal and a cumulative adjusted EPS performance goal, each weighted at 50% and measured over a three-year performance period

In addition, to further promote our “owner-operator” mindset, the Compensation Committee updated the Company’s Stock Ownership Guidelines for Executive Committee members, including our NEOs, to require that, in addition to existing requirements, our Executive Committee members must hold shares equivalent, in the aggregate, to 25% of the “Net Shares” from equity awards granted to them after January 1, 2022. The Compensation Committee also approved revisions to the minimum share ownership requirements to increase the thresholds applicable to members of our Executive Committee, including our NEOs, to be among the highest multiples of base salary in our peer group. See page 83 of this Proxy Statement for additional information with respect to our Executive Committee Stock Ownership Guidelines.

2022 PROXY STATEMENT	63

Governance and Administration

Executive Compensation Philosophy and Goals

We evaluate our executive compensation structure on an annual basis to ensure alignment with our compensation philosophy and business strategy and shareholder priorities. Our compensation philosophy centers around maintaining a compensation program for our NEOs that is designed to promote the achievement of our short-term and long-term financial and strategic goals. For additional information on our strategic initiatives, see page 58 of this Proxy Statement.

In addition to the principles described in the “Executive Summary” on page 57 of this Proxy Statement, our executive compensation program is designed to:

●	promote achievement of the Company’s financial and strategic goals and provide alignment with the objectives of our multi-year strategic plan;
●	provide a framework to advance our strategic goals and encourage our NEOs to make a long-term commitment to the Company;
●	base compensation determinations on the performance of the Company, the product/functional unit and the individual;
●	attract, retain and engage top-level talent and provide each NEO with compensation opportunities that are competitive with market practices and within our cost structure;
●	appropriately manage compensation risk in light of our business strategy; and
●	align the long-term interests of our senior executives with those of our shareholders by promoting actions that will allow for sustainable top- and bottom-line growth opportunities and capital returns to shareholders and maintain an “owner-operator” culture and strong corporate governance practices.

Our executive compensation philosophy provides our NEOs with the opportunity to earn a significant portion of their compensation in the form of variable compensation (i.e., annual cash incentive awards under our AIP and long-term equity incentive awards under our LTIP), with the remaining portion of their total compensation as their base salary. This emphasis on variable compensation is illustrated in the following pay mix charts:

2021 ANNUALIZED CEO	2021 AVERAGE ANNUALIZED OTHER NEOS

64	MSCI | COMPENSATION MATTERS

Executive Compensation Practices

Our executive compensation practices incorporate the following corporate governance best practices that protect the interests of our shareholders and are consistent with high standards of risk management.

WHAT WE DO	WHAT WE DON’T DO

●  Emphasize variable compensation

●  Provide formula-based annual cash incentive opportunities

●  Subject equity awards to rigorous service- and performance-vesting requirements

●  Impose rigorous stock ownership guidelines and requirements on all of our NEOs and other Executive Committee members, with guidelines among the highest multiples of base salary in our peer group

●  12x annual base salary for our CEO and President & COO

●  8x annual base salary for our other NEOs

●  4x annual base salary for other Executive Committee members

●  In addition to the above, beginning with awards granted in 2022, require members of our Executive Committee, including our NEOs, to hold shares equivalent, in the aggregate, to 25% of the net shares they receive (after payment of taxes, exercise price and related costs) from equity awards until they no longer serve on the Executive Committee, reflecting MSCI’s deep commitment to an “owner-operator” mindset

●  Maintain a clawback policy for incentive based-compensation (cash and equity) with provisions that cover a broad range of detrimental conduct and financial restatements

●  Provide for double-trigger vesting upon a change in control

●  Only pay dividend equivalents on PSUs if and when the underlying award vests

●  Make CEO’s and President & COO’s equity grant entirely in awards tied to performance metrics, to focus on long-term shareholder value creation

●  Retain an independent compensation consultant at the direction of the Compensation Committee

●  Incorporate DE&I and climate-related considerations into our AIP program

●  Do not provide gross-ups to cover excise taxes

●  Do not allow any directors or employees, including all NEOs, to hedge or pledge the Company’s common stock, engage in short sales, purchases or sales of options, puts or calls, as well as derivatives such as swaps, forwards or futures or trade on a short-term basis in the Company’s common stock

●  Do not allow repricing of options or stock appreciation rights awards without shareholder approval

●  Do not provide for “liberal” share recycling when shares are tendered or withheld to satisfy tax withholding obligations or as payment of an option exercise price

2022 PROXY STATEMENT	65

Executive Compensation Process

The executive compensation program described in this section is the result of a year-long process:

LATE JANUARY/ EARLY FEBRUARY

●  Review and determine the AIP awards for prior-year performance for NEOs based on an assessment of the Company’s achievement of the financial metrics established for the prior year, as well as the executive’s achievement of his or her individual KPIs and DE&I Goals for such prior year. The CEO makes recommendations to the Compensation Committee on compensation for NEOs (other than himself), and the Compensation Committee takes these recommendations into consideration in reaching its final compensation decisions.

●  Certify achievement of TSR metrics and any other performance metrics applicable to any equity awards granted in prior years.

●  Establish the AIP structure for the current year, including the applicable AIP financial metrics and target AIP awards for each NEO.

●  Establish the structure and performance metrics applicable to equity awards to be granted under the LTIP for the current year, and grant equity awards based on a number of factors, including the Company’s recent performance, peer analysis and the executive’s individual performance and potential future contributions.

MARCH	● Consider risks arising from the Company’s incentive compensation plans.

APRIL	● Review Say-on-Pay voting recommendations from proxy advisors and our shareholder vote at our annual meeting. ● Review and approve KPIs for current year’s AIP.

JULY TO OCTOBER

●  Review our status and progress on our performance culture.

●  Review senior management fit for role and potential successors.

●  Review peer group.

●  Independent compensation consultant reports on compensation practices and trends in the industry.

●  Review design of next year’s executive compensation programs.

NOVEMBER

●  NEOs summarize preliminary results against their current-year KPIs and prepare preliminary KPIs for the upcoming year.

●  Meet with shareholders to discuss our executive compensation policies and collect feedback.

DECEMBER	● Finalize design of executive compensation program for upcoming year and review preliminary recommendations for actual and target levels of compensation.

ONGOING

●  Management provides feedback from shareholder outreach regarding our executive compensation program.

●  Review progress made on performance metrics.

●  Monitor compliance with stock ownership guidelines.

66	MSCI | COMPENSATION MATTERS

Independent Compensation Consultant

The Compensation Committee selected and engaged Semler Brossy as its independent compensation consultant to assist with a range of executive compensation matters, including the overall design of our executive compensation program, evaluation and selection of peer group companies, provision of competitive market data and other matters related to our NEO compensation program. During 2021, Semler Brossy was present at all Compensation Committee meetings and consulted on executive compensation matters. The Compensation Committee recognizes that it is important to receive objective advice from its outside advisor and regularly meets with Semler Brossy in Executive Session without management’s attendance. Semler Brossy reports directly to the Compensation Committee, which, pursuant to its charter, maintains sole responsibility for retaining or terminating the compensation consultant. Semler Brossy did not provide any other services to MSCI during 2021.

Executive Compensation Considerations

The Compensation Committee takes into account a range of factors in determining compensation components and setting compensation amounts. In addition to reviewing NEO performance against annual goals, various financial and operational metrics, KPIs and DE&I Goals, the Compensation Committee reviews peer group analyses provided by Semler Brossy (used as a reference without benchmarking to a specified target) and shareholder feedback. The weight attributed to each individual factor may change from time to time, depending on the circumstances of such decisions. We believe this continues to be the best approach for the Company, as it enables the Compensation Committee to balance competing interests, address evolving priorities and meet Company objectives.

2021 Say-on-Pay Vote Results

In 2021, 96.8% of the votes cast on the Say-on-Pay Advisory Vote were voted in support of the compensation of our NEOs.

HIGH APPROVAL FOR THE LAST 4 YEARS

Shareholder Engagement

MSCI has established a robust process for engaging shareholders on executive compensation. On at least an annual basis, we meet with shareholders to provide an overview of our executive compensation program and highlight changes, if any, that have been made since our last meeting with the relevant shareholder. In 2021, the Company met with 14 of its largest shareholders (representing approximately 41% of its outstanding shares as of September 30, 2021) in individual meetings to discuss our corporate responsibility practices, including our executive compensation program. None of the shareholders expressed significant concerns with the Company’s compensation program, and the shareholders generally reacted positively to the Company’s compensation program.

Our 2021 and 2022 compensation programs reflect feedback we received from our shareholders.

2022 PROXY STATEMENT	67

RECENT ENHANCEMENTS IN RESPONSE TO SHAREHOLDER FEEDBACK
WHAT WE HEARD	WHAT WE DID	WHY
Support for cultivating an “owner-operator” mindset	Added a one-year post-vest mandatory holding period to our 3-Year PSUs granted in 2021	We believe that equity award features that promote an “owner-operator” culture focus our senior leaders on long-term shareholder value creation
Stronger linkages between ESG and our compensation program	In 2021, introduced DE&I Goals for our senior leaders	We believe that integrating DE&I Goals into our compensation programs ensures executive decision making that aligns with our corporate culture
Request for disclosure around how the COVID-19 pandemic impacted our compensation program	In 2021, added disclosures to reflect the Compensation Committee’s decision not to make any changes to the performance goals under the AIP or LTIP (including the target performance levels or actual achievement levels) for 2021 in response to the pandemic, including for any currently outstanding awards	While the Company was less severely impacted by the pandemic than those in other industries, we believe that our compensation program is designed to reflect the economic realities of the operating environment and align with the impact of the operating environment on our stakeholders
Stronger facilitation of an “owner-operator” mindset and focus on longer-term strategic goals

In 2022, granted PSOs with a three-year performance period, based on the combined level of achievement of operating and financial metrics, and a ten-year term. PSOs replaced the grant of 5-Year PSUs

Implemented more rigorous stock ownership and retention guidelines

We believe that the grant of PSOs with a focus on financial and operating metrics will complement the metrics used in PSUs and provide greater incentives for the execution of the Company’s strategic plan

We believe our 2022 LTIP program together with our enhanced stock ownership guidelines will further an “owner-operator” mindset

Request for disclosure around how our Compensation Committee assessed performance for purposes of DE&I Goals	In 2022, added disclosure regarding NEO performance with respect to DE&I Goals as well as the Company-wide approach to assessing performance against DE&I Goals through our Executive Accountability Framework	We believe it is important to convey transparent information around the achievement of DE&I Goals by our senior leaders as well as our process of assessing those goals

The Company will continue to maintain an active dialogue with shareholders and evaluate feedback on issues of importance to them, including the metrics that drive each of our NEO’s compensation. See page 40 of this Proxy Statement for additional information on our shareholder engagement efforts in 2021.

Peer Groups

To ensure competitiveness of compensation structures and pay levels for our NEOs, the Compensation Committee conducts an annual review of peer company compensation data. Each year, prior to beginning this review, the Compensation Committee examines the composition of companies previously considered our peer companies to make certain that the selected companies continue to be relevant as evaluated according to the following screening criteria:

●	Scale, to reflect similar size and complexity;
●	Geographic footprint, to reflect business structure and international complexity;
●	Public ownership structure to ensure availability of data;
●	Competitors for talent; and
●	Similar business model.

68	MSCI | COMPENSATION MATTERS

The peer group used to inform fiscal 2021 pay decisions for our NEOs was comprised of 16 companies that, in aggregate, approximated MSCI’s size, scope of operations, and operating metrics. In particular, the group was selected such that it, in aggregate:

●	Approximated MSCI’s size on a revenue basis for fiscal 2021;
●	Reflected MSCI’s high-margin, high-valuation operating metrics and international reach; and/or
●	Represented the competitive talent market for financial technology, research and consulting, and data systems/information technology companies.

Company	GICS Classification
MSCI Inc.	Financials—Capital Markets—Financial Exchanges and Data
Aspen Technology Inc.	Information Technology—IT Services—Application Software
Black Knight Inc.	Information Technology—IT Services—Data Processing and Outsourced Services
Dun & Bradstreet	Industrials—Professional Services—Research and Consulting Services
Equifax Inc.	Industrials—Professional Services— Research and Consulting Services
FactSet Research Systems Inc.	Financials—Capital Markets—Financial Exchanges and Data
Fair Isaac Corporation	Information Technology—Software—Application Software
Gartner, Inc.	Information Technology—IT Services—IT Consulting and Other Services
IHS Markit Ltd.	Industrials—Professional Services—Research and Consulting Services
MarketAxess Holdings Inc.	Financials—Capital Markets—Financial Exchanges and Data
Moody’s Corporation	Financials—Capital Markets—Financial Exchanges and Data
Morningstar, Inc.	Financials—Capital Markets—Financial Exchanges and Data
SEI Investments Company	Financials—Capital Markets—Asset Management and Custody Banks
S&P Global Inc.	Financials—Capital Markets—Financial Exchanges and Data
SS&C Technologies Holdings, Inc.	Information Technology—Software—Application Software
TransUnion	Industrials—Professional Services—Research and Consulting Services
Verisk Analytics, Inc.	Industrials—Professional Services—Research and Consulting Services

Review for 2022

In its annual review of the executive compensation peer group for 2022, the Compensation Committee undertook a holistic review of the executive compensation peer group and determined the group to be sufficiently robust for market comparisons and balances. Accordingly, the Compensation Committee maintained the same peer group, as the selected companies met the same criteria described above for 2021 and the group continued to be an appropriate size.

2022 PROXY STATEMENT	69

Review of Our Programs

Elements of Executive Compensation

Our executive compensation program in 2021 generally consisted of the following elements. We have also noted changes implemented in 2022 where applicable.

Compensation Element	Purpose	2021	2022
ANNUAL BASE SALARY STARTS ON PAGE 70	Provides certainty and predictability to meet ongoing living and other financial commitments	● The only fixed component of our executive compensation program

●   The only fixed component of our executive compensation program.

●   In 2022, each of Messrs. Wiechmann and Gutowski received an increase to his annual base salary after a consideration of several factors, including peer group market data and competitive practices

ANNUAL INCENTIVE (Cash Bonus) STARTS ON PAGE 71	Intended to drive one-year performance results against financial targets and other Company, individual and leadership focused goals	● Metrics vary by executive, but include: ● Revenue ● Adjusted EPS ● Net New Sales ● Free Cash Flow ● Key Performance Indicator/Leadership Effectiveness Goals ● DE&I Goals	No change to metrics
LONG-TERM INCENTIVES STARTS ON PAGE 79	Fosters an “owner-operator” mindset, closely aligns management’s interests with the long-term interests of our shareholders and promotes the retention of key members of our management team

●   RSUs which ratably service vest over three years

●   Grant of 3-Year PSUs and 5-Year PSUs (which vest based on absolute TSR)

●   3-Year PSUs cover a cumulative three-year performance period

●   5-Year PSUs cover a cumulative five-year performance period

●   Each of Messrs. Fernandez and Pettit received 100% of their LTIP awards in the form of PSUs for 2021, with 60% of their PSUs granted in the form of 5-Year PSUs, the highest percentage amongst all of our NEOs for 2021 (for Mr. Pettit, an increase from 50% in 2020)

●   RSUs which cliff vest after a three-year vesting period

●   Grant of 3-Year PSUs (which vest based on absolute TSR)

●   PSOs with a three-year performance period which vest based on the combined level of achievement of a cumulative adjusted EPS performance metric and a cumulative revenue performance metric

●   Each of Messrs. Fernandez and Pettit received 100% of their LTIP awards in the form of performance awards, with 50% in the form of PSUs and 50% in the form of PSOs, with other NEOs receiving a mix of 30% RSUs, 35% PSOs and 35% PSUs

70	MSCI | COMPENSATION MATTERS

Fixed Compensation

Annual Base Salary

Base salary is the only fixed component of our executive compensation program. The annual base salary element offers our NEOs a measure of certainty and predictability to meet ongoing living and other financial commitments. In setting base salaries for our NEOs, the Compensation Committee has sought to establish base salary rates that (i) are competitive with those provided for similar positions at companies in our peer group and (ii) recognize the experience and performance of the NEO. The Compensation Committee reviews the base salaries of our NEOs on an annual basis. None of our NEOs received an increase in base salary for 2021.

Name	2021 Base Salary Rate ($)
Henry A. Fernandez	1,000,000
Andrew C. Wiechmann	500,000
C. D. Baer Pettit(1)	859,819
Scott A. Crum	550,000
Robert J. Gutowski	450,000
(1)	Base salary for Mr. Pettit was paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.37571. Mr. Pettit’s 2021 base salary rate was £625,000.

Variable Compensation

The variable compensation actually paid to our NEOs is subject to performance metrics that are designed to (i) emphasize pay for performance, (ii) balance short-term and long-term incentives, and (iii) take into account input from our shareholders. The variable elements of our target-based incentive compensation program include:

(1) an annual cash incentive component; and

(2) a long-term equity incentive component.

In determining target cash and equity incentive compensation amounts for each NEO, the Compensation Committee takes into account a number of factors, including: the differences in relative responsibilities; experience and performance in role; the ability to impact overall Company performance; Company, product segment and individual performance; and historical compensation and peer group analyses (used as a reference without benchmarking to a specified target).

There is no minimum amount of variable compensation payable to the NEOs. The Compensation Committee makes determinations, in its discretion, as to the amounts of variable compensation awarded based on program metrics and individual performance, subject to the terms of any applicable plan or arrangement.

2022 PROXY STATEMENT	71

Annual Cash Incentives

The Company awards annual cash incentives pursuant to the Company’s AIP, which closely aligns management’s interests with those of shareholders by employing a formulaic approach that takes into account specific financial criteria and individual KPIs and DE&I Goals when determining cash incentives. The Compensation Committee believes that subjecting 70% of the target cash incentive to pre-established performance targets further promotes shareholder value creation by more directly aligning executive compensation with Company performance and strategic goal attainment. Under the AIP, each NEO is eligible to earn an annual target cash incentive and may receive between 0% and 150% of their target cash incentive opportunity based on attainment of the level of certain financial performance metrics (together, weighted at 70%), individual KPIs (weighted at 20%) and DE&I Goals (weighted at 10%). For 2021, the target cash incentive opportunity, metrics, and corresponding weightings for our NEOs are included in the table set forth below:

		Financial Component—Overall Weighting of 70%
		MSCI Metrics
Name	2021 Target Cash Incentive ($)	Revenue	Adjusted EPS	Total Net New Sales	Free Cash Flow	KPIs	DE&I Goals
Henry A. Fernandez	$1,400,000	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
Andrew C. Wiechmann	$600,000	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
C. D. Baer Pettit(1)	$1,238,139	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
Scott A. Crum	$700,000	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
Robert J. Gutowski	$650,000	20.0%	30.0%	40.0%	10.0%	20.0%	10.0%
(1)	The 2021 target annual cash incentive opportunity reflected in the table above for Mr. Pettit was converted from British pounds sterling to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.37571 for fiscal 2021. Mr. Pettit’s actual 2021 target cash incentive amount was £900,000.

FINANCIAL COMPONENT

The threshold, target and maximum for each financial component making up the AIP, as well as the actual results attained for 2021, are included in the table set forth below.

		Threshold		Target		Maximum		Actual(2)
Metrics	Target $mm(1)	% Of Target	Payout (% Of Opportunity)	% Of Target	Payout (% Of Opportunity)	% Of Target	Payout (% Of Opportunity)	% Of Target	Payout (% Of Opportunity)
MSCI Revenue	1,894.6	95%	50%	100%	100%	105%	150%	107.9%	150%
MSCI Adjusted Earnings Per Share	8.37	90%	50%	100%	100%	110%	150%	118.9%	150%
MSCI Total Net	225.3	70%	50%	100%	100%	130%	150%	112.3%	120.4%
New Sales
Free Cash Flow	687.1	85%	50%	100%	100%	115%	150%	128.5%	150%
(1)	Except Adjusted EPS, which is not stated in millions.
(2)	In determining the actual results attained for the Total Net New Sales metric under the 2021 AIP, the Compensation Committee made an adjustment to the Company’s reported results in accordance with the terms of the AIP, which permits the Compensation Committee to make adjustments, in whole or in part, to any performance measures (and the methodologies relating to such measures) for certain events specified in the AIP. Specifically, the Compensation Committee made an adjustment to the reported results for the Total Net New Sales metric to recognize a one-time customer payment in 2021 of $18 million. The Compensation Committee made this adjustment because the customer payment resulted in economic benefits to the Company similar to a non-recurring sale, but, absent this adjustment, would not have been taken into account under the Total Net New Sales category in 2021 or future years given the nature of the performance metrics. Non-recurring sales are credited at 75% for the Total Net New Sales category for compensation purposes under the AIP. As a result, there was a positive adjustment to the achievement of the Total Net New Sales metric under the 2021 AIP of $13.5 million.

72	MSCI | COMPENSATION MATTERS

In determining the actual cash incentive amounts awarded under the 2021 AIP, the Compensation Committee made certain adjustments to the target financial metrics applicable to our NEOs in accordance with the terms of the AIP, which permits the Compensation Committee to make adjustments, in whole or in part, to any performance measures (including target performance levels) for certain events specified in the AIP. Specifically, the Compensation Committee made adjustments to the target metrics listed below to take into account the impact resulting from (1) the Company’s acquisition of RCA on September 13, 2021 and (2) accelerated cash tax payments that impacted the Company’s free cash flow in 2021 and that were not originally part of the Company’s operating plan.

Metrics	Original Target $mm	Adjustments $mm	Adjusted Target $mm
MSCI Revenue	1,872.4	+22.1	1,894.6
MSCI Total Net New Sales	222.2	+3.1	225.3
Free Cash Flow	790.1	-103.0	687.1

KPI COMPONENT AND DE&I GOALS COMPONENT

The Compensation Committee believes that including KPIs (20% of the target AIP cash bonus amount) and DE&I Goals (10% of the target AIP cash bonus amount) under the AIP provides an opportunity to assess individual results against specific goals as well as progress against multi-year efforts. The Compensation Committee regularly assesses the components and metrics used in the AIP and the weighting of those components and metrics, in addition to taking into account shareholder feedback.

In 2021, we accelerated our commitment to advancing DE&I by linking the AIP target compensation of each Managing Director, including each of our NEOs, to DE&I progress. Our Managing Directors’ DE&I Goals are intended to ensure long-term stability at the Company, align with our long-term strategy and enhance our DE&I objectives. In particular, our CEO’s KPIs and DE&I Goals are directly tied to long-term strategic transformation, succession planning, new-hire onboarding and strengthening MSCI’s culture of inclusion and belonging, all of which build a strong foundation for future growth.

We developed an Executive Accountability Framework (“EAF”) to establish the philosophy and process to assess each Managing Director’s progress against DE&I Goals and overall DE&I performance, considering specific goals set by each Managing Director at the beginning of the year. The EAF stresses that creating an inclusive environment is as important as improving diverse representation; therefore, Managing Directors are assessed on their qualitative and quantitative results with a range of potential outcomes including those relating to talent development, retention, hiring practices and engagement. In addition, leaders are assessed as to whether they consistently display inclusive leadership behaviors and drive activity that fosters an inclusive environment. Each NEO was assessed individually with further calibration across all NEOs. Performance recommendations were then made to the Compensation Committee, which reviewed and approved performance in respect of each NEO.

2022 PROXY STATEMENT	73

HENRY A. FERNANDEZ, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
Drive exceptional financial performance and enhance capital management

●   Achieved exceptional results in 2021, demonstrating the strength of an ambitious strategy, key long-term investments and consistent execution, along with unprecedented demand for the Company’s solutions.

●   Highlights include the following (versus 2020):

●   2021 Full-Year Operating Revenue of $2.04 billion, up 20.5%.

●   2021 Full-Year Net New Sales up 48.7%.

●   2021 Full-Year Adjusted EPS* up 27.1%.

●   2021 Full-Year Free Cash Flow* up 16.2%.

●   Expanded MSCI’s role as a change agent for the global investment industry.

●   Led strategic progress in providing the common language and tools investors use for indexation, risk management, factors, ESG, climate and other key investment categories.

●   Oversaw “triple crown” investments to help fuel future growth and meet client demand, including through the acquisition of Real Capital Analytics, a global commercial real estate data provider.

●   Returned capital to shareholders, including opportunistically repurchasing approximately $140 million of MSCI common stock and returning approximately $300 million to shareholders in the form of quarterly dividends (increase of approximately 23% versus 2020).

Drive shareholder value through strategic partnerships and product launches

●   Prioritized the development and introduction of new products and services to accelerate growth, and launched new partnerships to capture emerging opportunities. Examples include:

●   Launched new ISaaS products, including Data Explorer, Climate Lab Enterprise and Index Builder.

●   Entered into new partnership agreement with Royalty Pharma plc to expand MSCI’s existing thematic index suite with new indexes that aim to represent the performance of long-term, cutting-edge companies that are expected to disrupt the biopharmaceuticals and life sciences industries.

●   Licensed China A 50 Connect Index to HKEX, leading to the most successful launch ever of an MSCI index-linked futures contract.

●   Jointly created the MSCI COLCAP Index with the Colombia Stock Exchange.

●   Advanced the Company’s long-term strategy through a partnership agreement with Goldman Sachs Global Markets to distribute portfolio-level Barra factor analytics to clients via its Marquee platform, its digital storefront for Goldman Sachs, and select third-party content.

Advance MSCI’s climate capabilities and helped clients transition to a Net-Zero world

●   Continued to steer MSCI’s leadership in providing the transparency clients need to better integrate ESG and climate risks and opportunities into investment processes. Launched several significant ESG and Climate tools and solutions, including:

●   Net-Zero Tracker, a quarterly gauge of progress by public companies toward curbing climate risk. The Tracker calculates the individual and aggregate emissions of all MSCI ACWI-IMI companies and highlights leading and lagging companies and sectors in the path towards net-zero emissions.

●   Climate Lab Enterprise, which helps investors monitor and manage climate-related risks.

●   Implied Temperature Rise, a search tool that computes and discloses how the emissions trajectories of companies, portfolios and funds align with different global temperature pathways.

●   Carbon Footprinting of Private Equity and Debt Funds, a product jointly developed with Burgiss and MSCI’s ESG team, which measures the carbon emissions of 15,000 private companies and the carbon intensity of nearly 4,000 private equity and debt funds.

●   Prioritized MSCI’s own climate goals through a more robust commitment to corporate responsibility, including by the introduction of MSCI’s goal of net-zero carbon emissions by 2040 throughout its global operations and by becoming a founding member of the Net Zero Financial Service Providers Alliance.

*	“Adjusted EPS” and “free cash flow” are non-GAAP financial measures. See Annex B for definitions and reconciliations of all non-GAAP financial measures referenced herein.

74	MSCI | COMPENSATION MATTERS

Strengthen MSCI’s commitment to building a diverse, equitable and inclusive culture

●   Championed and intensified the focus across MSCI on DE&I outcomes. Amplified engagement and accountability:

●   Appointed first Chief Diversity Officer.

●   Introduced DE&I Executive Accountability Framework, aligned with the firm’s compensation process and the introduction of individual DE&I Goals for senior leaders tied to incentive compensation.

●   Enhanced commitment and approach to identifying and attracting senior diverse talent, which resulted in hiring 11 Managing Directors across functions and geographies, many from diverse or under-represented backgrounds, including four female and three Black executives.

●   Strengthened MSCI’s culture of inclusion and belonging:

●   Conducted listening tour with 16 local offices, where DE&I was a key topic of discussion.

●   Hosted a global conversation with the MSCI Pride ERG leaders to gather feedback on important issues affecting the LGBTQ+ community.

●   Conducted a fireside chat at the 4th Annual Global DE&I Summit in November, celebrating and recognizing the achievements of the Executive Diversity Council and employee resource group leaders.

●   Focused on employee engagement and empowerment:

●   Drove MSCI’s Future of Work transformation through the development of a forward-looking, hybrid-work strategy centered on client-centricity, trust and empowerment.

●   According to our December 2021 employee engagement survey (not including employees from newly acquired companies), the percentage of respondents characterized as fully engaged equaled the highest since we implemented the survey.

2022 PROXY STATEMENT	75

ANDREW C. WIECHMANN, CHIEF FINANCIAL OFFICER AND TREASURER
Drive financial management excellence

●   Established “Finance at the Front” initiative to drive deeper insights, enhanced decision making, proactive focus on business improvement and achievement of financial targets.

●   Drove enhancements to overall financial management process, including the internal capital allocation process to ensure a rigorous and intense focus on triple-crown investment activity and firm-wide efficiencies.

●   Proactively managed investments and firm resources to capitalize on market opportunities, drive financial performance and ensure strong execution, with a focus on value creation, helping to drive record financial results for 2021 across key metrics.

Champion continued transformation of the finance organization and firmwide processes

●   Continued intense focus on process simplification and automation to improve efficiency.

●   Rationalized, simplified and automated internal reporting.

●   Oversaw successful deployment of enhanced revenue management system and broader subscription revenue processes.

●   Drove alignment and enhanced decision making through key metric visibility, improved forecasting and process discipline.

●   Incorporated risk management in operating rhythm to ensure broader awareness around and intentionality in levels of Company risk.

●   Continued buildout of business intelligence capabilities to enhance understanding of markets and competitors, improve decision making and optimize outcomes.

Enhance capital discipline and further optimize capital structure

●   Advanced firmwide focus on optimizing cash flow dynamics of the business through proactive working capital management and enhanced client contract discipline.

●   Capitalized on attractive market opportunities to enhance credit profile, lower cost of capital and extend maturities.

●   Executed $1.8 billion of new financing transactions, including refinancing $1 billion of outstanding debt, and extended the life of our revolving credit facility.

●   Meaningfully extended debt maturities (with the earliest maturity being eight years out) and materially reduced weighted average cost of debt.

●   Achieved an investment grade rating from Fitch and an upgrade from Moody’s.

Further instill firmwide culture of mergers, partnerships and acquisitions (“MP&A”)

●   Drove enhanced firmwide focus on MP&A to accelerate key strategic growth areas and enable further business expansion.

●   Formalized processes with product and functional leaders to develop and manage MP&A opportunity pipeline in order to drive focus and accountability.

●   Successfully attracted and onboarded key new Strategy and Corporate Development hire to help drive MP&A culture.

●   Successfully executed and drove value realization of two acquisitions, two minority investments and 20+ strategic partnerships in priority areas.

●   Implemented new policies and procedures for engaging with existing and prospective partners to ensure alignment with MSCI’s corporate responsibility objectives.

Enhance diverse representation within the finance organization and throughout MSCI

●   As a result of expanded recruiting outreach to broader qualified talent pool, increased diversity in Finance organization globally.

●   Championed diversity in all talent development, promotion and succession decisions in the Finance organization to ensure all talent is being appropriately considered and supported.

●   Acted as Executive Sponsor of All Abilities Network.

●   Active participant as speaker/sponsor of ERGs: Women’s Leadership Forum, MSCI Pride, Black Leadership Network and All Abilities Network; participant in 4th Annual Global DE&I Summit.

76	MSCI | COMPENSATION MATTERS

BAER PETTIT, PRESIDENT & CHIEF OPERATING OFFICER
Prioritize investment targets to drive growth

●   Drove greater investment into high growth areas and delivered strong financial and operating results:

●   Drove record financial results and growth in 2021 across key metrics.

●   Oversaw the execution of record sales and performance against key operating metrics in 2021.

●   Oversaw an increase in MSCI’s footprint in private assets through the acquisition of Real Capital Analytics.

●   Drove the 2022 Operating Plan process by emphasizing critical growth areas, with a heightened focus on client-centricity. Continued to identify and prioritize efficiencies to create additional investment capacity.

Accelerate technology transformation

●   Transformed technology function by strengthening technology leadership team through key hires in ESG and Climate and Index, and by targeting greater investment into critical technology initiatives:

●   Directed investment into new ISaaS offerings.

●   Oversaw the development and release of new thematic indexes via Barra Portfolio Manager.

●   Drove progress on cloud migration across multiple product lines in a cost-efficient manner, including the complete migration of ESG and Climate applications and services.

Focus on being partner of choice and helping our clients build better portfolios

●   Oversaw improvements to client experience by simplifying contract structures, promoting greater automation and adding tools to help clients find relevant content more efficiently.

●   Optimized incentive compensation programs within the Client Coverage organization to drive focus on client-centricity.

●   Prioritized the “Wealth” client segment, leveraging our various tools and solutions to better capitalize on the growing demand for customization in investment processes.

●   Prioritized focus on new research, including related to ESG and Climate and Thematics, to provide clarity on key investment problems.

●   Developed new ESG and Climate solutions, including through the launch of the first Paris Aligned Fixed Income indexes in the market.

Instill practices that support an inclusive and innovative culture

●   Actively supported efforts to ensure that all Managing Directors have, and are measured against, specific and individualized DE&I Goals.

●   Served as executive sponsor for the Pride and Allies ERGs, including by hosting a town hall and speaking at the Pride and Allies Summit.

●   Conducted career conversations to support internal succession planning for key roles within the Research and Product functions.

●   Supported development of a leadership profile to evaluate candidates more objectively for assessment, selection and promotion.

●   Oversaw use of MSCI’s innovation ‘Breakthrough’ methodology in numerous areas, including talent attraction and mobility, Future of Work challenges and DE&I initiatives, resulting in the establishment of transformational practices around recruiting and hybrid-work collaboration.

2022 PROXY STATEMENT	77

SCOTT A. CRUM, CHIEF HUMAN RESOURCES OFFICER
Strengthen our senior talent pipeline

●   Significantly accelerated Executive Committee succession and progression planning by focusing on preparing internal senior talent and identifying external pipeline of senior talent.

●   Created Managing Director and Executive Committee success profiles, which will serve as the basis for future selection, promotion and progression decisions.

●   Developed Managing Director assessment, selection, promotion and progression methodology.

●   Hired 11 Managing Directors in 2021, with strong diversity across both gender and ethnicity.

●   Developed rigorous approach for identifying specific capability gaps for converting learning programs, including our flagship leadership and management programs, to virtual.

●   Expanded learning offerings, including programs to support our Future of Work implementation, inclusive leadership efforts and the well-being of our people.

Advance our culture of diversity, equity and inclusion

●   Appointed MSCI’s first Chief Diversity Officer, responsible for operating across MSCI to align our DE&I goals with business outcomes.

●   Introduced DE&I metrics for Managing Directors tied to 10% of target annual cash incentive compensation.

●   Hired thirty-six interns to the One MSCI internship program in New York, Chicago and London.

●   Launched three new ERGs in 2021: Asian Support Network, All Abilities Network and Hola! MSCI.

●   Offered unconscious bias training to all employees globally, using a science-based approach with practical applications, to raise awareness of bias and create a more inclusive culture.

●   Enhanced pay equity practices for all female new hires.

Continue to support and enhance our performance and growth culture

●   Developed and implemented our comprehensive Future of Work program that contained vision, principles and global guidelines.

●   Led organizational design initiative, which yielded new organizational design and senior leadership structure.

●   Redesigned our long-term incentive program to further support an “owner-operator” culture.

●   Positioned MSCI as a place for climate-focused talent to build their careers.

●   Using MSCI’s “Breakthrough Methodology,” transformed the way MSCI attracts and recruits.

●   Sponsored initiatives focused on increasing speed and quality of hiring.

●   Established Human Resources Operational Effectiveness Team to allow various teams within the Human Resources organization to work under a singular vision of driving the creation and adoption of innovative data, technology and operational solutions.

78	MSCI | COMPENSATION MATTERS

ROBERT J. GUTOWSKI, GENERAL COUNSEL
Enhance corporate governance and responsibility practices and profile, including advancing ESG and climate initiatives

●   Advised on and championed increased ESG reporting and related shareholder engagement.

●   Counseled Chief Responsibility Officer and CRC on climate initiatives, including net-zero commitments and related company policies, activities and initiatives.

●   Managed compliance with global legal requirements related to pandemic response, including advising on return-to-work protocols and implementation of MSCI’s Future of Work program across more than 20 countries.

Lead development of client contracting efficiencies to improve client experience and accelerate/grow sales

●   Improved client contract automation processes.

●   Increased deal speed and capacity.

●   Simplified contract structures and ease of licensing across multiple product lines under a single client contract.

●   Facilitated enterprise scale transactions and relationships.

●   Enhanced cross-functional coordination of contract lifecycle from contract inception through signature and booking.

Expand engagement with regulators and policymakers

●   Successfully onboarded a Head of Government and Regulatory Affairs to coordinate proactive engagement globally.

●   Established productive relationships and open dialogues with key regulators in multiple jurisdictions, with a focus on enhancing their understanding of the scope, role and uses of our ESG and climate and index products.

●   Established MSCI as a trusted resource by providing expert research, data and insights to policymakers regarding market practices.

Embrace technology and innovation to drive operational improvements

●   Assessed technology stack across both Compliance and Internal Audit to improve scale and speed of monitoring and testing activities.

●   Benchmarked against market leading enabling technology tools, which include Power BI, artificial intelligence/machine learning, data analytics and robotic process automation.

●   Evaluated program design, implementation and effectiveness against regulatory guidance and published areas of regulatory scrutiny and focus.

Actively champion and promote a department and company commitment to a culture of DE&I that moves from awareness to action

●   Closely partnered with and advised Chief Diversity Officer on DE&I initiatives and disclosures, including pay equity, diversity reporting, goal setting, ERG programming and recruiting activities.

●   Served as Executive Sponsor and vocal advocate for the Black Leadership Network, an MSCI ERG focused on enhancing the recruitment, development, retention and promotion of Black employees.

●   Raised MSCI’s DE&I leadership profile by becoming a signatory to the General Counsel Pledge to support the American Bar Association’s Resolution 113, which aims to enhance diversity in the legal profession through law firm disclosure of diversity data.

2022 PROXY STATEMENT	79

Actual cash incentives paid in respect of 2021 were based on actual performance against the financial, KPI and DE&I targets under the AIP as set forth in the table below. Given our strong financial performance, coupled with target payouts on the KPI goals, our NEOs received cash incentives for 2021 that were approximately equal to their target values.

	2021 Target	2021 Financial Payout (70% Weighting at Target)		2021 KPI Payout (20% Weighting at Target)		2021 DE&I Goals Payout (10%)		2021 Total Actual Cash Incentive
Name	Cash Incentive ($)	Value ($)	As % of Target	Value ($)	As % of Target	Value ($)	As % of Target	Value ($)	As % of Target
Henry A. Fernandez	1,400,000	1,354,092	138.2%	308,008	110.0%	154,000	110.0%	1,816,100	129.7%
Andrew C. Wiechmann	600,000	580,325	138.2%	126,005	105.0%	60,000	100.0%	766,330	127.7%
C. D. Baer Pettit(1)	1,238,139	1,197,539	138.2%	272,393	110.0%	123,814	100.0%	1,593,746	128.7%
Scott A. Crum	700,000	677,046	138.2%	154,004	110.0%	77,000	110.0%	908,050	129.7%
Robert J. Gutowski	650,000	628,686	138.2%	136,504	105.0%	71,500	110.0%	836,690	128.7%
(1)	The actual cash incentive bonus amount paid to Mr. Pettit was converted from British pounds sterling to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.37571.

Long-Term Equity Incentive Compensation Program

The Compensation Committee believes that MSCI’s executive compensation program should reinforce a pay-for-performance culture that aligns the interests of our senior executives with those of our shareholders by incorporating the achievement of multi-year performance metrics into variable compensation awards (in addition to the annual financial metrics applicable to cash incentive awards under the AIP).

While equity-based awards are typically granted on an annual basis under our LTIP program, we also periodically grant off-cycle LTIP awards (e.g., for new hire grants, replacement grants, retention grants, etc.). The grant date for such awards is determined on an individual basis, typically based on the applicable start date or the date of the event that triggered the award.

In 2021, the Company’s long-term equity incentive compensation program largely stayed the same compared to 2020, and we followed our typical practice for granting annual LTIP awards in early February 2021 following the regularly scheduled annual meeting of the Compensation Committee in late January 2021.

In 2021, the Compensation Committee continued to place a strong emphasis on pay for performance by granting a significant portion of equity incentive awards in the form of PSUs that are subject to multi-year TSR-based performance metrics, which the Compensation Committee believes more closely align the Executive Committee’s goals with those of the Company’s shareholders and complement the annual financial metrics applicable to cash incentive awards under the AIP.

The Compensation Committee approved the grant of two types of 2021 PSU awards to the members of the Company’s Executive Committee, including the NEOs: 3-Year PSUs and 5-Year PSUs. Given the generally positive feedback on the rigor of the TSR CAGR goals we received in the past from our shareholders, the Compensation Committee carried forward the absolute TSR CAGR performance metric for the 2021 PSUs. As detailed below, the Compensation Committee also granted RSUs to all NEOs other than Messrs. Fernandez and Pettit.

Additionally, to further promote our “owner-operator” mindset, the Compensation Committee added a one-year post-vest mandatory holding period to our annual 2021 3-Year PSUs that were granted to our NEOs, where such shares, or rights with respect to such shares, may not be transferred until the expiration of such holding period.

The Compensation Committee believes that the grant of 2021 PSUs to the Executive Committee members provides greater incentives for the execution of the Company’s strategic plan and the creation of additional value-enhancing corporate development initiatives.

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2021 Equity Mix

The table below sets forth the allocation of 2021 RSUs, 3-Year PSUs and 5-Year PSUs granted to the NEOs. As reflected in the table below, in 2021, Mr. Fernandez and Mr. Pettit received 100% of their equity incentive compensation in the form of PSUs. For 2021, the Compensation Committee increased the proportion of Mr. Pettit’s 5-Year PSUs to 60% of his overall equity compensation in 2021 (with the remaining 40% granted in the form of 3-Year PSUs). We believe this change further aligns the interests of Mr. Pettit with those of our shareholders and reinforce our “owner-operator” philosophy and the execution of our strategic plan.

Vehicle	CEO	President & COO	Other NEOs
RSUs	0%	0%	30%
3-Year PSUs	40%	40%	35%
5-Year PSUs	60%	60%	35%

RSUs

RSUs are inherently aligned with the interest of our shareholders because they are linked to share price appreciation. They also increase the retentive value of our overall compensation program. RSUs granted in 2021 vest in equal annual installments on each of the first, second and third anniversaries of the grant date, subject generally to continued employment with the Company. While these RSU awards do not have explicit performance-vesting conditions, the ultimate value that will be delivered to our NEOs from these awards depends on our future stock price performance.

PSUs

The 3-Year PSUs and 5-Year PSUs granted in 2021 will cliff-vest on February 2, 2024 and February 2, 2026, respectively, subject generally to the executive’s continued employment with the Company and the Company’s level of achievement of the applicable absolute TSR CAGR performance metric measured over a three-year performance period and five-year performance period, respectively.

In determining the target value of and appropriate mix for the 2021 PSUs, the Compensation Committee took into consideration the executive’s performance and potential future contributions, the executive’s overall career experience, peer group analyses, and the risk profile of the compensation program for the executive.

The table below sets forth the target value for each NEO’s equity awards for 2021. Under SEC disclosure rules, we are required to disclose the accounting value for the RSUs and PSUs granted to the NEOs in 2021 in the “Summary Compensation Table”. As such, the target values reflected in the table below may differ from the amounts set forth in the Summary Compensation Table for such awards for 2021.

Name	RSUs ($)	3-YEAR PSUs ($)	5-YEAR PSUs ($)
Henry A. Fernandez	—	3,000,000	4,500,000
Andrew C. Wiechmann	270,000	315,000	315,000
C. D. Baer Pettit	—	1,600,000	2,400,000
Scott A. Crum(1)	360,000	420,000	420,000
Robert J. Gutowski	270,000	315,000	315,000
(1)	The table above does not reflect one-time retention RSUs granted to Mr. Crum in early 2021 with a grant date value of $275,000, in recognition of his leadership and dedication supporting our employees and clients during the COVID-19 pandemic.

The 3-Year PSUs and 5-Year PSUs reflect the ability to receive between 0% and 300% and 0% and 200%, respectively, of the target number of shares based on achievement of the TSR CAGR performance metric over the applicable performance period.

The table below sets forth the TSR CAGR performance percentage for the 3-Year PSUs. There will be interpolation (rounded to two decimal places) to derive a TSR CAGR performance percentage that is not expressly set forth in the table below, and any resulting fractional shares will be rounded down to the nearest whole share.

2022 PROXY STATEMENT	81

3-Year PSU TSR CAGR Performance Percentage

TSR CAGR (%)	Performance Percentage (%)
≥ 30.0 (maximum)	300
20.0	200
10.0 (target)	100
9.0	50
8.0 (threshold)	25
< 8.0	No Vesting

The table below sets forth the TSR CAGR performance percentage for the 5-Year PSUs. There will be interpolation (rounded to two decimal places) to derive a TSR CAGR performance percentage that is not expressly set forth in the table below, and any resulting fractional shares will be rounded down to the nearest whole share.

5-Year PSU TSR CAGR Performance Percentage

TSR CAGR (%)	Performance Percentage (%)
≥ 20.0 (maximum)	200
15.0	150
12.5 (target)	100
10.0 (threshold)	50
<10.0	No Vesting

The Compensation Committee established the above TSR performance goal percentages applicable to the 3-Year PSUs and the 5-Year PSUs after considering historical 3- and 5-year TSR performance of S&P 500 companies and MSCI’s business projections. The Compensation Committee believes that the applicable threshold, target and maximum goals established for both PSU vehicles in 2021 represent rigorous hurdles that would ultimately deliver significant shareholder value creation if achieved, as evidenced by the fact that achievement of the TSR performance goals at the threshold performance levels applicable to the 2021 3-Year PSUs and 5-Year PSUs would translate to substantial growth in our shareholders’ investments over such performance period, as reflected in the chart below.

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2019 PSU AWARD PAYOUTS

The three-year performance period applicable to the PSUs granted to each of Messrs. Fernandez, Wiechmann, Pettit, Crum and Gutowski on February 6, 2019 concluded on February 5, 2022 and resulted in the following level of achievement:

	Performance Period: 2019-2022
Performance Metric	Target	Achievement	% Payout
TSR CAGR	10.00%	≥ 30.00%	300%

Following the performance adjustment, Mr. Fernandez received 80,187 PSUs, Mr. Wiechmann received 3,021 PSUs, Mr. Pettit received 37,008 PSUs, Mr. Crum received 10,854 PSUs and Mr. Gutowski received 3,021 PSUs, which such PSUs vested and converted to shares on February 7, 2022.

2022 Long-Term Equity Incentive Compensation Program

In order to continue to promote the alignment of executive compensation and long-term shareholder value creation, the Compensation Committee adopted enhancements to the Company’s long-term equity incentive compensation program for 2022, while continuing to place a strong emphasis on maintaining and enhancing our “owner-operator” culture by granting a significant portion of equity incentive awards in the form of performance-based awards, specifically PSUs and PSOs.

Additional information on our 2022 LTIP is provided in the section titled “Key 2022 Compensation Decisions” on page 61 of this Proxy Statement.

2022 Equity Mix

Vehicle	CEO	President	Other NEOs
RSUs	0%	0%	30%
3-Year PSUs	50%	50%	35%
PSOs	50%	50%	35%

The table below sets forth the target value for each NEO’s 2022 annual equity awards:

Name	RSUs ($)	3-YEAR PSUs ($)	PSOs ($)
Henry A. Fernandez	—	5,000,000	5,000,000
Andrew C. Wiechmann	390,000	455,000	455,000
C.D. Baer Pettit	—	2,750,000	2,750,000
Scott A. Crum	495,000	577,500	577,500
Robert J. Gutowski	360,000	420,000	420,000

Benefits

The Company provides health, welfare and other benefits to remain competitive in hiring and retaining its employees. Our NEOs are eligible to participate in these benefit plans on the same terms and conditions as all other employees. We do not provide any special or enhanced benefits to our NEOs.

In the United States and the United Kingdom, the Company has established defined contribution plans for all eligible employees. Contributions by the Company to these defined contribution plans for our NEOs for the applicable period are disclosed in the “All Other Compensation” column in the Summary Compensation Table below.

Employment Agreements

All of the NEOs are employed on an “at-will” basis, and the Company does not have any individual employment agreements with the NEOs providing for a fixed duration of employment. As a result, the Company has the flexibility to alter or revise its compensation programs as circumstances dictate.

2022 PROXY STATEMENT	83

Under Mr. Wiechmann’s offer letter with the Company and Mr. Pettit’s employment letter with a subsidiary of the Company, in the event of an involuntary termination of employment without cause, each of Messrs. Wiechmann and Pettit is eligible to receive, subject to his compliance with certain conditions, (i) a lump sum cash payment equal to the sum of his then-current annual base salary plus target annual bonus opportunity and (ii) a prorated cash bonus under the AIP for the year of termination based on actual performance through the date of termination (as of December 31, 2021, assuming 100% achievement of the annual bonus opportunity, such amounts would have equaled $1,700,000 for Mr. Wiechmann and $3,336,097 for Mr. Pettit; the amount for Mr. Pettit is shown as being paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.37571 for fiscal 2021).

In addition, we maintain a Change in Control Severance Plan for the benefit of eligible senior executives of the Company (including the NEOs) that provides for severance benefits on a “double-trigger” basis—i.e., in the event of a qualifying termination of the executive’s employment by the Company without “cause” or by the participant for “good reason” in connection with a change in control.

Additional information on post-termination and change in control benefits for our NEOs, assuming a qualifying event occurred as of December 31, 2021, is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 91 of this Proxy Statement.

No Excessive Perquisites

Based on the Company’s philosophy that its executive compensation program should be straightforward and directly linked to performance, the compensation program for the NEOs does not include any excessive perquisites, excise tax gross-ups or supplemental executive retirement benefits.

Stock Ownership Guidelines

The Compensation Committee believes that significant stock ownership at the senior-most levels of MSCI’s leadership (e.g., the Executive Committee), which includes our executive officers, aligns management’s interests with those of our shareholders and encourages an “owner-operator” mindset. As part of the Compensation Committee’s ongoing assessment of the Company’s compensation policies and practices to ensure furtherance of the goals identified above and for alignment with best practices, effective January 1, 2019, the Compensation Committee adopted the rigorous stock ownership guidelines detailed below. On January 25, 2022, the Compensation Committee further amended the stock ownership guidelines to adopt more rigorous requirements that reflect among the highest multiples of base salary in our peer group, as detailed below. As of the date of this Proxy Statement, all Executive Committee members, including our NEOs, are in compliance with both the pre-2022 Stock Ownership Guidelines and the current Stock Ownership Guidelines. Our CEO significantly exceeds his applicable stock ownership guidelines (see page 100 of this Proxy Statement for additional details).

Position	Stock Ownership Guidelines (Effective 2022)	Stock Ownership Guidelines (Pre-2022)
Chief Executive Officer	12x base salary	6x base salary
President & Chief Operating Officer	12x base salary	4x base salary
Other Management Committee Members, including other NEOs	8x base salary	3x base salary
Executive Committee	4x base salary	3x base salary

All Executive Committee members are required to meet the applicable ownership guidelines under the current Stock Ownership Guidelines within five years following the date of such executive’s appointment to the Executive Committee (or, if later, five years from January 1, 2019). For the purpose of determining whether each individual is in compliance with these stock ownership guidelines and requirements, the following are counted towards satisfaction of the minimum ownership requirements:

(1)	shares beneficially owned individually, directly or indirectly;
(2)	shares beneficially owned jointly with, or separately by, immediate family members residing in the same household, either directly or indirectly; and
(3)	“Net Shares” underlying unvested RSUs, unvested PSUs (solely to the extent of any award minimum—i.e., any unvested PSUs that are subject to achievement of outstanding performance goals are not counted), “in-the money” vested stock options and any other vested or unvested equity awards (as determined in the Compensation Committee’s discretion).

84	MSCI | COMPENSATION MATTERS

“Net Shares” means the number of shares that would remain if the shares underlying the equity awards are sold or withheld by the Company to (i) pay the exercise price of a stock option, (ii) satisfy any tax withholding obligations (assuming a tax rate of 50%) or (iii) satisfy any other applicable transaction costs.

Until the expected ownership levels are achieved, each Executive Committee member is required to retain 50% of the Net Shares resulting from the vesting, settlement or exercise, as applicable of all stock options, RSUs, PSUs or other equity awards granted to such executive.

The Compensation Committee determined that increasing the share ownership multiples for the President and Chief Operating Officer and other senior leaders, including our NEOs, better reflected alignment with the broader responsibilities of those roles.

In addition to the minimum ownership requirements, in 2022, the Compensation Committee approved revisions to the share retention requirements of the stock ownership guidelines to provide that until an executive ceases to serve on the Company’s Executive Committee, such executive will be required to retain a number of shares equivalent to, in the aggregate, 25% of the “Net Shares” resulting from the vesting, settlement or exercise, as applicable, of all equity incentive awards granted to such executive after January 1, 2022 (or, if later, the date such executive becomes a member of the Executive Committee). The Compensation Committee determined that the addition of this 25% “Net Shares” holding requirement would further enhance our goal of ensuring an “owner-operator” mindset among senior leaders. This approach will ensure that a portion of the Net Shares received from every award will be retained while an individual serves on the Executive Committee.

Other Policies

Clawback Policy

In 2019, the Board expanded the Company’s Clawback Policy beyond financial results or operating metrics that were achieved as a result of willful misconduct or intentional or fraudulent conduct. Under the revised Clawback Policy, the Board, acting upon the recommendation of the Compensation Committee, may to the extent permitted by applicable law, recoup any incentive compensation (cash and equity) received by members of the Executive Committee and the Company’s Principal Accounting Officer, in the event of a restatement of financial or other performance-based measures (regardless of whether detrimental conduct has occurred) or in the event that detrimental conduct results in an increased level of performance goal achievement or otherwise causes material financial and/or reputational harm to the Company, as described below.

In the case of a restatement of financial or other performance-based measures, the Board may recover up to the amount by which the incentive compensation received exceeds the amount that would have been received if the error had not been made within the two years preceding the date on which the Board determines that the financial or other measure contains a material error.

In the case of detrimental conduct that, in the sole discretion of the Board, has resulted in a level of achievement of a performance-based measure or caused material financial or reputational harm to the Company, the Board may recover incentive compensation received by the person during the two-year period immediately preceding the date on which such person engaged in such detrimental conduct (or the date on which the Compensation Committee discovers that such person engaged in detrimental conduct). Detrimental conduct consists of:

●	willful misconduct or breach of a fiduciary duty with respect to the Company or any of its subsidiaries;
●	conviction of, or having entered a plea bargain or settlement admitting guilt for, any crime of moral turpitude or felony under any applicable law with respect to the Company or any of its subsidiaries;
●	commission of an act of fraud, embezzlement or misappropriation, with respect to the Company or any of its subsidiaries;
●	failure to take action with respect to any acts or conduct described above when taken by another person that such person has actual knowledge of or directing any other person to take any of the actions described above; and
●	breach of any restrictive covenant to which such person is subject contained in any applicable agreement or arrangement with the Company or any of its subsidiaries.

The expanded Clawback Policy applies to all incentive compensation (cash and equity) granted on or after February 7, 2019. Incentive compensation granted prior to that date remains subject to our prior Clawback Policy.

2022 PROXY STATEMENT	85

Anti-Hedging and Anti-Pledging Policy

We prohibit all directors and employees, including all NEOs, from hedging or pledging the Company’s common stock or engaging in short sales, purchases or sales of options, puts or calls, as well as derivatives such as swaps, forwards or futures and trading on a short-term basis in the Company’s common stock.

Tax Considerations

The Compensation Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the IRC.

In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests and is necessary to comply with contractual commitments, or to maintain flexibility needed to attract talent, promote retention or recognize and reward desired performance.

Compensation Risk Assessment

The Compensation Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.

●	The compensation framework used for making compensation decisions is multi-faceted as it incorporates multiple metrics over varying time periods and is subject to the application of informed judgment by the Compensation Committee.
●	To further ensure that the interests of our NEOs are aligned with those of our shareholders, a significant portion of executive officer long-term incentive compensation is awarded as equity subject to vesting requirements. Awards typically vest over a multi-year period, and in the case of performance-based awards, vest based on achievement of applicable performance goals at the end of a relevant performance period.
●	Executive Committee members are required to meet the applicable stock ownership guidelines described under “Stock Ownership Guidelines” on page 83 of this Proxy Statement.
●	Incentive compensation is subject to the Clawback Policy described under “Clawback Policy” on page 84 of this Proxy Statement.

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our NEOs focused on the creation of long-term, sustainable value for our shareholders and (iii) provides competitive and appropriate levels of compensation over time.

In 2021, the Compensation Committee reviewed our compensation policies as generally applicable to all of our employees and believes that our policies do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company. Semler Brossy assisted the Compensation Committee with its review of our compensation program by reviewing materials provided by management related to our compensation program, including the Company’s LTIP. The Compensation Committee also reviewed materials previously prepared by a third-party consultant related to certain of the Company’s variable incentive plans, including the AIP, from a risk and governance perspective.

86	MSCI | COMPENSATION MATTERS

Compensation, Talent and Culture Committee Report

We, the Compensation, Talent and Culture Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation, Talent and Culture Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted,

Linda H. Riefler (Chair)

Wayne Edmunds

Marcus L. Smith

2022 PROXY STATEMENT	87

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation paid or awarded by MSCI to the Company’s NEOs during fiscal years 2021, 2020 and 2019.

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)(6)(7)	Total ($)
Henry A. Fernandez	2021	1,000,000	—	7,499,592	1,816,100	22,620	10,338,312
Chairman and	2020	1,000,000	—	7,499,849	1,402,210	22,080	9,924,139
Chief Executive Officer	2019	1,000,000	—	6,499,950	1,734,320	21,690	9,255,960
Andrew C. Wiechmann	2021	500,000	—	899,268	766,330	68,780	2,234,378
Chief Financial Officer	2020	500,000	—	499,836	525,970	72,364	1,598,170
and Treasurer	2019	406,900	—	849,669	564,850	32,643	1,854,062
C.D. Baer Pettit	2021	859,819	—	3,999,665	1,593,746	90,215	6,543,445
President and	2020	802,253	—	3,999,824	1,157,080	193,394	6,152,551
Chief Operating Officer	2019	798,256	—	2,999,797	1,406,743	165,788	5,370,583
Scott Crum	2021	550,000	—	1,473,932	908,050	33,857	2,965,839
Chief Human Resources Officer	2020	550,000	—	1,199,683	701,110	33,342	2,484,135
	2019	550,000	—	1,099,695	867,160	36,266	2,553,121
Robert J. Gutowski	2021	450,000	—	899,268	836,268	55,823	2,241,781
General Counsel	2020	450,000	—	399,726	475,750	61,014	1,386,490
(1)	Base salary for Mr. Pettit was paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.375710, $1.283605 and $1.277209 for fiscal 2021, 2020 and 2019, respectively. Mr. Pettit’s 2021 base salary rate was £625,000.
(2)	Represents the grant date fair value of awards granted during each fiscal year, as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and does not reflect whether the NEO will actually receive a financial benefit from the award. The awards reported in this column were granted in February 2019, February 2020 and February 2021 as part of the annual compensation process. The following table represents the grant date fair value of awards granted during February 2021:

GRANT DATE FAIR VALUE OF STOCK UNITS GRANTED DURING 2021 ($)
Name	RSUs	PSUs	Total
Henry A. Fernandez	—	7,499,592	7,499,592
Andrew C. Wiechmann	269,715	629,553	899,268
C.D. Baer Pettit	—	3,999,665	3,999,665
Scott A. Crum	634,476	839,456	1,473,932
Robert J. Gutowski	269,715	629,553	899,268
The grant date fair value of the PSUs granted to the NEOs during 2021 was calculated based on the probable outcome of the market conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10, excluding the effect of estimated forfeitures. The grant date value of the PSUs granted to the NEOs in 2021, assuming the highest level of performance conditions will be achieved (300% for the 3-Year PSUs and 200% for the 5-Year PSUs), is $17,998,840 for Mr. Fernandez, $1,573,767 for Mr. Wiechmann, $9,599,203 for Mr. Pettit, $2,098,599 for Mr. Crum and $1,573,767 for Mr. Gutowski. Information regarding the assumptions used to value these awards is set forth in note 11 to the consolidated financial statements included in the Company’s 2021 Annual Report on Form 10-K.
(3)	Represents the annual cash bonus paid for 2021, 2020 and 2019, as applicable, (i) under the 2021 AIP in February 2022 with respect to the 2021 performance year, (ii) under the 2020 AIP in February 2021 with respect to the 2020 performance year and (iii) under the 2019 AIP in February 2020 with respect to the 2019 performance year.
(4)	The Company does not offer defined benefit pension plans or a nonqualified deferred compensation plan to NEOs.
(5)	The amounts reflected in the “All Other Compensation” column for 2021 include Company matching contributions to the MSCI Inc. 401(k) Retirement Savings Plan of $22,620 for Mr. Fernandez, Mr. Crum, Mr. Wiechmann and Mr. Gutowski. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Mr. Pettit in 2021 totaled £62,500 ($85,982). The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.375710, $1.283605 and $1.277209 for fiscal 2021, 2020 and 2019, respectively.

88	MSCI | COMPENSATION MATTERS
(6)	The amount included in the “All Other Compensation” column includes Company matching contributions to the 2021 UK Medical Coverage for Mr. Pettit in 2021 for £4,676 ($6,432). The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.375710.
(7)	In connection with the Company’s payment of its quarterly cash dividend, the “All Other Compensation” column includes for 2021 the payment to the NEOs of dividend equivalents for outstanding RSUs and, for Messrs. Wiechmann and Gutowski, outstanding 2018 PSUs, as follows:

2021 DIVIDEND EQUIVALENTS ($)

	2018	Outstanding RSUs
Name	PSUs	1Q 2021	2Q 2021	3Q 2021	4Q 2021	Total
Henry A. Fernandez	—	—	—	—	—	—
Andrew C. Wiechmann	31,619	3,116	3,116	4,155	4,155	46,161
C.D. Baer Pettit	—	907	907	1,210	1,210	4,234
Scott A. Crum	—	2,485	2,485	3,313	3,313	11,596
Robert J. Gutowski	28,991	980	980	1,306	1,306	33,563

Grants of Plan-Based Awards

The following table sets forth information regarding awards granted to our NEOs during fiscal 2021.

2021 GRANT OF PLAN-BASED AWARDS TABLE

				Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name	Type of Award		Grant Date	Committee Action Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($)(7)
Henry A. Fernandez	AIP		—	1/26/2021	—	1,400,000	2,100,000	—	—	—	—	—
	PSU	(4)	2/3/2021	1/26/2021	—	—	—	—	7,226	21,678	—	2,999,657
	PSU	(5)	2/3/2021	1/26/2021	—	—	—	—	17,420	34,840	—	4,499,934
Andrew C. Wiechmann	AIP		—	1/26/2021	—	600,000	900,000	—	—	—	—	—
	RSU	(3)	2/3/2021	1/26/2021	—	—	—	—	—	—	647	269,715
	PSU	(4)	2/3/2021	1/26/2021	—	—	—	—	758	2,274	—	314,661
	PSU	(5)	2/3/2021	1/26/2021	—	—	—	—	1,219	2,438	—	314,892
C.D. Baer Pettit(2)	AIP		—	1/26/2021	—	1,238,139	1,857,209	—	—	—	—	—
	RSU	(3)	2/3/2021	1/26/2021	—	—	—	—	—	—	—	—
	PSU	(4)	2/3/2021	1/26/2021	—	—	—	—	3,854	11,562	—	1,599,872
	PSU	(5)	2/3/2021	1/26/2021	—	—	—	—	9,290	18,580	—	2,399,793
Scott A. Crum	AIP		—	1/26/2021	—	700,000	1,050,000	—	—	—	—	—
	RSU	(3)	2/3/2021	1/26/2021	—	—	—	—	—	—	863	359,759
	RSU	(3)(6)	2/3/2021	1/26/2021	—	—	—	—	—	—	659	274,717
	PSU	(4)	2/3/2021	1/26/2021	—	—	—	—	1,011	3,033	—	419,685
	PSU	(5)	2/3/2021	1/26/2021	—	—	—	—	1,625	3,250	—	419,770
Robert J. Gutowski	AIP		—	1/26/2021	—	650,000	975,000	—	—	—	—	—
	RSU	(3)	2/3/2021	1/26/2021	—	—	—	—	—	—	647	269,715
	PSU	(4)	2/3/2021	1/26/2021	—	—	—	—	758	2,274	—	314,661
	PSU	(5)	2/3/2021	1/26/2021	—	—	—	—	1,219	2,438	—	314,892
(1)	Represents the target and maximum payouts with respect to the AIP for 2021. There are no threshold or minimum payouts under the AIP. For additional information regarding the AIP, see “Compensation Discussion and Analysis–Variable Compensation–Annual Cash Incentives” above.
(2)	AIP payment for Mr. Pettit was paid in British pounds sterling and converted to U.S. dollars using the 2021 fiscal year average of daily spot rates of £1 to $1.375710. Mr. Pettit’s 2021 AIP payment was £1,238,139.

2022 PROXY STATEMENT	89
(3)	Represents service vesting RSUs granted during 2021. The RSUs vest in three annual installments of 34%, 33% and 33% on each of the first three anniversaries of the grant date, subject to continued service through each applicable vesting date.
(4)	Represents 3-Year PSUs granted during 2021, which cliff-vest at the end of a three-year performance cycle from February 2, 2021 to February 1, 2024, based on achievement of a TSR CAGR performance metric and subject to continued service through the last day of the performance period. The actual number of PSUs will be determined at the end of the performance period and may be adjusted down to 0% or up to 300% of the target amount.
(5)	Represents 5-Year PSUs granted during 2021, which cliff-vest at the end of a five-year performance cycle from February 2, 2021 to February 1, 2026, based on achievement of a TSR CAGR performance metric and subject to continued service through the last day of the performance period. The actual number of PSUs will be determined at the end of the performance period and may be adjusted down to 0% or up to 200% of the target amount.
(6)	Represents one-time retention RSUs granted to Mr. Crum in early 2021 in recognition of his leadership and dedication supporting our employees during the pandemic.
(7)	Represents the grant date fair value of stock awards as computed in accordance with FASB ASC Subtopic 718-10. The grant date fair value for these stock awards was based on the closing price of MSCI’s common shares on the trading day preceding the grant date or service inception date as the case may be. For PSUs, the grant date fair value is based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10. For the values of these PSUs, assuming attainment of the maximum level of the performance conditions, see footnote 2 to the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable outstanding RSUs and PSUs held by each of our NEOs on December 31, 2021, which units remain subject to forfeiture and cancellation provisions.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(3)
Henry A. Fernandez	—	—	334,619	205,017,715
Andrew C. Wiechmann	3,995	2,447,697	14,347	8,790,263
C.D. Baer Pettit	1,163	712,558	150,524	92,224,550
Scott A. Crum	3,186	1,952,030	35,444	21,716,184
Robert J. Gutowski	1,256	769,539	13,295	8,145,714
(1)	Represents unvested RSUs outstanding as of December 31, 2021. This column does not give effect to retirement provisions for Messrs. Fernandez and Pettit. Equity awards granted to employees eligible for retirement treatment vest on the date retirement eligibility is attained. Messrs. Fernandez and Pettit became eligible for retirement treatment by satisfying one of the following conditions: age 50 with 12 years as a Managing Director, at age 50 with 15 years as an officer, at least age 55 with 5 years of service (the sum of age plus years of service must equal or exceed 65) or 20 years of service. The number of RSUs included in this table vest on the following dates for each NEO:
	Number of RSUs By Vesting Date
Name	2/4/22	2/6/22	2/7/22	3/5/22	2/4/23	2/6/23	2/4/24
Henry A. Fernandez	—	—	—	—	—	—	—
Andrew C. Wiechmann	216	169	339	2,671	216	169	215
C.D. Baer Pettit	—	—	1,163	—	—	—	—
Scott A. Crum	508	406	852	—	508	406	506
Robert J. Gutowski	216	135	339	—	216	135	215
(2)	The market value of outstanding RSUs is based on a share price of $612.69, the closing price of MSCI Inc. common stock on December 31, 2021, rounded to the nearest whole number.
(3)	Represents outstanding and unvested PSUs held on December 31, 2021 that remain subject to performance adjustment and forfeiture provisions, as illustrated in the following tables. This column does not give effect to retirement provisions for Messrs. Fernandez and Pettit. These numbers represent PSUs each NEO would receive upon vesting, assuming maximum attainment of the applicable performance goals.

90	MSCI | COMPENSATION MATTERS

2019, 2020 and 2021 PSU Awards, subject to forfeiture and cancellation provisions

2019—3-Year PSU Award-Unadjusted, subject to forfeiture and cancellation provisions

Name	Number of PSUs at 300% (Maximum) Vesting
Henry A. Fernandez(1)	80,187
Andrew C. Wiechmann(2)	3,021
C.D. Baer Pettit(3)	37,008
Scott A. Crum(4)	10,854
Robert J. Gutowski(5)	3,021
(1)	Following the performance adjustment, Mr. Fernandez received 80,187 PSUs which vested and converted to shares on February 7, 2022.
(2)	Following the performance adjustment, Mr. Wiechmann received 3,021 PSUs which vested and converted to shares on February 7, 2022.
(3)	Following the performance adjustment, Mr. Pettit received 37,008 PSUs which vested and converted to shares on February 7, 2022.
(4)	Following the performance adjustment, Mr. Crum received 10,854 PSUs which vested and converted to shares on February 7, 2022.
(5)	Following the performance adjustment, Mr. Gutowski received 3,021 PSUs which vested and converted to shares on February 7, 2022.

2019—5-Year PSU Award-Unadjusted, subject to forfeiture and cancellation provisions

Name	Number of PSUs at 200% (Maximum) Vesting
Henry A. Fernandez	84,022
Andrew C. Wiechmann	1,356
C.D. Baer Pettit	23,266
Scott A. Crum	5,686
Robert J. Gutowski	1,356

2020—3-Year PSU Award-Unadjusted, subject to forfeiture and cancellation provisions

Name	Number of PSUs at 300% (Maximum) Vesting
Henry A. Fernandez	42,708
Andrew C. Wiechmann	2,490
C.D. Baer Pettit	28,470
Scott A. Crum	5,979
Robert J. Gutowski	1,992

2020—5-Year PSU Award-Unadjusted, subject to forfeiture and cancellation provisions

Name	Number of PSUs at 200% (Maximum) Vesting
Henry A. Fernandez	71,184
Andrew C. Wiechmann	2,768
C.D. Baer Pettit	31,638
Scott A. Crum	6,642
Robert J. Gutowski	2,214

2021—3-Year PSU Award-Unadjusted, subject to forfeiture and cancellation provisions

Name	Number of PSUs at 300% (Maximum) Vesting
Henry A. Fernandez	21,678
Andrew C. Wiechmann	2,274
C.D. Baer Pettit	11,562
Scott A. Crum	3,033
Robert J. Gutowski	2,274

2022 PROXY STATEMENT	91

2021—5-Year PSU Award-Unadjusted, subject to forfeiture and cancellation provisions

Name	Number of PSUs at 200% (Maximum) Vesting
Henry A. Fernandez	34,840
Andrew C. Wiechmann	2,438
C.D. Baer Pettit	18,580
Scott A. Crum	3,250
Robert J. Gutowski	2,438

Option Exercises and Stock Vested

The following table contains information with regard to stock options exercised by our NEOs and vesting and conversion of restricted stock held by the NEOs during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	—	—	—	—
Andrew C. Wiechmann	—	—	5,173	2,223,407
C.D. Baer Pettit	—	—	2,391	999,366
Scott A. Crum	—	—	2,193	942,573
Robert J. Gutowski	—	—	4,751	2,042,027
(1)	The value realized for stock awards is based on the closing price of MSCI common stock on the stock vesting date.

Potential Payments Upon Termination or Change in Control

Change in Control Severance Plan

In the event of a change in control of the Company, Executive Committee members, including all of our NEOs, would be entitled to benefits under the MSCI Inc. Change in Control Severance Plan (the “CIC Plan”), which was adopted by the Board of Directors in May 2015. The CIC Plan covers participants identified on a schedule attached to the CIC Plan (subject to any additions to or removals from the participant list by the Compensation Committee), including the Company’s CEO, CFO and the Company’s other NEOs. In the event of a “Qualifying Termination” (for certain terminations related to changes in control, as defined in the CIC Plan), participants will receive the severance payments and benefits specified in the CIC Plan. Severance payments and benefits under the CIC Plan are subject to a “double-trigger” as both a change in control and a termination of the participant’s employment by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan) are required in order for the participant to qualify for payments and benefits. The CIC Plan does not include any golden parachute excise tax gross-up provisions. Any severance payments and benefits under the CIC Plan are subject to execution of an agreement by the CIC Plan participant releasing claims against the Company. Participants are also obligated to comply with confidentiality, non-solicitation and non-disparagement covenants under their release agreement.

Annual Incentive Plan

In the event of a change in control (as defined in the AIP), unless otherwise determined by the Compensation Committee, the performance period applicable to any outstanding AIP cash bonus award will cease as of the date immediately prior to the change in control. The portion of any such award based on performance metrics (other than KPIs) will be payable based on the higher of (i) the Company’s actual achievement of the performance metrics (other than KPIs) for the prorated period ending immediately prior to the change in control and (ii) 100%. The portion of any such award based on KPIs will be payable at 100% of the target KPIs. All awards will be payable by the Company (or the successor or survivor entity) within 60 days of the date of the change in control, prorated for the portion of the applicable performance period that elapsed prior to the change in control.

92	MSCI | COMPENSATION MATTERS

If the Company’s successor will not be implementing a comparable annual incentive plan for the remaining portion of the year in which the change in control occurs, the Compensation Committee may, in its discretion, elect not to prorate the awards. If any AIP participant is eligible to receive a prorated annual bonus for the year in which the change in control occurs pursuant to any other change in control severance plan, including the CIC Plan, the individual’s prorated annual bonus payable under such other plan will be reduced by the amount of the bonus paid under the AIP.

Offer Letters

For information regarding certain amounts payable to each of Messrs. Wiechmann and Pettit in connection with an involuntary termination of employment other than for cause pursuant to the terms of their offer letter or employment letter, respectively, please see “Employment Agreements” on page 82 of this Proxy Statement.

Equity Acceleration

The descriptions of equity acceleration provisions below apply to the applicable outstanding equity awards as of December 31, 2021.

TERMINATIONS OTHER THAN DUE TO DEATH, DISABILITY, INVOLUNTARY TERMINATION WITHOUT CAUSE, GOVERNMENTAL SERVICE OR RETIREMENT

Upon termination of an NEO’s employment for any reason other than due to death, disability, involuntary termination without cause, certain governmental service or retirement (as such terms are defined in the applicable award agreement), his or her unvested RSUs and PSUs will generally be cancelled immediately. Equity awards granted to NEOs who are eligible for retirement treatment are cancelled following a termination for cause.

DEATH OR DISABILITY

Upon termination of an NEO’s employment due to death or “disability” (as defined in the applicable award agreement):

●	RSUs. RSUs will vest and convert into shares within 30 days of the termination date.
●	2019-2021 PSUs. PSUs will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.

INVOLUNTARY TERMINATION

If the Company terminates an NEO’s employment without “cause” (as defined in the applicable award agreement) and he or she signs and does not revoke an agreement and release of claims satisfactory to the Company within 60 days of the termination date:

●	2019 RSUs. If the NEO is not eligible for retirement treatment as of the termination date, RSUs will vest and convert into shares within 60 days of the termination date. If the NEO is eligible for retirement treatment, RSUs will vest and convert into shares at any time, determined in the discretion of the Compensation Committee, during the period commencing on January 1 of the year following the year of termination and ending on the one-year anniversary of the termination date (or, 15 days following the expiration of any non-compete the NEO is subject to, if earlier), but in no event before January 1 of the year following the year of termination.
●	2020-2021 RSUs. A prorated portion of the RSUs will vest and convert to shares on the next regularly scheduled vesting date equal to the product of (i) one-third of the total number of RSUs granted pursuant to the award multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the applicable 12-month vesting period (rounded up to the next whole month) and (B) the denominator of which is 12 months. However, for NEOs who have achieved “62/10 Retirement Eligibility” (as defined in the applicable award agreement), the RSUs will fully vest on the date of termination and will convert to shares on the original payment schedule.
●	2019 PSUs. PSUs will service-vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.
●	2020-2021 3-Year PSUs. A prorated portion of the target number of PSUs will vest and convert into shares on the adjustment

2022 PROXY STATEMENT	93
date equal to the product of (i) the target number of PSUs multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the 3-year performance period (rounded up to the next whole month), and (B) the denominator of which is 36 months, subject to adjustment based on actual performance through the end of the performance period. However, for NEOs who have achieved “62/10 Retirement Eligibility,” all of the target PSUs (i.e., not prorated) will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.
●	2020-2021 5-Year PSUs. If the termination of employment occurs prior to the second anniversary of the grant date, the PSUs will be forfeited in their entirety. Following the second anniversary of the grant date, a prorated portion of the target number of PSUs will vest and convert into shares on the adjustment date equal to the product of (i) the target number of PSUs multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the 5-year performance period (rounded up to the next whole month), and (B) the denominator of which is 60 months, subject to adjustment based on actual performance through the end of the performance period. However, for NEOs who have achieved “62/10 Retirement Eligibility,” all of the target PSUs (i.e., not prorated) will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.

GOVERNMENTAL SERVICE

Upon termination of an NEO’s employment as a result of commencing certain employment with a governmental employer (as defined in the applicable award agreement):

●	2019 RSUs. The RSUs will vest and convert into shares on the termination date or within 60 days thereafter.
●	2019 PSUs. If such termination occurs prior to the adjustment date, the PSUs will be adjusted within a range based on the expected (or actual, if such termination occurs after the end of the performance period) achievement of the performance metrics for the performance period (which will be determined by extrapolating the performance metrics that have been achieved as of the end of the most recent fiscal quarter prior to the date on which the NEO’s employment terminates) and such adjusted PSUs will vest and convert into shares within 60 days following the termination date. If such termination occurs following the adjustment date, the PSUs will fully vest and convert into shares within 60 days of termination.

RETIREMENT

Upon termination of an NEO’s employment in circumstances that makes him or her eligible for retirement treatment (based on the applicable award agreement):

●	2019 RSUs. RSUs will vest and convert into shares at any time, determined in the discretion of the Compensation Committee, during the period commencing on January 1 of the year following the year of termination and ending on the one-year anniversary of the termination date (or, 15 days following the expiration of any non-compete the NEO is subject to, if earlier), but in no event before January 1 of the year following the year of termination.
●	2020-2021 RSUs. For NEOs who have achieved “Legacy Retirement Eligibility” or “55/10 Retirement Eligibility” (as such terms are defined in the applicable award agreement) but who have not achieved “62/10 Retirement Eligibility,” a prorated portion of the RSUs will vest and convert to shares on the next regularly scheduled vesting date equal to the product of (i) one-third of the total number of RSUs granted pursuant to the award multiplied by (ii) a fraction, (A) the numerator of which is the total number of months the NEO was employed by the Company during the applicable 12-month vesting period (rounded up to the next whole month) and (B) the denominator of which is 12 months. For NEOs who have achieved “62/10 Retirement Eligibility,” the RSUs will fully vest on the date of termination and will convert to shares on the original payment schedule.
●	2019 PSUs. If retirement eligibility occurs prior to or on the vesting date, the PSUs will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period; except that, if on the adjustment date, the NEO is subject to a non-compete restriction, the PSUs will convert, in the discretion of the Compensation Committee, during the period (x) commencing on the adjustment date and (y) ending on December 31, 2022 or December 31, 2023, as applicable. If such termination occurs after the vesting date (but prior to the adjustment date), the adjusted PSUs will convert into shares on December 31, 2022 or December 31, 2023, as applicable.
●	2020-2021 PSUs. For NEOs who have achieved “Legacy Retirement Eligibility” or “55/10 Retirement Eligibility” but who have not achieved “62/10 Retirement Eligibility,” a prorated portion of the target number of PSUs will vest and convert to shares on the adjustment date equal to the product of (i) the target number of PSUs multiplied by (ii) a fraction, (A) the numerator

94	MSCI | COMPENSATION MATTERS
of which is the total number of months the NEO was employed by the Company during the 3- or 5-year performance period, as applicable (rounded up to the next whole month), and (B) the denominator of which is 36 or 60 months, as applicable, subject to adjustment based on actual performance through the end of the performance period. However, for NEOs who have achieved “62/10 Retirement Eligibility,” all of the target PSUs (i.e., not prorated) will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.

CHANGE IN CONTROL

In the event an NEO’s employment is terminated by MSCI without “cause” or by him or her for “good reason,” in each case, within 24 months following a “change in control” (as such terms are defined in the applicable award agreement):

●	RSUs. RSUs will vest and convert into shares within 60 days of the date of termination of employment.
●	2019-2021 PSUs. PSUs will vest and convert to shares within 60 days of the date of termination of employment, and the performance metrics will be deemed to have been achieved at the greater of (i) the actual achievement of the performance metrics for the period commencing on the first day of the performance period and ending on the date immediately prior to the change in control and (ii) 100%.

The following table represents the amounts to which our NEOs or their estates or representatives, as applicable, would have been entitled to receive had their employment been terminated on December 31, 2021 or had a change in control occurred on December 31, 2021.

Termination or Change in Control

				Change in Control
Name(1)	Involuntary Termination Without Cause- Equity at Target Performance(1)(2)	Termination Due to Death, Disability- Equity at Target Performance(1)(3)	Termination Due to Government Service - Equity at Target Performance(1)(4)	Cash Severance(5)	Benefits and Perquisites - Cobra / UK Medical Continuation Premiums(6)	Termination Without Cause or for Good Reason (Following a Change in Control)- Equity at Target Performance(1)(7)
Henry A. Fernandez	$87,745,786	$87,745,786	$87,745,786	$5,301,752	$72,354	$87,745,786
Andrew C. Wiechmann	$3,258,898	$6,047,863	$6,047,863	$2,238,100	$—	$6,047,863
C.D. Baer Pettit	$16,594,096	$38,957,894	$38,957,894	$4,320,918	$17,367	$38,957,894
Scott A. Crum	$5,130,666	$10,781,506	$10,781,506	$2,750,880	$84,391	$10,781,506
Robert J. Gutowski	$1,629,755	$4,098,283	$4,098,283	$2,078,900	$72,354	$4,098,283
(1)	All values are based on a closing stock price of $612.69 per share as of December 31, 2021. The amounts included in this table also represent values associated with the acceleration of the 2019 PSUs for the NEOs, which vested on February 7, 2022. As such, as of the date of this proxy statement, the value attributable to the 2019 PSUs reflected in the table above for Messrs. Fernandez ($49,129,773), Wiechmann ($1,850,936), Pettit ($22,674,432), Crum ($6,650,137) and Gutowski ($1,850,936) are no longer currently applicable in the event of any future termination of employment or change in control.
(2)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment due to an involuntary termination without cause (not following a change in control), in each case, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $205,017,715 for Mr. Fernandez, $5,633,072 for Mr. Wiechmann, $44,318,931 for Mr. Pettit, $12,393,493 for Mr. Crum and $3,874,039 for Mr. Gutowski.
(3)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment due to death or disability, in each case, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $205,017,715 for Mr. Fernandez, $11,237,960 for Mr. Wiechmann, $92,937,108 for Mr. Pettit, $23,668,215 for Mr. Crum and $8,915,252 for Mr. Gutowski.
(4)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment due to a termination for government service pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $205,017,715 for Mr. Fernandez, $11,237,960 for Mr. Wiechmann, $92,937,108 for Mr. Pettit, $23,668,215 for Mr. Crum and $8,915,252 for Mr. Gutowski.
(5)	A lump sum cash payment under our CIC Plan equal to the sum of (1) two times the participant’s base salary and (2) two times the participant’s average annual cash bonus (three-year average annual cash bonus). For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Compensation Discussion and Analysis—Potential Payments Upon Termination or Change in Control—Change in Control Severance Plan” above.

2022 PROXY STATEMENT	95
(6)	A lump sum cash payment under our CIC Plan equal to 135% of the approximate amount of COBRA continuation premiums for the participant and his or her eligible dependents for 24 months for the coverage option and level of medical, dental and/or vision coverage in effect for the participant immediately prior to the date of termination (or, in the case of an international participant, equivalent local private medical benefits); provided, however, that such continued participation shall only be provided to an international participant to the extent permitted under the terms of any applicable group health plan and applicable law. For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Compensation Discussion and Analysis—Potential Payments Upon Termination or Change in Control—Change in Control Severance Plan” above.
(7)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the NEO’s employment by the Company without cause or by the NEO for good reason, in each case, within 24 months following a change in control, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $205,017,715 for Mr. Fernandez, $11,237,960 for Mr. Wiechmann, $92,937,108 for Mr. Pettit, $23,668,215 for Mr. Crum and $8,915,252 for Mr. Gutowski.

2021 Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2021:

●	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $58,415;
●	the annual total compensation of our Chief Executive Officer was $10,338,312; and
●	the ratio of these two amounts was 177 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying our “Median Employee”

EMPLOYEE POPULATION

To identify the median of the annual total compensation of all our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee.” We determined that, as of December 31, 2021, our employee population consisted of 4,303 individuals (of which 47.4% of MSCI employees were located in the Asia Pacific region, 23.3% in Europe, Middle East and Africa, 20.6% in the U.S. and Canada, and 8.7% in Mexico and Brazil). Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees, as described in more detail below.

DETERMINING OUR MEDIAN EMPLOYEE

To identify our “median employee” from our total employee population, we compared the amount of base salary plus actual cash bonus paid for 2021. In making this determination, we annualized the compensation of our full-time employees who were hired in 2021 but did not work for us for the entire fiscal year and permanent part-time employees. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation.

OUR MEDIAN EMPLOYEE

Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in Mumbai, India, with base salary for the 12-month period ending December 31, 2021 in the amount of $41,580.

Determination of Annual Total Compensation of our “Median Employee” and our CEO

Once we identified our “median employee,” we then calculated such employee’s annual total compensation for 2021 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2021 (as set forth in the Summary Compensation Table for 2021 on page 87 of this Proxy Statement).

96	MSCI

Audit Matters

Independent Auditor’s Fees

The following table summarizes the aggregate fees (including related expenses) billed and/or accrued in 2021 and 2020 for professional services provided by PwC. On March 15, 2021, the Audit and Risk Committee approved the engagement of PwC as the Company’s independent auditor for 2021. These fees were approved pursuant to the pre-approval policies and procedures described below.

$ IN THOUSANDS	2021	2020
Audit fees(1)	3,396	3,120
Audit-related fees(2)	698	15
Tax fees(3)	1,329	1,607
All other fees(4)	16	6
Total	5,439	4,748
(1)	Audit fees consisted of fees billed and/or accrued for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) audits of various entities for statutory and other reporting requirements, (iv) comfort letters, consents and other services related to SEC and other regulatory filings and (v) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002).
(2)	In 2021 and 2020, Audit-related fees consisted of fees billed and/or accrued for the annual benefit plan audit as well as other assurance and related services.
(3)	Tax fees related to tax compliance assistance in 2021 and 2020 were $1,043,596 and $1,409,000, respectively. Tax consulting fees related to international and domestic tax matters, including international tax planning, in 2021 and 2020 were approximately $285,431 and $198,000, respectively.
(4)	In 2021 and 2020, all other fees primarily consisted of fees related to accounting research software subscriptions.

Pre-Approval Policy of the Audit and Risk Committee of Services Performed by Independent Auditors

The Audit and Risk Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditor to ensure the services do not impair their independence. Under these procedures, the Audit and Risk Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre -approval process, the Audit and Risk Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $750,000 or relates to tax planning and advice, it requires a separate pre-approval of the full Audit and Risk Committee. The Audit and Risk Committee has delegated authority to the Chair of the Audit and Risk Committee to pre-approve certain engagements not requiring approval by the full Audit and Risk Committee. The Chair must report, for informational purposes, any pre-approval decisions to the Audit and Risk Committee at its next scheduled meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations. Management reports the actual fees versus pre-approved amounts periodically throughout the year by category of service.

2022 PROXY STATEMENT	97

Audit and Risk Committee Report

The Audit and Risk Committee operates under a written charter adopted by the Board, which is accessible through the “Corporate Governance” link under the “Investor Resources” tab found on our website’s Investor Relations homepage (https://ir.msci.com). The Audit and Risk Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors and the Company’s compliance with legal and regulatory requirements. The Audit and Risk Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit and Risk Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.

The Audit and Risk Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor for the year ended December 31, 2021, PwC, was responsible for auditing the consolidated financial statements included in the Company’s 2021 Annual Report on Form 10-K, expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, as well as reviewing the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q. The Audit and Risk Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Audit and Risk Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit and Risk Committee held ten meetings during the year ended December 31, 2021, and among other things:

●	reviewed and discussed the Company’s quarterly and annual earnings releases;
●	reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related notes and (ii) audited consolidated financial statements and related notes to the consolidated financial statements for the year ended December 31, 2021 with management and PwC;
●	reviewed and discussed the annual plan and scope of work of the independent auditor;
●	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;
●	met with PwC, the internal auditor and Company management in executive sessions to discuss the results of their examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs;
●	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K and reviewed critical audit matters reported by PwC;
●	reviewed business and financial market conditions, including periodic assessments of risks posed to MSCI’s operations and financial condition (including those related to technology and cybersecurity); and
●	evaluated the performance of PwC and approved their engagement as the Company’s independent auditor.

PwC also provided to the Audit and Risk Committee the written disclosures and the letters required by the applicable PCAOB requirements regarding PwC’s communications with the Audit and Risk Committee concerning independence, and represented that it is independent from the Company. We discussed with PwC their independence from the Company, and considered whether the services they provided to the Company beyond those rendered in connection with their integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and the reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, were compatible with maintaining their independence.

98	MSCI | AUDIT MATTERS

During the year ended December 31, 2021, the Audit and Risk Committee also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above within “—Pre-Approval Policy of the Audit and Risk Committee of Services Performed by Independent Auditors,” the Audit and Risk Committee approved, among other things, fees related to the integrated audits, statutory audits, consultations and certain non-audit services. The Audit and Risk Committee also approved certain tax fees consisting of compliance and advisory services related to (i) tax consulting fees related to international and domestic tax matters, including international corporate restructurings, and (ii) tax compliance assistance.

Based on our review and these meetings, discussions and reports described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit and Risk Committee’s charter, we recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2021 Annual Report on Form 10-K.

Respectfully submitted,

Wayne Edmunds (Chair)
Robert G. Ashe
Sandy C. Rattray
Linda H. Riefler
Rajat Taneja

2022 PROXY STATEMENT	99

Proposal No. 3

Ratification of the Appointment of MSCI Independent Auditor

The Audit and Risk Committee appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditors for 2022 and presents this selection to the shareholders for ratification. PwC will audit our consolidated financial statements for the year ended December 31, 2022 and perform other permissible pre-approved services.

A PwC representative will attend the 2022 Annual Meeting to respond to your questions and will have the opportunity to make a statement if he or she desires to do so. If shareholders do not ratify the appointment, the Audit and Risk Committee will reconsider it. Even if shareholders ratify the selection of PwC, the Audit and Risk Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that the change would be in the best interest of the Company.

The Audit and Risk Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements. PwC has served as our independent auditor since March 2014.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast at our 2022 Annual Meeting, at which a quorum is present, is required to approve Proposal No. 3. Abstentions shall not be treated as votes cast.

Our Board of Directors Recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor.
Proxies solicited by our Board will be voted “FOR” this ratification unless otherwise instructed.

100	MSCI

Beneficial Ownership of Common Stock

Stock Ownership of Executive Officers and Directors

We require members of our Executive Committee (which includes all of our executive officers) and our directors to comply with our stock ownership guidelines to further align their interests with the interests of our shareholders. As of the date of this Proxy Statement, all of the members of our Executive Committee and our directors are in compliance with the applicable stock ownership guidelines. See “Compensation Matters—Compensation Discussion and Analysis—Stock Ownership Guidelines” on page 83 of this Proxy Statement and “Director Compensation and Stock Ownership Guidelines—Non-Employee Director Stock Ownership Guidelines” on page 53 of this Proxy Statement for additional information regarding our ownership guidelines for the members of our Executive Committee and our directors, respectively.

The following table sets forth the beneficial ownership of our common stock by each of our NEOs and directors, and by all of our directors and executive officers as of March 1, 2022, as a group. The address for each of our executive officers and directors is 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Percentage of share ownership amounts are based on 81,267,909 shares of our common stock outstanding as of March 1, 2022.

Named Executive Officers	Shares(1)	Right to Acquire(2)	Beneficial Ownership Total(3)	Percent of Class(4)
Henry A. Fernandez(5)	2,052,401	—	2,052,401	2.53%
Andrew C. Wiechmann	14,505	2,671	17,176	—%
C.D. Baer Pettit	259,087	—	259,087	—%
Scott A. Crum	30,087	—	30,087	—%
Robert J. Gutowski	15,122	—	15,122	—%
Directors
Robert G. Ashe	15,825	442	16,267	—%
Wayne Edmunds	8,095	339	8,434	—%
Catherine R. Kinney(6)	26,491	339	26,830	—%
Jacques P. Perold	3,888	339	4,227	—%
Sandy C. Rattray	569	339	908	—%
Linda H. Riefler	18,545	339	18,884	—%
Marcus L. Smith	2,867	339	3,206	—%
Rajat Taneja(7)	178	322	500	—%
Paula Volent	980	339	1,319	—%
All Current Executive Officers and Directors as of March 1, 2022 as a Group (14 Persons)	2,448,640	5,808	2,454,448	3.02%

(1)	Excludes shares of our common stock that may be acquired through the vesting of RSUs and PSUs. Includes 20,478 shares of our common stock for which Ms. Kinney has elected to defer receipt of such shares until the 60th day after her “separation from service” as a director and 178 shares of our common stock for which Mr. Taneja has elected to defer receipt of such shares until the earlier of (i) June 1, 2025 and (ii) the 60th day after his “separation from service” as a director.
(2)	Includes shares of our common stock that can be acquired through vesting of RSUs within 60 days of the date of this table (i.e., through May 1, 2022). See the “Outstanding Equity Awards at Fiscal Year-End” Table included herein for additional information regarding RSUs held by each NEO as of December 31, 2021. As of December 31, 2021, each of our non-employee directors had the following outstanding stock awards, all of which are in the form of RSUs: Messrs. Edmunds, Perold, Rattray and Smith and Mmes. Kinney, Riefler and Volent each had 339 RSUs outstanding, Mr. Ashe had 442 RSUs outstanding and Mr. Taneja had 322 RSUs outstanding. Such RSUs are scheduled to vest on May 1, 2022. Ms. Riefler elected to defer receipt of such RSUs until the 60th day after her "separation from service" as a director. Mr. Taneja elected to defer receipt of such RSUs until the earlier of (i) June 1, 2025 and (ii) the 60th day after his “separation from service” as a director.

2022 PROXY STATEMENT	101

(3)	Except as indicated in the footnotes to this table, to our knowledge each executive officer and director, as of March 1, 2022, had sole voting and investment power with respect to his or her shares of our common stock. Beneficial Ownership Totals may differ from those set forth in Statements of Changes in Beneficial Ownership reported on Form 4 filed with the SEC due to the exclusion herein of RSUs granted by the Company, as described in footnote (1) to this table.
(4)	All executive officers and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of our outstanding common stock. Percentages for each beneficial owner are calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentages for each named executive officer, executive officer and director as of March 1, 2022 and collectively as a group are based on the number of our shares outstanding as of March 1, 2022, which excludes shares of our common stock that can be acquired through vesting of RSUs within 60 days of the date of this table (i.e., through May 1, 2022).
(5)	Includes 314,479 shares of our common stock held by the Fernandez 2007 Children’s Trust of which the spouse of Mr. Fernandez is the trustee, 503,109 shares of our common stock held by The Henry Fernandez 2022 MSCI Annuity Trust of which Mr. Fernandez is the trustee, 7,900 shares of our common stock held by one of his children under the Uniform Transfer to Minors Act and 15,800 shares of our common stock directly held by two of Mr. Fernandez’s children.
(6)	Includes 4,020 shares of our common stock held by the Catherine R. Kinney 2020 GRAT of which Ms. Kinney is the trustee and 10,558 shares of our common stock held by the Catherine R. Kinney 2021 GRAT No. 2 of which Ms. Kinney is the trustee.
(7)	Mr. Taneja was appointed to the Board, effective June 1, 2021.

Stock Ownership of Principal Shareholders

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock. Percentage of class amounts are based on 81,267,909 shares of our common stock outstanding as of March 1, 2022.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares	Percentage of Class(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,548,608(2)	10.52%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,730,522(3)	8.28%
(1)	Because percentage of class ownership is based on the total number of shares of our common stock outstanding as of a date that differs from the date used by the principal shareholders to calculate the percentages for purposes of filing the applicable Schedule 13G or 13G/A, percentages of class ownership presented herein may differ from amounts reported in the applicable Schedule 13G or 13G/A filed with the SEC by the relevant principal shareholder.
(2)	Based on information in a Schedule 13G/A (Amendment No. 9) filed with the SEC on February 10, 2022. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 0 shares of our common stock, shared voting power as to 136,149 shares of our common stock, sole dispositive power as to 8,212,212 shares of our common stock and shared dispositive power as to 336,396 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Appendix A thereto.
(3)	Based on information in a Schedule 13G/A (Amendment No. 10) filed with the SEC on February 3, 2022. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 6,023,969 shares of our common stock and sole dispositive power as to 6,730,522 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Exhibit A thereto.

102	MSCI

Other Matters

Corporate Governance Documents

MSCI has a corporate governance webpage that can be found under the “Corporate Governance” link under the “Investor Resources” tab on our website’s Investor Relations homepage (https://ir.msci.com).

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and committee charters are available electronically, without charge, on or through our website. To access these documents, click on the “Corporate Governance” link under the “Investor Resources” tab found on our website’s Investor Relations homepage (https://ir.msci. com). These documents are also available, without charge, to any shareholder who requests them by writing to us at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com.

Our Code of Ethics and Business Conduct applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver to, a provision of the Code of Ethics and Business Conduct for our CEO, CFO, Principal Accounting Officer and Global Controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website’s Investor Relations homepage (https://ir.msci.com).

Certain Transactions

Transactions with Shareholders

From time to time, shareholders that own more than 5% of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis and are subject to review under our Related Person Transactions Policy described below.

During 2021, BlackRock, Inc. and The Vanguard Group and/or their respective affiliates subscribed to, licensed or otherwise purchased in the normal course of business, certain of our products and services. For purposes of full disclosure, revenues recognized by us from subscriptions, licenses and other fees related to our products and services in 2021 from each of these shareholders and/or their respective affiliates are set forth in the table below.

Name	2021 Revenues
BlackRock, Inc.	$259.7 million
The Vanguard Group	$ 17.7 million

Transactions with Directors

Sandy C. Rattray served as the Chief Investment Officer of Man Group plc from 2017 to September 30, 2021. In 2021, Man Group plc and its subsidiaries subscribed to, licensed or otherwise purchased in the normal course of business, certain of the Company’s products and services. Revenues recognized from subscriptions, licenses and other fees related to such products and services in 2021 were approximately $3.7 million.

2022 PROXY STATEMENT	103

Related Person Transactions Policy

The Company maintains a written Related Person Transactions Policy (the “Policy”), which governs the approval of related person transactions. The Governance Committee administers the Policy. It is the responsibility of each director, director nominee and executive officer to promptly notify the legal department of transactions in which he or she may be involved. The legal department also conducts diligence and maintains controls and procedures to identify and submit for review and approval any such transactions.

Under the Policy, the legal department determines whether a proposed transaction constitutes a related person transaction requiring review under the Policy and/or disclosure. If the legal department determines that (i) the proposed transaction constitutes a related person transaction or (ii) it would be beneficial to further review the transaction under the Policy, then the legal department may review and approve certain transactions pursuant to delegation from the Governance Committee or refer the transactions to the Governance Committee.

When evaluating a proposed Related Person Transaction, the legal department will consider all relevant facts and circumstances, including: (1) the dollar amount of the transaction, the commercial reasonableness of the terms and the purpose of the transaction, as well as the benefit to the Company; (2) whether negotiations were at arm’s length; (3) the terms and conditions of comparable or similar transactions; (4) whether the transaction is provided on terms that may be more favorable than those available to others; (5) the materiality and character of the related person’s interest in the transaction and whether there may be any conflicts of interest; (6) whether the transaction would be considered unusual for one or both of the parties and (7) whether the transaction may impact director independence if applicable.

Other Business

We do not know of any matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 26, 2022. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available free of charge at www.proxyvote.com. Information contained on such website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

104	MSCI

Annex A: Frequently Asked Questions

How do we refer to MSCI Inc. in this Proxy Statement?

We refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors of MSCI Inc. as the “Board.” MSCI is incorporated in Delaware and its shares are listed on The New York Stock Exchange under the symbol MSCI. References to “Shares,” “shares” or “shares of our common stock” in this Proxy Statement refer to shares of our common stock, par value $0.01 per share.

What are the date, time and place of the 2022 Annual Meeting?

We will hold the 2022 Annual Meeting on April 26, 2022 at 2:30 P.M. Eastern Time, via the internet at www.virtualshareholdermeeting.com/MSCI2022.

In order to access the virtual annual meeting, you will be asked to provide your 16-digit control number. Instructions on how to attend and participate via the internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MSCI2022. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Will the 2022 Annual Meeting be webcast?

Yes. You may attend the annual meeting virtually at www.virtualshareholdermeeting.com/MSCI2022, where you will be able to vote electronically and submit questions during the meeting. A webcast replay of the 2022 Annual Meeting will also be archived on our Investor Relations website, https://ir.msci.com/events.cfm, until April 26, 2023.

How do I submit a question at the 2022 Annual Meeting?

To submit questions before the 2022 Annual Meeting, please email your question(s) to the Corporate Secretary at corporatesecretary@msci.com by no later than April 25, 2022. Please include “Annual Meeting Questions” in the subject line and provide your name, 16-digit control number and, if applicable, indicate the proposal to which your question relates in the body of the email.

You may submit a question during the meeting via our virtual shareholder meeting website, www.virtualshareholdermeeting. com/MSCI2022. If your question is properly submitted during the relevant portion of the meeting agenda, our Chairman intends to respond to your question during the live webcast. Questions on similar topics may be combined and answered together. A webcast replay of the 2022 Annual Meeting, including the Q&A session, will also be archived on our Investor Relations website, https://ir.msci.com/events.cfm, until April 26, 2023.

What if the Company encounters technical difficulties during the 2022 Annual Meeting?

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.virutalshareholdermeeting.com/MSCI2022.

If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

Who may attend the 2022 Annual Meeting?

All stockholders as of March 1, 2022, or their duly appointed proxies, may attend the 2022 Annual Meeting. In order to attend the 2022 Annual Meeting, a stockholder must own MSCI common stock at the close of business on March 1, 2022. If your shares are held in the name of a broker, bank, custodian, nominee or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the 2022 Annual Meeting.

2022 PROXY STATEMENT	105

Who may vote at the 2022 Annual Meeting?

You can vote your shares of MSCI common stock at our 2022 Annual Meeting if you were a shareholder at the close of business on March 1, 2022 (the “record date”). As of March 1, 2022, there were 81,267,909 shares of MSCI common stock outstanding. Each share of MSCI common stock entitles you to one vote on each matter voted on at the annual meeting of shareholders.

A majority of the shares of MSCI common stock outstanding at the close of business on the record date must be present in order to hold the meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the 2022 Annual Meeting if you vote through the internet at the virtual annual meeting of shareholders or properly submit your proxy prior to the 2022 Annual Meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we are making this Proxy Statement and our 2021 Annual Report on Form 10-K (including any amendments thereto) available to our shareholders over the internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our 2021 Annual Report on Form 10-K (including any amendments thereto) over the internet, how to request a free paper copy of these materials and how to vote via the internet. We will mail the Notice of Internet Availability of Proxy Materials on or about March 16, 2022. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of shareholders on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it. See “How do I sign up for electronic delivery of proxy materials?” below for further information on electing to receive proxy materials electronically.

What is the difference between holding shares as a “record holder” and as a beneficial owner of shares held in “street name”?

Record Holder. If your shares are registered directly in your name with MSCI’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (including its affiliates, “Broadridge”), you are considered a “record holder” with respect to those shares, and the Notice of Internet Availability of Proxy Materials will be sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account with a brokerage firm, bank, broker dealer, or other intermediary, then you are considered a beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials and other proxy materials will be forwarded to you by that intermediary. As a beneficial owner of shares held in “street name,” you have the right to direct that intermediary on how to vote the shares held in your account by following their instructions for voting and using their forms. If you do not provide your brokerage firm, bank, broker dealer or other intermediary with instructions on how to vote your shares, such intermediary or intermediary nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2022.

106	MSCI | ANNEX A: FREQUENTLY ASKED QUESTIONS

How do I vote my shares?

You may direct your vote by internet, telephone or mail. Your vote must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	If You are a Shareholder of Record	If You are a Beneficial Holder of Shares Held in “Street Name”
By Internet Prior to the 2022 Annual Meeting* (24 hours a day):	www.proxyvote.com

	Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.	www.proxyvote.com
By Internet During the 2022 Annual Meeting* (24 hours a day):	www.virtualshareholdermeeting.com/MSCI2022

	You may attend the meeting via the internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.	www.virtualshareholdermeeting. com/MSCI2022
By Telephone* (24 hours a day):	1-800-690-6903

	Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you call and then follow the instructions.	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.
By Mail:	You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.

*	While MSCI and Broadridge do not charge any fees for voting by internet or telephone, there may be related costs from other parties, such as usage charges from internet access providers and telephone companies, for which you are responsible.

How does the Board recommend that I vote and what vote is required for adoption or approval of each matter to be voted on?

Proposal No.	Proposal	Vote Required	Directors’ Recommendation
1	Election of Directors	Number of votes cast “FOR” exceeds number of votes cast “AGAINST” for each director	FOR all nominees
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy	FOR the approval of the Executive Compensation of our NEOs
3	Ratification of the Appointment of MSCI’s Independent Auditor	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy	FOR the ratification of the appointment of PricewaterhouseCoopers LLP

How will my shares be voted if I do not give specific voting instructions and what are broker non-votes?

Record Holders. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement (e.g., “FOR” for Proposal No. 1, No. 2 and No. 3) and in their discretion regarding any other matters properly presented for a vote at our 2022 Annual Meeting. As of the date of this Proxy Statement, we did not know of any proposals or matters to be raised at the 2022 Annual Meeting other than those presented in this Proxy Statement.

2022 PROXY STATEMENT	107

Beneficial Owners of Shares Held in “Street Name.” Broker non-votes occurs when your brokerage firm, bank, broker dealer or other intermediary has not received specific voting instructions from you with respect to shares held in “street name” and the broker does not have discretionary voting authority with respect to a proposal. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares only on discretionary items but not on non-discretionary items, as determined by the NYSE.

●	Non-discretionary items. The following proposals are considered “non-discretionary” items: Proposal No. 1—election of directors and Proposal No. 2—approve, by non-binding vote, our executive compensation.
●	Discretionary item. Proposal No. 3—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2022 is a “discretionary” item. NYSE member brokers that do not receive voting instructions from beneficial owners of shares held in “street name” may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. However, broker non-votes are not counted for purposes of Proposal Nos. 1 and 2 and will therefore have no effect on the outcome of these proposals. Therefore, if you hold your shares in an account with a brokerage firm, bank, a broker dealer or other intermediary, it is critically important that you submit your voting instructions if you want your shares to count for the non-discretionary items listed above.

How are abstentions treated?

Abstentions are also counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions have no effect on the determination of whether a nominee or any of the proposals have received the vote of a majority of the shares of common stock present or represented by proxy and voting at the 2022 Annual Meeting. However, abstentions could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

What are my choices for casting my vote on each matter to be voted on?

Proposal No.	Proposal	Voting Options	Effect of Abstentions
1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a “vote cast”
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR, AGAINST or ABSTAIN	No effect—not counted as a “vote cast”
3	Ratification of the Appointment of MSCI’s Independent Auditor	FOR, AGAINST or ABSTAIN	No effect—not counted as a “vote cast”

How many votes are required to elect directors and adopt proposals?

The election of each director and ratification of the appointment of PwC as MSCI’s independent auditor requires the affirmative vote of a majority of the shares of common stock represented or by proxy at the meeting and entitled to vote. The approval of a resolution regarding the compensation of our NEOs as disclosed in this Proxy Statement is a non-binding advisory vote; however, we value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. A majority of the shares entitled to vote on a matter, whether present virtually or by proxy, will constitute a quorum at the meeting.

What happens if a director does not receive a majority of the votes required for his or her re-election?

Under the laws of Delaware (our state of incorporation), if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” However, our Bylaws provide that, in order for an incumbent director to become a nominee of the Board, the director must submit an irrevocable resignation as director that becomes effective if (i) he or she does not receive a majority of the votes cast in an uncontested election and (ii) the Board accepts the resignation. If a director does not receive a majority of the votes cast in an uncontested election, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision within 90 days after the election results are certified.

108	MSCI | ANNEX A: FREQUENTLY ASKED QUESTIONS

How do I revoke or change my proxy?

If you are a “record holder,” you can revoke or change your proxy at any time before your shares are voted, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by:

●	Voting again by internet or by telephone (only your last internet or telephone proxy submitted prior to the meeting will be counted);
●	Signing and returning a new proxy card with a later date; or
●	Voting by internet while attending the virtual annual meeting (attending the annual meeting by internet does not revoke your proxy unless you vote by internet during the virtual annual meeting).

If you are a “record holder,” you may also revoke your proxy by giving written notice of revocation to c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, which must be received no later than 5:00 P.M. Eastern Time, on April 25, 2022.

If you are a beneficial owner of shares held in “street name,” you may revoke your proxy by following the instructions your brokerage firm, bank, broker dealer or other intermediary provides.

Will my vote be confidential?

Our Bylaws provide that your individual vote is confidential and will not be disclosed to any officer, director or employee of MSCI, except as required by law and in certain limited circumstances such as when you request or consent to disclosure, or make a request or comment on the proxy card.

Who counts the votes cast at the 2022 Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at the 2022 Annual Meeting, and American Election Services, LLC will act as the independent inspector of elections.

Where can I find the voting results of the 2022 Annual Meeting?

We expect to announce the preliminary voting results at the 2022 Annual Meeting. The final voting results will be tallied by representatives of Broadridge, our inspector of elections, and will be subsequently published by us by the filing of a Current Report on Form 8-K with the SEC within four business days after the 2022 Annual Meeting.

Who will pay for the cost of the proxy solicitation?

We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our 2022 Annual Meeting. Proxies may be solicited on our behalf by directors, officers, employees or agents in person or by telephone, electronic transmission and facsimile transmission. Our directors, officers and employees will receive no additional compensation for any such solicitation.

We have also hired Saratoga Proxy Consulting LLC (“Saratoga”), 520 8th Avenue, New York, NY 10018, to assist in the distribution and solicitation of proxies. We will pay Saratoga a fee of $10,000, plus reasonable expenses, for these services. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

How do I sign up for electronic delivery of proxy materials?

Shareholders can access this Proxy Statement and our 2021 Annual Report on Form 10-K via the internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing our proxy materials, including the Notice of Internet Availability of Proxy Materials, our 2021 Annual Report on Form 10-K and the Proxy Statement, electronically in lieu of receiving hard copies by mail. To receive our proxy materials electronically, you will need access to a computer and an email account. If you vote through the internet at www.proxyvote.com, you will be prompted to consent to receiving proxy materials electronically in future years. To consent to electronic delivery, when prompted, you must indicate that you agree to receive such materials electronically in future years.

2022 PROXY STATEMENT	109

Shareholders that wish to revoke their request for electronic delivery may do so at any time without charge, by contacting us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-7465.

If you hold your shares through a brokerage firm, bank, broker dealer or other intermediary and you have not already done so, you can choose electronic delivery of our proxy materials by contacting such intermediary. You may also update your email address by contacting such intermediary.

What is householding?

Consistent with notices sent to shareholders of record sharing a single address, we will send only one copy of each of the Notice of Internet Availability of Proxy Materials, our 2021 Annual Report on Form 10-K and this Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of each of the Notice of Internet Availability of Proxy Materials, our 2021 Annual Report on Form 10-K or this Proxy Statement as follows:

●	Shareholders wishing to discontinue or begin householding, should contact us in writing at c/o Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-7465.
●	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.
●	Any householded shareholder may request prompt delivery of a copy of each of the Notice of Internet Availability of Proxy Materials, our 2021 Annual Report on Form 10-K or the Proxy Statement, as applicable, by contacting us at (212) 981-7465 or by writing to us at Investor Relations, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com. Instructions for requesting such materials are also included in the Notice of Internet Availability of Proxy Materials.

How can I submit a recommendation for a director candidate?

The Governance Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. Please see page 30 of this Proxy Statement for additional information on director qualifications.

Shareholders may make recommendations for consideration by the Governance Committee at any time. To recommend a director candidate for consideration by the Governance Committee, a shareholder must submit a written notice which demonstrates that it is being submitted by a shareholder of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. There is no difference in the manner in which the Governance Committee evaluates nominees proposed by shareholders and those identified by the Governance Committee. Shareholders must send recommendations to the Governance Committee, c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How can I submit nominees (such as through proxy access) or a shareholder proposal at the 2023 annual meeting of shareholders?

Shareholders who wish to submit a “proxy access” nomination for inclusion in our proxy statement in connection with our 2023 annual meeting of shareholders may do so by submitting a nomination notice, in compliance with the procedures and along with the other information required by our Bylaws, in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by email to corporatesecretary@msci.com, no earlier than October 17, 2022 and no later than November 16, 2022.

Shareholders intending to present a proposal at the 2023 annual meeting of shareholders under SEC Rule 14a-8 to request that the proposal be included in next year’s Proxy Statement must submit the proposal to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by email to corporatesecretary@msci.com. We must receive the proposal by no later than November 16, 2022. If we hold our 2023 annual meeting of shareholders more than 30 days before or after April 26, 2023 (the one-year anniversary date of the 2022 Annual Meeting), we will disclose the new deadline by which shareholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined

110	MSCI | ANNEX A: FREQUENTLY ASKED QUESTIONS

to inform shareholders. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with the SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Shareholders intending to present a proposal at the 2023 annual meeting of shareholders, but not for inclusion of the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder of record of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.

Therefore, the Company must receive notice of such a proposal or nomination for the 2023 Annual meeting of shareholders no earlier than December 27, 2022 and no later than January 26, 2023. The notice must contain the information required by our Bylaws, a copy of which is available upon request to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How do I communicate with individual directors or the Board as a group?

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Board at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Correspondence that is unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Board.

How do I report issues regarding accounting, internal controls and other auditing matters?

Any interested parties may report potential issues regarding accounting, internal controls and other auditing matters. The communication should be marked “Personal and Confidential” and sent to MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, Attention: Chair of the Audit Committee of MSCI Inc., in care of the General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available on our website. To access this document, click on the “Corporate Governance” link under the “Investor Resources” tab found on our website’s Investor Relations homepage (https://ir.msci.com).

2022 PROXY STATEMENT	111

Annex B: Supplemental Financial Information

Non-GAAP Financial Measures

Full-Year 2021 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of The Years Ended December 31, 2021 and 2020
Index	Total Change Percentage		Recurring Subscription Change Percentage		Asset- Based Fees Change Percentage		Non-Recurring Revenues Change Percentage
Operating revenue growth	23.1%		12.1%		38.6%		29.8%
Impact of acquisitions and divestitures	—%		—%		—%		—%
Impact of foreign currency exchange rate fluctuations	0.1%		0.1%		(0.1%	)	—%
Organic operating revenue growth	23.2%		12.2%		38.5%		29.8%

Analytics	Total Change Percentage		Recurring Subscription Change Percentage		Asset- Based Fees Change Percentage		Non-Recurring Revenues Change Percentage
Operating revenue growth	5.9%		5.3%		—%		48.1%
Impact of acquisitions and divestitures	—%		—%		—%		—%
Impact of foreign currency exchange rate fluctuations	0.2%		0.2%		—%		(0.1%	)
Organic operating revenue growth	6.1%		5.5%		—%		48.0%

ESG and Climate	Total Change Percentage		Recurring Subscription Change Percentage		Asset- Based Fees Change Percentage		Non-Recurring Revenues Change Percentage
Operating revenue growth	49.2%		47.9%		—%		152.5%
Impact of acquisitions and divestitures	—%		—%		—%		—%
Impact of foreign currency exchange rate fluctuations	(5.8%	)	(5.9%	)	—%		(1.9%	)
Organic operating revenue growth	43.4%		42.0%		—%		150.6%

All Other – Private Assets	Total Change Percentage		Recurring Subscription Change Percentage		Asset- Based Fees Change Percentage		Non-Recurring Revenues Change Percentage
Operating revenue growth	51.3%		54.5%		—%		(23.9%	)
Impact of acquisitions and divestitures	(41.3%	)	(43.1%	)	—%		—%
Impact of foreign currency exchange rate fluctuations	(6.0%	)	(6.0%	)	—%		(3.6%	)
Organic operating revenue growth	4.0%		5.4%		—%		(27.5%	)

112	MSCI | ANNEX B: SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated	Total Change Percentage		Recurring Subscription Change Percentage		Asset- Based Fees Change Percentage		Non-Recurring Revenues Change Percentage
Operating revenue growth	20.5%		14.3%		38.6%		33.9%
Impact of acquisitions and divestitures	(1.3%	)	(1.8%	)	—%		—%
Impact of foreign currency exchange rate fluctuations	(0.5%	)	(0.7%	)	(0.1%	)	(0.3%	)
Organic operating revenue growth	18.7%		11.8%		38.5%		33.6%

Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Years Ended
In Thousands (Except Percentages)	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
Index Adjusted EBITDA	$951,312	$766,493	$670,188
Analytics Adjusted EBITDA	198,799	172,924	152,113
ESG and Climate Adjusted EBITDA	29,748	22,851	21,813
All Other – Private Assets Adjusted EBITDA	16,931	9,242	6,385
Consolidated Adjusted EBITDA	1,196,790	971,510	850,499
Amortization of intangible assets	80,592	56,941	49,410
Depreciation and amortization of property, equipment and leasehold improvements	28,901	29,805	29,999
Impairment related to sublease of leased property	7,702	—	—
Acquisition-related integration and transaction costs(1)	6,870	—	—
Multi-Year PSU payroll tax expense	—	—	15,389
Operating Income	1,072,725	884,764	755,701
Other expense (income), net	214,589	198,539	152,383
Provision for income taxes	132,153	84,403	39,670
Net Income	$725,983	$601,822	$563,648
Adjusted EBITDA Margin (%)	58.6%	57.3%	54.6%
Net Income Margin (%)	35.5%	35.5%	36.2%
(1)	Incremental and non-recurring costs attributable to acquisitions directly related to the execution of the transaction and integration of the acquired business that have occurred no later than 12 months after the close of the transaction.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Years Ended
In Thousands, Except Per Share Data	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
Net Income	$725,983	$601,822	$563,648
Plus: Amortization of acquired intangible assets and equity method investment basis difference	47,001	37,413	34,773
Plus: Multi-Year PSU payroll tax expense	—	—	15,389
Less: Discrete excess tax benefit related to Multi-Year PSU vesting	—	—	(66,581)
Plus: Debt extinguishment costs associated with the 2024, 2025, 2026 and 2027 Senior Notes Redemptions	59,104	44,930	16,794
Plus: Write-off of internally developed capitalized software	16,013	—	—
Plus: Impairment related to sublease of leased property(1)	8,702	—	—
Plus: Acquisition-related integration and transaction costs(2)(3)	7,041	—	—
Less: Gain from changes in ownership interest of equity method investee	(6,972)	—	—
Less: Tax Reform adjustments	—	(6,256)	—
Less: Income tax effect	(26,462)	(16,490)	(13,226)
Adjusted net income	$830,410	$661,419	$550,797

2022 PROXY STATEMENT	113

	Years Ended
In Thousands, Except Per Share Data	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
Diluted EPS	$8.70	$7.12	$6.59
Plus: Amortization of acquired intangible assets and equity method investment basis difference	0.56	0.44	0.41
Plus: Multi-Year PSU payroll tax expense	—	—	0.18
Less: Discrete excess tax benefit related to Multi-Year PSU vesting	—	—	(0.78)
Plus: Debt extinguishment costs associated with the 2024, 2025, 2026 and 2027 Senior Notes Redemptions	0.71	0.53	0.20
Plus: Write-off of internally developed capitalized software	0.19	—	—
Plus: Impairment related to sublease of leased property(1)	0.10	—	—
Plus: Acquisition-related integration and transaction costs(2)(3)	0.08	—	—
Less: Gain from changes in ownership interest of equity method investee	(0.08)	—	—
Plus: Tax Reform adjustments	—	(0.07)	—
Less: Income tax effect	(0.31)	(0.19)	(0.16)
Adjusted EPS	$9.95	$7.83	$6.44
(1)	Right-of-use impairment of $7.7 million related to sublease of leased property is presented within “General and administrative” expenses and the write-off of leasehold improvements of $1.0 million is presented within “Depreciation and amortization of property, equipment and leasehold improvements” expenses.
(2)	Acquisition-related integration and transaction costs of $1.4 million are presented within “General and administrative” expenses and $0.2 million are presented within “Depreciation and amortization of property, equipment and leasehold improvements” expenses.
(3)	Incremental and non-recurring costs attributable to acquisitions directly related to the execution of the transaction and integration of the acquired business that have occurred no later than 12 months after the close of the transaction.

Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Years Ended
In Thousands	Dec. 31, 2021	Dec. 31, 2020
Index adjusted EBITDA expenses	$300,452	$250,002
Analytics adjusted EBITDA expenses	345,500	340,884
ESG and Climate adjusted EBITDA expenses	136,444	88,513
All Other – Private Assets adjusted EBITDA expenses	64,358	44,481
Consolidated adjusted EBITDA expenses	846,754	723,880
Amortization of intangible assets	80,592	56,941
Depreciation and amortization of property, equipment and leasehold improvements	28,901	29,805
Impairment related to sublease of leased property	7,702	—
Acquisition-related integration and transaction costs(1)	6,870	—
Total Operating Expenses	$970,819	$810,626
(1)	Incremental and non-recurring costs attributable to acquisitions directly related to the execution of the transaction and integration of the acquired business that have occurred no later than 12 months after the close of the transaction.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Years Ended
In Thousands	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
Net cash provided by operating activities	$936,069	$811,109	$709,523
Capital expenditures	(13,509)	(21,826)	(29,116)
Capitalized software development costs	(39,285)	(29,149)	(24,654)
Capex	(52,794)	(50,975)	(53,770)
Free cash flow	$883,275	$760,134	$655,753

114	MSCI | ANNEX B: SUPPLEMENTAL FINANCIAL INFORMATION

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including impairment related to sublease of leased property and certain non-recurring acquisition-related integration and transaction costs.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including impairment related to sublease of leased property and certain non-recurring acquisition-related integration and transaction costs.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of: the amortization of acquired intangible assets, including the amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value, the impact related to costs associated with debt extinguishment, the impact related to certain non-recurring acquisition-related integration and transaction costs, the impact from impairment related to sublease of leased property, the impact related to gain from changes in ownership interest of equity method investee, and, at times, certain other transactions or adjustments. We also exclude the tax impact of adjustments for the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”), except for certain amounts associated with active tax planning implemented as a result of Tax Reform.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees adjusted for the impact of foreign currency exchange rate fluctuations does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying assets under management.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of certain capital spending and acquisitions that do not directly affect what management considers to be our ongoing operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. We also exclude the after-tax impact of the amortization of acquired intangible assets and amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value, as these non-cash amounts are significantly impacted by the timing and size of each acquisition and therefore not meaningful to the ongoing operating performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

2022 PROXY STATEMENT	115

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our ongoing operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this Proxy Statement facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly titled measures computed by other companies.

Supplemental Information Regarding Retention Rate and Run Rate

Retention Rate

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our future operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew or discontinue the subscription during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG and Climate operating segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate operating segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sell of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate

Run Rate is a key operating metric and is important because an increase or decrease in our Run Rate ultimately impacts our future operating revenues over time. At the end of any period, we generally have subscription and investment product license agreements in place for a large portion of total revenues for the following 12 months. We measure the fees related to these agreements and refer to this as “Run Rate.”

116	MSCI | ANNEX B: SUPPLEMENTAL FINANCIAL INFORMATION

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal, or reach the end of the committed subscription period, are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination, non-renewal or an indication the client does not intend to continue their subscription during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

Changes in our recurring revenues typically lag changes in Run Rate. The actual amount of recurring revenues we will realize over the following 12 months will differ from Run Rate for numerous reasons, including:

●	fluctuations in revenues associated with new recurring sales;
●	modifications, cancellations and non-renewals of existing Client Contracts, subject to specified notice requirements;
●	differences between the recurring license start date and the date the Client Contract is executed due to, for example, contracts with onboarding periods or fee waiver periods;
●	fluctuations in asset-based fees, which may result from changes in certain investment products’ total expense ratios, market movements, including foreign currency exchange rates, or from investment inflows into and outflows from investment products linked to our indexes;
●	fluctuations in fees based on trading volumes of futures and options contracts linked to our indexes;
●	fluctuations in the number of hedge funds for which we provide investment information and risk analysis to hedge fund investors;
●	price changes or discounts;
●	revenue recognition differences under U.S. GAAP, including those related to the timing of implementation and report deliveries for certain of our products and services;
●	fluctuations in foreign currency exchange rates; and
●	the impact of acquisitions and divestitures.

MSCI

2021
Annual Report

MSCI
MSCI's Contribution to the
UN's Sustainable
Development Goals

SDG Report

MSCI
ENABLING
SUSTAINABLE
INVESTING
MSCI

TCFD Report

CDP
Reporting

MSCI SASB Guide
MSCI

SASB Disclosure

MSCI Sustainable Finance Disclosure
Regulation (SFDR) Metrics
MSCI

SFDR
Disclosure

Our Principles of Sustainable Investing

At MSCI, we believe ESG & climate factors will significantly impact financial assets and the risk and return of investments, which will lead to a large-scale re-allocation of capital over the coming years.

Given the significant and increasing impact that we expect ESG to exert on assets and the allocation of capital, MSCI urges all investors to integrate ESG considerations throughout their investment processes: to identify new investment opportunities, manage emerging risks and achieve long-term, sustainable investment performance.

The MSCI Principles of Sustainable Investing set forth our views on the core principles and best practices for ESG integration.

To learn more visit msci.com/esg-investing

Information and reports on our website will not be deemed a part of, or otherwise incorporated by reference in, this Proxy Statement or any other report we file with the SEC.

Explore MSCI

MSCI INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MSCI2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66835-P67779	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MSCI INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Henry A. Fernandez	☐	☐	☐

	1b. Robert G. Ashe	☐	☐	☐

	1c. Wayne Edmunds	☐	☐	☐

	1d. Catherine R. Kinney	☐	☐	☐

	1e. Jacques P. Perold	☐	☐	☐

	1f. Sandy C. Rattray	☐	☐	☐

	1g. Linda H. Riefler	☐	☐	☐

	1h. Marcus L. Smith	☐	☐	☐

	1i. Rajat Taneja	☐	☐	☐

	1j. Paula Volent	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D66836-P67779

MSCI INC.

Annual Meeting of Shareholders April 26, 2022 2:30 P.M. Eastern Time

This proxy is solicited by the Board of Directors of MSCI Inc. The undersigned hereby appoints each of Cecilia Aza and Robert J. Gutowski as proxies of the undersigned, each with full power of substitution, to represent the undersigned and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held live via the Internet on April 26, 2022, at 2:30 P.M. Eastern Time, and at any adjournments or postponements thereof, upon all matters that may properly come before the meeting. You can virtually attend the meeting online by visiting www.virtualshareholdermeeting.com/MSCI2022. If no such direction is made, the proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side